                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                              Northeast Utilities
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           [NORTHEAST UTILITIES LOGO]

--------------------------------------------------------------------------------
                      2001 ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

Dear Shareholder:

     It is my pleasure to invite you to attend the 2001 Annual Meeting of Shareholders of Northeast Utilities on Thursday, June 28, 2001, at 10:30 a.m., at La Renaissance, East Windsor, Connecticut (directions are on the reverse side).

     Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, our meeting agenda will include a discussion of the operations of Northeast Utilities system companies and a question and answer period.

     Whether or not you plan to attend the meeting, it is important that you complete, date, sign and return your proxy in the enclosed envelope as soon as possible. This will ensure that your shares will be represented at the meeting in accordance with your wishes.

     On behalf of your Board of Trustees, thank you for your continued support and interest in Northeast Utilities.

                                            Very truly yours,

                                            /s/ Michael G. Morris

                                            Michael G. Morris
                                            Chairman of the Board, President and
                                            Chief Executive Officer

May 11, 2001

                          DIRECTIONS TO LA RENAISSANCE

FROM SPRINGFIELD AND HARTFORD:

Interstate 91 to Exit 44 -- Turn left at first traffic light on to Route 5; La Renaissance will be 1/4 mile on your left at the top of the hill.

                            [MAP TO LA RENAISSANCE]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 28, 2001

To the Shareholders of Northeast Utilities:

     The Annual Meeting of Shareholders of Northeast Utilities will be held on Thursday, June 28, 2001, at 10:30 a.m., at La Renaissance, East Windsor, Connecticut, for the following purposes:

     1.  To elect Trustees for the ensuing year;

     2.  To approve an employee share purchase plan;

     3. To ratify the selection of Arthur Andersen LLP as independent auditors for 2001; and

     4. To transact any other business that may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 30, 2001 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope enclosed for that purpose.

                                                            By order of the Board of Trustees,

                                                                  /s/ Gregory B. Butler
107 Selden Street                                                   Gregory B. Butler
Berlin, Connecticut                                             Vice President, Secretary
                                                                   and General Counsel

Mailing Address:
  Post Office Box 270
  Hartford, Connecticut 06141-0270

May 11, 2001
--------------------------------------------------------------------------------

                                   IMPORTANT

     SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF FOLLOW-UP LETTERS TO ENSURE THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE, IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on June 28, 2001, and at any adjournment thereof.

     Please read this proxy statement and fill in, date, sign and return the enclosed form of proxy. The proxy may be revoked at any time before it is voted by filing a letter with the Secretary of Northeast Utilities or by a duly executed proxy card bearing a later date. Properly executed proxies not revoked will be voted according to their terms.

     Only holders of common shares of record at the close of business on April 30, 2001 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 138,674,531 common shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

     The principal office of Northeast Utilities is located at 174 Brush Hill Avenue, West Springfield, Massachusetts. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying proxy card are being mailed to shareholders commencing May 11, 2001.

     An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect the nominees named below.

                            1.  ELECTION OF TRUSTEES

     Unless a shareholder specifies otherwise, the enclosed proxy will be voted to elect the nominees named below as Trustees to serve until the next Annual Meeting and until their successors have been elected and shall have qualified. Each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee. Mr. Emery G. Olcott, who was first elected a Trustee by shareholders in 2000 following 11 years of service on the board of directors of Yankee Energy System, Inc., will not stand for re-election on account of other commitments to his own business. In accordance with the Board's retirement policy for Trustees, Mr. William F. Conway, who was first elected a Trustee by shareholders in 1997, is not a nominee for re-election.

     If one or more of the nominees should become unavailable for election, the proxy may be voted for a substitute person or persons, but not more than the nominees proposed. In accordance with Northeast Utilities' Declaration of Trust, the number of Trustee positions will continue to be thirteen, as set by the shareholders last year, in order to afford the Board of Trustees flexibility to add targeted expertise as appropriate between Annual Meetings of Shareholders.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE FOR ELECTION OF THE NOMINEES LISTED BELOW.

     Set forth below is each nominee's name, age, date first elected as a Trustee, and a brief summary of the nominee's business experience during the past five years.

[PHOTO OF COTTON MATHER    COTTON MATHER CLEVELAND
CLEVELAND]                 (49 YEARS) 1992
                           President of Mather Associates, New London, New Hampshire (a
                           firm specializing in leadership and organizational
                           development for corporate and nonprofit organizations). From
                           1991 until 1998, founding Executive Director of Leadership
                           New Hampshire. Ms. Cleveland is a Director of The National
                           Grange Mutual Insurance Company and of the Ledyard National
                           Bank and serves on the Board of the New Hampshire Center for
                           Public Policy. She is the moderator of the Town of New
                           London, New Hampshire. She has served on the University
                           System of New Hampshire Board of Trustees as Chair, Vice
                           Chair and a member and served on the Bank of Ireland First
                           Holdings Board of Directors from 1986 to 1996. She was
                           formerly Co-Chair of the Governor's Commission on New
                           Hampshire in the 21st Century and an Incorporator for the
                           New Hampshire Charitable Foundation.
[PHOTO OF SANFORD
CLOUD, JR.]                SANFORD CLOUD, JR.
                           (56 YEARS) 2000
                           President and Chief Executive Officer of The National
                           Conference for Community and Justice, New York, New York.
                           From 1993 to 1994, he was a partner in the law firm of
                           Robinson and Cole, Hartford, Connecticut. Previously Vice
                           President of Aetna Life and Casualty Company and served for two terms as a state senator of Connecticut. Mr. Cloud is a
                           Director of The Advest Group, Incorporated and Tenet
                           Healthcare Corporation and Chairman of the Board of
                           Ironbridge Mezzanine Fund, L.P.

                           E. GAIL DE PLANQUE
[PHOTO OF E. GAIL DE       (56 YEARS) 1995
PLANQUE]                   President, Strategy Matters, Inc., and Director, Energy
                           Strategies Consultancy, Ltd. From 1991 to 1995, Dr. de
                           Planque was a Commissioner with the United States Nuclear
                           Regulatory Commission. In 1967, Dr. de Planque joined the
                           Health and Safety Laboratory of the United States Atomic
                           Energy Commission. She served at the Laboratory, now known as the Environmental Measurements Laboratory, until December
                           1991, as Deputy Director beginning in 1982 and as Director in 1987. Dr. de Planque is a Fellow and past President of
                           the American Nuclear Society, a member of the National
                           Academy of Engineering and the National Council on Radiation
                           Protection and Measurements, a Director of British Nuclear
                           Fuels, plc., a Director of British Nuclear Fuels, Inc. and
                           President of the International Nuclear Societies Council.
                           She is a member of the Texas Utilities Electric Operations
                           Review Committee; the Diablo Canyon Independent Safety
                           Committee; the External Advisory Committee; Amarillo
                           National Resource Center for Plutonium; the visiting
                           Committee for the Department of Nuclear Engineering,
                           Massachusetts Institute of Technology; and a consultant to the United Nations International Atomic Energy Agency.
[PHOTO OF JOHN H.          JOHN H. FORSGREN
FORSGREN]                  (54 YEARS) 2000
                           Vice Chairman of NU since May 2001 and Executive Vice
                           President and Chief Financial Officer of NU since February
                           1996. Previously Managing Director of the Chase Manhattan
                           Bank from 1995 to 1996 and Senior Vice President of The Walt
                           Disney Company from 1990 to 1994. Mr. Forsgren is a Director of NEON Communications, Inc. and The Circle Trust Company
                           and a member of the Board of Regents of Georgetown
                           University.
[PHOTO OF RAYMOND L.
GOLDEN]                    RAYMOND L. GOLDEN
                           (63 YEARS) 1999
                           Independent Consultant. Previously served as Chairman
                           Emeritus of BT Wolfensohn, New York, New York, a business
                           unit of BT Alex Brown Incorporated. From August 1996 to
                           December 1997, he was Chairman of BT Wolfensohn. Prior to
                           that, he served as President of Wolfensohn & Company. Mr.
                           Golden serves as a Trustee on the National Wildlife
                           Federation Endowment and the Board of the Jewish Federation
                           of Palm Beach County, Florida.

[PHOTO OF ELIZABETH T.   ELIZABETH T. KENNAN
KENNAN]                  (63 YEARS) 1980
                         President Emeritus of Mount Holyoke College, South Hadley, Massachusetts. Previously
                         President of Mount Holyoke College. Dr. Kennan is a Director of The Putnam Funds and
                         Talbots. She is a member of the Folger Shakespeare Library Committee and is Chairman of
                         Cambus Kenneth Bloodstock, Inc.
[PHOTO OF MICHAEL G.
MORRIS]                  MICHAEL G. MORRIS
                         (54 YEARS) 1997
                         Chairman of the Board, President and Chief Executive Officer of NU. Previously President
                         and Chief Executive Officer of Consumers Power Company from 1994 to 1997 and Executive
                         Vice President and Chief Operating Officer of Consumers Power Company from 1992 to 1994.
                         Mr. Morris is a Director of the Institute of Nuclear Power Operations, the Nuclear Energy
                         Institute, the Edison Electric Institute, the Association of Edison Illuminating
                         Companies, Connecticut Business & Industry Association, Spinnaker Exploration Company,
                         and the Webster Financial Corporation. Mr. Morris is also a Regent of Eastern Michigan
                         University.
[PHOTO OF WILLIAM J.
PAPE II]                 WILLIAM J. PAPE II
                         (69 YEARS) 1974
                         Publisher, Waterbury Republican-American, Waterbury, Connecticut (newspaper) and
                         President of American-Republican, Inc. Mr. Pape is a Director of Platt Bros. & Co. and
                         Paper Delivery, Inc. He is a Trustee of the Connecticut Policy and Economic Council, Inc.
                         and the Waterbury Y.M.C.A.

[PHOTO OF ROBERT E.
PATRICELLI]              ROBERT E. PATRICELLI
                         (61 YEARS) 1993
                         Chairman, President and Chief Executive Officer of Women's Health USA, Inc. (provides women's health care services), and of Evolution Health, LLC (provides employee benefit services), both of Avon, Connecticut. From 1987 to 1997, he was Chairman, President and
                         Chief Executive Officer of Value Health, Inc., Avon, Connecticut. Previously Executive
                         Vice President of CIGNA Corporation and President of CIGNA's Affiliated Businesses Group.
                         He has held various positions in the federal government, including White House Fellow in
                         1965; counsel to a United States Senate Subcommittee; Deputy Undersecretary of the
                         Department of Health, Education and Welfare; and Administrator of the United States Urban
                         Mass Transportation Administration. Mr. Patricelli is a Director of Curagen Corporation,
                         the Connecticut Business & Industry Association, and The Bushnell, and a Trustee of
                         Wesleyan University.
[PHOTO OF JOHN F.        JOHN F. SWOPE
SWOPE]                   (62 YEARS) 1992
                         Previously President and Chief Executive Officer, Public Broadcasting Service,
                         Alexandria, Virginia from 1999 to March 1, 2000. Retired in 1997 as of counsel to the law firm of Sheehan Phinney Bass + Green, Professional Association, Manchester, New
                         Hampshire. Previously President of Chubb Life Insurance Company of America, Concord, New
                         Hampshire (retired December 1994). Mr. Swope is a Director of the Public Broadcasting
                         Service, PBS Enterprises and the New Hampshire Business Committee for the Arts. He is
                         President of The Currier Gallery of Art and a Trustee of Tabor Academy.
                         JOHN F. TURNER
[PHOTO OF JOHN F.        (59 YEARS) 1995
TURNER]                  President and Chief Executive Officer of The Conservation Fund, Arlington, Virginia (a
                         national nonprofit organization dedicated to land and water conservation and economic development). From 1989 to 1993, he was Director of the United States Fish & Wildlife
                         Service in the United States Department of the Interior. He has also served as President of the Wyoming State Senate. A former Chairman of the Board of Directors of the Bank of
                         Jackson Hole, Mr. Turner continues as a partner in the family ranch business in Wyoming.
                         Mr. Turner has assisted schools of natural resources at Duke University, the University of Michigan and Yale University with wildlife and land use projects. He is a member of the National Coal Council and is Chairman of the Institute of the Environment and Natural
                         Resources at the University of Wyoming.

                     BOARD COMMITTEES AND RESPONSIBILITIES

     The Board of Trustees of Northeast Utilities has Audit, Compensation, Corporate Governance, Executive, Finance and Nuclear Committees. The Board of Trustees does not have a Nominating Committee.

     The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries to review the auditors' activities, procedures and recommendations. Following each meeting, the Committee reports to the full Board. The Committee recommends annually the appointment of Northeast Utilities' independent auditors for the coming year. The Audit Committee met five times in 2000. The members of the Committee are Messrs. Swope (Chair), Conway, Golden and Turner (Vice Chair) and Drs. de Planque and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries. A report from the Audit Committee is included in this proxy statement and the Audit Committee's Charter is included as Appendix A.

     The Compensation Committee reviews and adjusts, as appropriate, the compensation policies of Northeast Utilities and its subsidiaries and establishes and implements an evaluation process for the Chief Executive Officer in conjunction with the Corporate Governance Committee. Following each meeting, the Committee reports to the full Board. The Compensation Committee met five times in 2000. The members of the Committee are Messrs. Patricelli (Chair), Pape (Vice Chair) and Swope, Ms. Cleveland, and Drs. de Planque and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries. A report from this Committee with respect to executive compensation is included in this proxy statement.

     The Corporate Affairs Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues in areas such as health, safety, environment and equal employment opportunity. Following each meeting, the Committee reports to the full Board. The Corporate Affairs Committee met three times in 2000. The members of the Committee are Messrs. Turner (Chair), Cloud, Pape and Swope, Dr. Kennan and Ms. Cleveland (Vice Chair), none of whom is an employee of Northeast Utilities or its subsidiaries.

     The Corporate Governance Committee recommends criteria for new Trustees and identifies prospective Board candidates. The Committee also evaluates the Board's performance and, in conjunction with the Compensation Committee, establishes and implements an evaluation process for the Chief Executive Officer. Following each meeting, the Committee reports to the full Board. The Corporate Governance Committee met four times in 2000. The members of the Committee are Dr. Kennan (Chair), Ms. Cleveland (Vice Chair) and Mr. Turner, none of whom is an employee of Northeast Utilities or its subsidiaries.

     The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in Northeast Utilities' Declaration of Trust, during the intervals between meetings of the Board. The Executive Committee met two times in 2000. The members of the Executive Committee are Messrs. Morris (Chair), Patricelli and Swope and Drs. de Planque and Kennan (Vice Chair). Other than Mr. Morris, no Committee member is an employee of Northeast Utilities or its subsidiaries.

     The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Committee reports to the full Board. The Finance Committee met six times in 2000. The members of the Finance Committee are Messrs. Golden (Chair), Forsgren, Morris (Vice Chair), Olcott and Patricelli and Dr. Kennan. Other than Messrs. Forsgren and Morris, no Committee member is an employee of Northeast Utilities or its subsidiaries.

     The Nuclear Committee provides the Board with an independent basis for overseeing the safety and effectiveness of the nuclear program of the Northeast Utilities system. More recently, specific attention has been given to oversight of the recovery of Millstone Units 2 and 3; operation of Seabrook Unit 1; decommissioning activities of Connecticut Yankee Atomic Power Station and Millstone Unit 1; management's attention to nuclear safety; progress in resolving issues with the Nuclear Regulatory Commission, the Institute of Nuclear Power Operations and other independent evaluations of nuclear operations; and progress in resolving employee and community concerns. With the exception of meetings held by conference telephone, following each meeting the Committee reports to the full Board. The Nuclear Committee met fifteen times in 2000. The members of the Committee are Dr. de Planque (Chair), Ms. Cleveland and Messrs. Conway (Vice Chair), Pape and Turner, none of whom is an employee of Northeast Utilities or its subsidiaries.

     In 2000, the Board of Trustees held seventeen meetings and the Board and Committees of the Board held a total of fifty-seven meetings. All of the nominees for Trustee attended 75 percent or more of the aggregate number of meetings of the Board and the Committees of which they were members.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides, as of December 31, 2000, information with respect to persons who are known to Northeast Utilities to beneficially own more than five percent of the common shares of Northeast Utilities. Northeast Utilities has no other class of voting securities.

NAME AND ADDRESS                               AMOUNT AND NATURE OF    PERCENT OF
OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP      CLASS
-------------------                            --------------------    ----------
Barrow, Hanley, Mewhinney & Strauss, Inc.          11,274,868(1)          7.84%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, TX
Capital Research and Management Company            10,938,200(2)          7.61%
333 South Hope Street
Los Angeles, California 90071

---------------
(1) According to a Statement on Schedule 13G dated February 12, 2001, Barrow, Hanley, Mewhinney & Strauss, Inc. holds 11,274,868 common shares of Northeast Utilities. According to the Schedule 13G, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power for 7,238,468 shares, shared voting power for 4,036,400 shares and sole dispositive power for 11,274,868 shares.

(2) According to an Amendment to Schedule 13G dated February 9, 2001, Capital Research and Management Company holds 10,938,200 common shares of Northeast Utilities. According to the Amendment, Capital Research and Management Company has sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 10,938,200 shares and shared dispositive power for 0 shares. The Schedule 13G states that beneficial ownership is disclaimed pursuant to Rule 13d-4.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table provides information as of February 28, 2001, as to the beneficial ownership of the common shares of Northeast Utilities by each Trustee and nominee for Trustee, each of the five highest paid executive officers of Northeast Utilities and its subsidiaries, and all Trustees, nominees for Trustee and executive officers as a group. Unless otherwise noted, each Trustee, nominee and executive officer has sole voting and investment power with respect to the listed shares.

                                                      AMOUNT AND NATURE OF      PERCENT
        NAME                                          BENEFICIAL OWNERSHIP    OF CLASS(1)
        ----                                          --------------------    -----------
Cotton Mather Cleveland                                     15,169(2)
Sanford Cloud, Jr.                                          10,913(3)
William F. Conway                                           14,280(2)(4)
E. Gail de Planque                                          12,256(2)
John H. Forsgren                                           115,014(5)
Raymond L. Golden                                           13,210(6)
Cheryl W. Grise                                             51,396(7)
Elizabeth T. Kennan                                         13,600(2)
Bruce D. Kenyon                                             10,458(8)
Hugh C. MacKenzie                                           18,360(9)
Michael G. Morris                                          621,767(10)
Emery G. Olcott                                             17,751(3)
William J. Pape II                                           9,203(11)
Robert E. Patricelli                                        17,877(2)
John F. Swope                                               15,814(2)
John F. Turner                                               9,705(2)(12)
All Trustees and Executive Officers as a Group (18
  persons)                                               1,147,925(13)

NOTES TO TABLE ON PREVIOUS PAGE

(1) As of February 28, 2001, the Trustees and executive officers of Northeast Utilities, as a group, beneficially owned less than one percent of the Northeast Utilities common shares outstanding.

(2) Includes 8,750 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(3) Includes 3,750 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(4) Includes 5,530 shares held jointly by Mr. Conway and his wife, who share voting and investment power.

(5) Includes 2,738 restricted shares, as to which Mr. Forsgren has sole voting power but no dispositive power. Includes 107,087 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options.

(6) Includes 6,250 shares that could be acquired by Mr. Golden pursuant to currently exercisable options.

(7) Includes 1,643 restricted shares, as to which Mrs. Grise has sole voting power, but no dispositive power. Includes 33,724 shares that could be acquired by Mrs. Grise pursuant to currently exercisable options. Includes 265 shares held by Mrs. Grise's husband as custodian for her children, with whom she shares voting and dispositive power.

(8) Includes 1,734 restricted shares, as to which Mr. Kenyon has sole voting power but no dispositive power. Includes 41,772 shares that could be acquired by Mr. Kenyon pursuant to currently exercisable options.

(9) Mr. MacKenzie retired effective January 1, 2001. Beneficial ownership is given as of December 31, 2000, and includes 3,285 restricted shares, as to which Mr. MacKenzie had sole voting power but no dispositive power, and 22,067 shares that could be acquired by Mr. MacKenzie pursuant to then exercisable options. Mr. MacKenzie's restricted stock and 28,141 unvested options vested upon his retirement.

(10) Includes 7,779 restricted shares, as to which Mr. Morris has sole voting power but no dispositive power. Includes 573,476 shares that could be acquired by Mr. Morris pursuant to currently exercisable options. Includes 13,499 shares held jointly by Mr. Morris and his wife, who share voting and investment power.

(11) Includes 5,176 shares as to which Mr. Pape shares voting and dispositive power. Includes 1,250 shares that could be acquired by Mr. Pape pursuant to currently exercisable options. In addition, Mr. Pape shares beneficial ownership of 800 shares of CL&P 4.50% Preferred Series 1956.

(12) Includes 955 shares held jointly by Mr. Turner and his wife, who share voting and investment power.

(13) Includes 2,053 restricted shares held by executive officers other than those named in the table above as to which they have sole voting power but no dispositive power. Includes 70,623 shares that could be acquired by them pursuant to currently exercisable options.

                             EXECUTIVE COMPENSATION

     The following tables present the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of Northeast Utilities, in accordance with rules of the SEC:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                            --------------------------------------
                                               ANNUAL COMPENSATION                    AWARDS              PAYOUTS
                                         --------------------------------   --------------------------   ---------
                                                                                                           LONG
                                                                 OTHER      RESTRICTED    SECURITIES       TERM
                                                                 ANNUAL       STOCK       UNDERLYING     INCENTIVE    ALL OTHER
                                                                COMPEN-      AWARD(S)    OPTIONS/STOCK    PROGRAM    COMPENSATION
NAME AND PRINCIPAL                       SALARY      BONUS     SATION ($)      ($)       APPRECIATION     PAYOUTS        ($)
POSITION                          YEAR     ($)        ($)       (NOTE 1)     (NOTE 2)     RIGHTS (#)        ($)        (NOTE 3)
------------------                ----   -------   ---------   ----------   ----------   -------------   ---------   ------------
Michael G. Morris                 2000   830,770   1,200,000      --           --           118,352         --          27,326
  Chairman of the Board,          1999   783,173   1,253,300     92,243      348,611         64,574         --          23,210
  President and Chief             1998   757,692     891,000    134,376      255,261        500,000         --          22,731
  Executive Officer
Bruce D. Kenyon                   2000   504,616     475,000      --           --            20,804         --          16,274
  President --                    1999   500,000      --          --          77,690         21,236       462,500       15,000
  Generation Group                1998   500,000     300,000      --           --           139,745         --          14,800
John H. Forsgren                  2000   444,615     450,000      --           --            32,852         --           5,100
  Vice Chairman,                  1999   429,904     400,000      --         122,682         73,183        87,003       12,888
  Executive Vice President and    1998   373,077      --          --           --           184,382         --         104,800
  Chief Financial Officer
Hugh C. MacKenzie                 2000   270,000     250,000      --           --            19,712         --           5,100
  President --                    1999   270,000     250,000      --          73,612         15,496         --         108,100
  Retail Business Group           1998   270,000      --          --           --           142,549        42,972        7,500
Cheryl W. Grise                   2000   279,616     290,000      --           --            19,712         --           8,795
  President --                    1999   244,712     250,000      --          73,612         12,916         --          82,247
  Utility Group                   1998   209,231      --          --           --            89,467        20,720        6,123

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS
                                      -----------------------------------------------------------------------
                                       NUMBER OF
                                       SECURITIES
                                       UNDERLYING
                                      OPTIONS/SARS     % OF TOTAL OPTIONS/SARS     EXERCISE OR                    GRANT DATE
                                      GRANTED (#)       GRANTED TO EMPLOYEES       BASE PRICE      EXPIRATION      PRESENT
NAME                                    (NOTE 4)           IN FISCAL YEAR            ($/SH)           DATE        VALUE ($)
----                                  ------------     -----------------------     -----------     ----------     ----------
Michael G. Morris                       140,000                  22.1%               18.4375       2/20/2010      1,027,600
Bruce D. Kenyon                          20,000                   3.2%               18.4375       2/20/2010        146,800
John H. Forsgren                         36,000                   5.7%               18.4375       2/20/2010        264,240
Hugh C. MacKenzie                        15,000                   2.4%               18.4375       2/20/2010        110,100
Cheryl W. Grise                          23,000                   3.6%               18.4375       2/20/2010        168,820

                    AGGREGATED OPTIONS/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                     SHARES WITH                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                     RESPECT TO                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                                        WHICH                           OPTIONS/SARS                    OPTIONS/SARS
                                      SARS WERE      VALUE         AT FISCAL YEAR END (#)          AT FISCAL YEAR-END ($)
                                      EXERCISED     REALIZED    ----------------------------    ----------------------------
NAME                                     (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                 -----------    --------    -----------    -------------    -----------    -------------
Michael G. Morris                       --            --          495,692         327,234        6,543,905       3,221,429
Bruce D. Kenyon                         --            --           66,424          33,869          658,708         245,405
John H. Forsgren                        --            --          134,605          57,901        1,244,361         413,203
Hugh C. MacKenzie                      39,020       380,445        61,087          28,141          618,289         209,563
                                                                                  (Note 5)
Cheryl W. Grise                         --            --           43,977          36,141          436,164         256,063

NOTES TO SUMMARY COMPENSATION AND OPTION/SAR GRANTS AND EXERCISES TABLES:

1. Other annual compensation for Mr. Morris consists of 1998 and 1999 relocation expense reimbursements.

2. The aggregate restricted stock holdings by the five individuals named in the table were, at December 31, 2000, 31,070 shares with a value of $753,448. Awards shown for 1998 have vested. Awards shown for 1999 vest one-third on February 23, 2000, one-third on February 23, 2001, and one-third on February 23, 2002. No restricted shares were awarded to these individuals during 2000. Dividends paid on restricted stock are either paid out or reinvested into additional shares.

3. "All Other Compensation" for 2000 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees ($5,100 for each named officer) and matching contributions under the Deferred Compensation Plan for Executives (Mr.
   Morris -- $22,226, Mr. Kenyon -- $11,174, and Mrs. Grise -- $3,695).

4. These options were granted on February 22, 2000 under the Incentive Plan. All options granted vest one-third on February 22, 2001, one-third on February 22, 2002 and one-third on February 22, 2003. Valued using the Black-Scholes option pricing model, with the following assumptions: Volatility: 26.06 percent (36 months of monthly data); Risk-free rate: 6.55 percent; Dividend yield: 1.82 percent; Exercise date: February 22, 2010.

5. Mr. MacKenzie's unvested stock options vested and became exercisable upon his retirement on January 1, 2001.

                                PENSION BENEFITS

     The table on the following page shows the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for the make-whole benefit and the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

     The benefits presented in the table on the following page are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Compensation taken into account under the target benefit described above includes salary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation Table, but does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

     Each of the executive officers of Northeast Utilities named in the Summary Compensation Table on page 10 is currently eligible for a target benefit, except Messrs. Morris and Kenyon, whose Employment Agreements provide specially calculated retirement benefits, based on their previous arrangements with CMS Energy/Consumers Energy Company (CMS) and South Carolina Electric and Gas, respectively. Mr. Morris's agreement provides that upon retirement after reaching the fifth anniversary of his employment date (or upon disability or termination without cause or following a change in control, as defined) he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Supplemental Executive Retirement Plan to all compensation earned from the Northeast Utilities system (the Company) and to all service rendered to the Company and CMS. If Mr. Kenyon retires with at least three years of service with the Company, he will be deemed to have two extra years of service for purpose of his special retirement benefit. If after achieving three years of service he voluntarily terminates employment following a "substantial change in responsibilities resulting from a material change in the business of Northeast Utilities", he will be deemed to have an additional year of service for purpose of his special retirement benefit, and if he retires with at least three years of service with the Company, he will receive a lump sum payment of $500,000.

     In addition, Mr. Forsgren's Employment Agreement provides for supplemental pension benefits based on crediting up to ten years additional service and providing payments equal to 25 percent of salary for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement.

     As of December 31, 2000, the executive officers named in the Summary Compensation Table had the following years of credited service for purposes of calculating target benefits under the Supplemental Plan (or in the case of Messrs. Morris and Kenyon, for purposes of calculating the special retirement benefits under their respective Employment Agreements): Mr. Morris -- 22, Mr. Kenyon -- 6, Mr. Forsgren -- 4, Mr. MacKenzie -- 35, and Mrs. Grise -- 20. In addition, Mr. Forsgren had 9 years of service for purposes of his supplemental pension benefit and would have 25 years of service for such purpose if he were to retire at age 65. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 33, 13, 15, 41 and 36 years of credited service, respectively.

                             ANNUAL TARGET BENEFIT

                                          YEARS OF CREDITED SERVICE
                             ----------------------------------------------------
FINAL AVERAGE COMPENSATION      15         20         25         30         35
--------------------------   --------   --------   --------   --------   --------
        $  200,000           $ 72,000   $ 96,000   $120,000   $120,000   $120,000
           250,000             90,000    120,000    150,000    150,000    150,000
           300,000            108,000    144,000    180,000    180,000    180,000
           350,000            126,000    168,000    210,000    210,000    210,000
           400,000            144,000    192,000    240,000    240,000    240,000
           450,000            162,000    216,000    270,000    270,000    270,000
           500,000            180,000    240,000    300,000    300,000    300,000
           600,000            216,000    288,000    360,000    360,000    360,000
           700,000            252,000    336,000    420,000    420,000    420,000
           800,000            288,000    384,000    480,000    480,000    480,000
           900,000            324,000    432,000    540,000    540,000    540,000
         1,000,000            360,000    480,000    600,000    600,000    600,000
         1,100,000            396,000    528,000    660,000    660,000    660,000
         1,200,000            432,000    576,000    720,000    720,000    720,000

                              TRUSTEE COMPENSATION

     During 2000, each Trustee who was not an employee of Northeast Utilities or its subsidiaries was compensated at an annual rate of $20,000 cash plus 500 common shares of Northeast Utilities, and received $1,000 for each meeting attended of the Board or its Committees. A non-employee Trustee who participates in a meeting of the Board or any of its Committees by conference telephone receives $675 per meeting. Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the Northeast Utilities system may receive additional compensation of $1,000 per day plus necessary expenses. The Chairs of the Audit, the Compensation, the Corporate Affairs, the Corporate Governance and the Nuclear Committees were compensated at an additional annual rate of $3,500. In addition to the above compensation, Dr. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee. The Chair of the Nuclear Committee receives an additional retainer at the rate of $25,000 per year.

     Under the terms of the Northeast Utilities Incentive Plan (Incentive Plan) adopted by shareholders at the 1998 Annual Meeting, each non-employee Trustee is eligible for stock-based grants. During 2000 each such Trustee was granted non-qualified options to purchase 2,500 common shares of Northeast Utilities. Receipt of shares acquired on exercise of these options may be deferred pursuant to the terms of the Northeast Utilities Deferred Compensation Plan for Executives.

     In February 2001 each non-employee Trustee was granted non-qualified options to purchase 2,500 common shares.

     Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the annual retainer fee paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Based on review of copies of such forms furnished to Northeast Utilities, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 2000, all such reporting requirements were complied with in a timely manner except that Mr. Cloud failed to include on his Form 3 shares of Northeast Utilities acquired in the Yankee Energy System, Inc. merger, and Mr. Pape failed to report until 2001 800 shares of CL&P preferred stock acquired in 1994 by a privately held corporation of which he is a 7.9 percent owner.

        EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Northeast Utilities Service Company (NUSCO) has entered into employment agreements (the Officer Agreements) with each of the named executive officers. The Officer Agreements are also binding on Northeast Utilities and on each majority-owned subsidiary of Northeast Utilities.

     Each Officer Agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company's confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each Officer Agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see Pension Benefits, above) and/or in certain executive incentive programs at specified incentive opportunity levels.

     Each Officer Agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause", as defined, at any time (in which case no supplemental retirement benefit, if any, shall be due), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the Company may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

     Under the terms of an Officer Agreement, upon any termination of employment following a change of control, as defined, between (a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed three) of annual base salary, annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change in control provisions may be modified by the Board of Trustees prior to a change in control, on at least two years' notice to the affected officer(s).

     Besides the terms described above, the Officer Agreements of Messrs. Morris, Kenyon and Forsgren provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. See Pension Benefits, above, for further description of these provisions.

     The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND STRATEGY

     The Compensation Committee of the Board of Trustees (the Committee) is the administrator of executive compensation for the executives of the Northeast Utilities system (the Company) with authority to establish and interpret the terms of the Company's executive salary and incentive programs. The goal of the committee's executive compensation program for 2000 was to provide a competitive compensation package to enable the Company to attract and retain key executives with an eye towards the future in a more competitive environment. To help achieve this, the Committee drew upon information from a variety of sources, including compensation consultants, utility and general industry surveys, and other publicly available information, including proxy statements. The Committee further sought to align executive interests with those of Northeast Utilities' shareholders and with Company performance by continuing with the use of share-based incentives as a significant part of executives' compensation.

BASE SALARY

     The Committee sets the annual base salary for each executive officer except for the Chief Executive Officer (CEO), whose base salary is set by the Board of Trustees following a recommendation by the Committee pursuant to an evaluation process developed by the Committee in conjunction with the Corporate Governance Committee of the Board of Trustees. The Committee periodically adjusts officers' base salaries to reflect considerations such as changes in responsibility, market sensitivity, individual performance and internal equity. In 2000 the Committee reviewed the average salary growth of officers, as reported by several national surveys, with the goal of maintaining the current competitive salary positions. The CEO's base salary was increased by 12.5 percent in 2000 based on the market review and the Committee's judgment as to his past and expected future performance.

ANNUAL INCENTIVE AWARDS

     The Committee again implemented an Annual Incentive Program during 2000. The incentive payout target was 80 percent of base salary for the CEO, and varied from 25 to 50 percent of base salary for the other officers. The Annual Incentive Program was designed to calculate actual aggregate payouts based on the Company's performance against a net income goal and pre-established individual goals. Individual awards were made in cash in January 2001. The CEO received an award under this program of $1,200,000, or 180 percent of target, determined on the fulfillment of the net income goal and the successful achievement of critical strategic, restructuring, and operational goals.

LONG-TERM INCENTIVE GRANTS

     Long-term stock-based incentive grants were made in February 2000 to each executive officer and other officers and certain key employees of the Company. The Committee targeted these awards, which were made entirely in the form of stock options, such that long-term incentive awards for the officer group would generally be at the 50th percentile of general industry. The CEO's grant was targeted at 158 percent of base salary based upon the Committee's dual goals of market competitiveness and alignment with shareholder interests.

INTERNAL REVENUE SERVICE LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee believes that its compensation program adequately responds to issues raised by the deductibility cap placed on executive salaries by Section 162(m) of the Internal Revenue Code because of the use of stock options and qualified performance-based compensation in Company incentive programs.

                                            Respectfully submitted,

                                            Robert E. Patricelli, Chair
                                            William J. Pape II, Vice Chair
                                            Cotton Mather Cleveland
                                            E. Gail de Planque
                                            Elizabeth T. Kennan
                                            John F. Swope

Dated: February 27, 2001

                            SHARE PERFORMANCE CHART

     The following chart compares the cumulative total return on an investment in Northeast Utilities common shares with the cumulative total return of the S&P 500 Stock Index and the S&P Electric Companies Index over the last five fiscal years, in accordance with the rules of the SEC, assuming $100 invested on January 1, 1996 in Northeast Utilities common shares, S&P 500 Index and S&P Electric Companies Index with all dividends reinvested. Total return of Northeast Utilities common shares assumes reinvestment of all dividends on payment date. Values shown are as of December 31 of each year.
[GRAPH]

                                                        NU COMMON            S&P ELECTRIC COMPANIES              S&P 500
                                                        ---------            ----------------------              -------
                                                           100                         100                         100
1996                                                        59                         100                         123
1997                                                        55                         126                         164
1998                                                        75                         146                         211
1999                                                        97                         117                         255
2000                                                       116                         203                         232

                  2.  APPROVAL OF EMPLOYEE SHARE PURCHASE PLAN

     To encourage employee ownership of the Company, in 1998 the Board adopted and shareholders approved an employee share purchase plan (the 1998 Plan). The 1998 Plan was terminated in December 2000 in anticipation of the merger of the Company with Consolidated Edison, Inc., which was subsequently abandoned. The Board approved a new plan (the Plan) on April 9, 2001, to be effective following shareholder and regulatory approval. The Plan generally provides all eligible employees of the Company with a means to purchase, through payroll deductions, common shares at a discount, consistent with the provisions of the Internal Revenue Code of 1986, as amended (the Code); under the 1998 Plan, officers eligible to receive stock options were not eligible for the discounted share price, though they could otherwise participate. The Board reserved a number of common shares equal to one-half of one percent of the total number of outstanding common shares for issuance pursuant to the terms of the Plan each fiscal year, subject to adjustment in the event of stock splits, stock dividends, recapitalization, or other changes in the outstanding common shares. If and to the extent that the reserved shares are not purchased by participants in any fiscal year, such shares again will be available for purchase in subsequent years. Under current accounting rules, the issuance of shares at a discount under the Plan does not adversely affect earnings. The text of the Plan is included in Appendix B of this proxy statement.

     Eligibility. Regular full or part-time employees of the Company are eligible to participate in the Plan, on a purely voluntary basis, if they meet certain conditions. To be eligible, an employee's customary employment must be greater than both twenty hours per week and five months per calendar year. The employee must also have completed one year of service with the Company. An employee who owns 5 percent or more of the total combined voting power or value of all classes of shares of the Company will not be eligible to participate in the Plan. Temporary employees will not be eligible to participate in the Plan. Employees whose terms and conditions of employment are subject to negotiation with a collective bargaining agent may not participate until the agreement between the Company and such agent provides for such participation. Approximately 4,900 employees would have been eligible to participate as of April 1, 2001.

     Administration. The Plan is administered by the Compensation Committee of the Board, or its delegate (the Committee). All funds received or held by the Company under the Plan will be kept in a segregated account not commingled with any other funds and may not be used for any corporate purpose except in connection with the Plan itself. No interest on such funds will be credited to or paid to any participant under the Plan.

     Share Purchases. Eligible employees participate in the Plan through exercising options to purchase common shares. In general, there will be two purchase periods beginning in each calendar year. Options are granted to each participant at the beginning of each purchase period and, assuming that the participant is an employee at the end of the purchase period, will be automatically exercised on the last day of the purchase period. Option exercises will be funded through a participant's payroll deductions at a stated dollar amount not less than $20 nor more than 25 percent of compensation per pay period, as determined by the participant, at a price equal to 85 percent of fair market value of the common shares as of the first or the last trading day of each purchase period, whichever is lower, unless the Committee determines to use a different discount not to exceed 15 percent. The fair market value of the common shares will be determined as the closing price of a Northeast Utilities common share for each relevant date. No employee will be permitted to purchase common shares in any calendar year under the Plan whose fair market value (determined at the beginning of each purchase period) exceeds $25,000.

     Transferability. An option granted under the Plan may not be transferred by an employee other than by will or by the laws of descent and distribution. Only the employee may exercise the option during his or her lifetime.

     Withdrawals, Discontinuance or Suspension of Participation. A participant may voluntarily suspend his or her payroll deductions at any time, but will not be permitted to resume the payroll deductions until the beginning of the next purchase period following the date of suspension of payroll deductions. A participant may change the rate of his or her payroll deductions effective as of the beginning of any purchase period. A participant may withdraw shares from his or her account at any time; provided that all shares must be held (and thus may not be distributed or sold) for at least six months subsequent to purchase. If a participant terminates his or her employment with the Company, his or her participation in the Plan will automatically terminate as of the date of termination of employment, all amounts withheld through payroll deduction that have not been applied to purchase common shares under the Plan will be paid to the participant, and the shares held in his or her account will either be sold for the account of the terminated participant or distributed to the terminated participant, at his or her election.

     Amendment and Termination. The Board may terminate, suspend or amend the Plan in any respect at any time, except that shareholder approval is required to broaden the eligibility criteria or increase the number of shares available for purchase. Unless earlier terminated, the Plan will continue in effect for 10 years.

     Federal Income Tax Treatment. The Plan is intended to qualify as an employee stock purchase plan within the meaning of section 423 of the Code. Under the Code, an employee who elects to participate in the Employee Share Purchase Plan will not realize income at the time the offering commences or when the shares are actually purchased under the Plan. If an employee disposes of such shares after two years from the date the offering of such shares commences under the Plan and after one year from the actual date of purchase of such shares under the Plan (collectively, the Holding Period), the employee will be required to include in income, as capital gain for the year in which such disposition occurs, an amount equal to the lesser of (1) the excess of the fair market value of such shares at the time of disposition over the purchase price and (2) the excess of the fair market value of such shares at the time the offering commenced over the purchase price. If any employee disposes of the shares purchased under the Plan during the Holding Period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess, if any, of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis that is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the length of the holding period for such shares. In the event of a disposition during the Holding Period, the Company will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

     Regulatory Approvals. The SEC has issued an order under the Public Utility Holding Company Act of 1935 authorizing the solicitation of proxies seeking approval of the Plan. The Company has applied for SEC authorization to issue new common shares, subject to the limits set forth above, for purchases under the Plan. SEC action on the application is expected later in 2001.

     Share Purchases Under Plan. No purchases will be made under the Plan until after shareholder approval of the Plan is obtained. Because share purchases under the Plan are made solely at the election of the eligible employee, it is not possible to ascertain the employees who will purchase shares under the Plan in the current fiscal year.

     An affirmative vote of a majority of the common shares present or represented at the Annual Meeting of Shareholders will be required for the adoption of this proposal.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                 3.  RATIFICATION OF THE SELECTION OF AUDITORS

     The firm of Arthur Andersen LLP, independent public accountants, was selected by the Board of Trustees, and approved by the shareholders, to serve as independent auditors of Northeast Utilities and its subsidiaries for 2000. Pursuant to the recommendation of the Audit Committee, the Board of Trustees recommends that shareholders ratify the selection by the Board of Trustees of Arthur Andersen LLP to audit the accounts of Northeast Utilities and its subsidiaries for 2001. Representatives of Arthur Andersen LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised at the meeting.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP has been the independent accounting firm that audits the financial statements of Northeast Utilities and its subsidiaries since 1977. Audit services performed by Arthur Andersen for fiscal 2000 consisted of an examination of and report on the financial statements of Northeast Utilities and its principal subsidiaries and benefit plans and services with respect to filings with government agencies such as the Securities and Exchange Commission, the Federal Energy Regulatory Commission, and the Connecticut Department of Public Utility Control. Arthur Andersen also provided certain non-audit services during 2000, in the areas of tax return preparation and review and assistance on audit, assistance with private letter ruling, internal controls, agreed-upon procedures, financings, accounting and tax research, litigation support, and restructuring.

Audit Fees..................................................  $972,000
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees..............................................  $521,300

     The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen is compatible with maintaining auditor independence.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for oversight of the relationship of Northeast Utilities with its independent accountants on behalf of the Board of Trustees. A copy of the Audit Committee's charter is included as Appendix A to this proxy statement. As part of its responsibilities, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board, has discussed these matters and the independent accountant's independence with the independent accountants as required pursuant to generally accepted auditing standards, and has reviewed and discussed the audited financial statements of Northeast Utilities for the year ending December 31, 2000 with management. Based on the review and discussions referred to in the previous sentence, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in Northeast Utilities' Annual Report on Form 10-K for the year ending December 31, 2000 for filing with the Securities and Exchange Commission.

                                            Respectfully submitted,

                                            John F. Swope, Chair
                                            John F. Turner, Vice Chair
                                            William F. Conway
                                            E. Gail de Planque
                                            Raymond L. Golden
                                            Elizabeth T. Kennan

Dated: April 9, 2001

                               4.  OTHER MATTERS

     The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

                                 ANNUAL REPORT

     Certain portions of Northeast Utilities' Annual Report to Shareholders for the year ended December 31, 2000, including audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, are included with this proxy solicitation material as Appendix C. A Summary Annual Report containing condensed financial statements and other information accompanies this proxy statement. An additional copy of this proxy statement including the Annual Report will be mailed to any shareholder upon request.

                           CERTAIN LEGAL PROCEEDINGS

     On October 13, 1999, and October 19, 1999, shortly after Northeast Utilities and Consolidated Edison, Inc. agreed to merge, virtually identical complaints were filed in the Supreme Court of New York against NU and its Board of Trustees. Both complaints purport to be "class action complaints" and allege that the trustees have breached their fiduciary duties to the plaintiffs and other members of the class by acting in their own interest in (i) not obtaining the best price for NU's assets and businesses and (ii) failing to seek other offers through an auction process. The plaintiffs seek equitable relief, including an order that the trustees maximize shareholder value and award attorneys fees. The cases are now pending in state court in New York and have been inactive during the pendency of the Federal action referred to below. An additional action was brought in Federal court in New York by the plaintiffs in the shareholder state court actions, alleging that NU, Con Edison and NU's Trustees have, in addition to violating fiduciary duties, violated Section 14(a) of the Securities Exchange Act of 1934 by filing a joint proxy statement that fails to disclose material information about Con Edison's Indian Point nuclear generating plant. To avoid a preliminary injunction proceeding and the possibility of the cancellation of the April 14, 2000, shareholders' vote to approve the merger, Con Edison and NU agreed to send a supplement to the proxy to their shareholders addressing recent developments concerning Indian Point. At a status conference on November 3, 2000, in the Federal case, a tentative settlement agreement was reached by which a class would be certified, counsel fees would be paid by Con Edison and the Section 14(a) claim would be dismissed with prejudice. The parties executed the settlement agreement which was submitted to the Court, for approval, at the status conference on March 16, 2001. At the conference, the Court, as a result of the termination of the merger agreement, dismissed the fiduciary duty claims without prejudice, and scheduled a hearing for approval of the settlement for July 13, 2001. Notice of the hearing accompanies this proxy statement. After dismissal of the Federal action, the Trustees will move to dismiss the state court actions, without prejudice, because the issues raised therein are moot.

                        COST OF SOLICITATION OF PROXIES

     The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph, by Trustees, officers or employees of Northeast Utilities or Northeast Utilities Service Company, by employees of The Bank of New York, Transfer Agent and Registrar, or by an independent company, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies from banks, brokerage firms, nominees and individual shareholders for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial owners of common shares held as of April 30, 2001.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     To be included in the proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders, proposals by shareholders must be received no later than December 4, 2001, and must satisfy the conditions established by the SEC. Shareholder proposals submitted to be considered at the 2002 Annual Meeting without inclusion in next year's proxy materials must be received no later than February 14, 2002. If Northeast Utilities is not notified of a shareholder proposal by February 14, 2002, then proxies held by management may provide the discretion to vote against such proposal, even though such proposal is not discussed in the proxy statement. Proposals should be addressed to O. Kay Comendul, Assistant Secretary, Post Office Box 270, Hartford, Connecticut 06141-0270.

                                          By order of the Board of Trustees,

                                          /s/ Gregory B. Butler
                                          Gregory B. Butler
                                          Vice President, Secretary
                                          and General Counsel

                           ANNUAL REPORT ON FORM 10-K

     Northeast Utilities will provide shareholders with a copy of its 2000 Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

                                O. KAY COMENDUL
                              ASSISTANT SECRETARY
                              NORTHEAST UTILITIES
                              POST OFFICE BOX 270
                        HARTFORD, CONNECTICUT 06141-0270

                           [NORTHEAST UTILITIES LOGO]

                             DETACH PROXY CARD HERE
                             \/                  \/
[ ]

-----------------------------------------------------------------------------------------------------------------
THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.   Election of the eleven Trustees nominated

     FOR all nominees    [ ]            WITHHOLD AUTHORITY to         [ ]            FOR ALL EXCEPT      [ ]
                                        vote for all nominees                        AS MARKED

TO VOTE FOR ALL NOMINEES, MARK THE "FOR" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE(S), MARK THE "FOR
ALL EXCEPT AS MARKED" BOX AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE(S) IN THE LIST BELOW. TO WITHHOLD
VOTING ON ALL NOMINEES, MARK THE "WITHHELD" BOX.                                                                            <
Nominees: Cotton Mather Cleveland, Sanford Cloud, Jr., E. Gail de Planque, John H. Forsgren, Raymond L. Golden,           PLEASE
Elizabeth T. Kennan, Michael G. Morris, William J. Pape II, Robert E. Patricelli, John F. Swope, John F. Turner          DETACH
-----------------------------------------------------------------------------------------------------------------         HERE
2.   Approval of the Employee Share Purchase Plan.        3.   Ratification of Arthur Andersen LLP as independent
                                                               auditors for 2001.                                         YOU
                                                                                                                          MUST
     FOR  [ ]  AGAINST  [ ]   ABSTAIN  [ ]                     FOR   [ ]   AGAINST   [ ]    ABSTAIN [ ]                   DETACH
-----------------------------------------------------------------------------------------------------------------         THIS
                                                                                                                          PORTION
                                                                                          Address Change  [ ]             OF THE
                                                                                          Mark Here                       PROXY CARD
                                                                         The undersigned hereby acknowledges              BEFORE
                                                                         receipt of notice of meeting                     RETURNING
                                                                         and related proxy statement.                     IT IN THE
                                                                         Dated:                            , 2001         ENCLOSED
                                                                                ---------------------------               ENVELOPE
                                                                                                                             <
                                                                         ----------------------------------------
                                                                                          Signature

                                                                         ----------------------------------------
                                                                                          Signature
                                                                         Please sign in the same form as name appears
                                                                         hereon. If the shares are registered in more
                                                                         than one name, each joint owner of fiduciary
                                                                         should sign. Fiduciaries and corporate officers
                                                                         should indicate their titles.

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED                  VOTES MUST BE INDICATED     [X]
POSTAGE PREPAID ENVELOPE.)                                                (x) IN BLACK OR BLUE INK.

PROXY                                                            PROXY

                              NORTHEAST UTILITIES

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - JUNE 28, 2001

The undersigned appoints MICHAEL G. MORRIS and ELIZABETH T. KENNAN, and either of them, proxies of the undersigned, with power of substitution, to act for and to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Northeast Utilities to be held on June 28, 2001, and any adjournment thereof, upon the matters set forth in the notice of said meeting as indicated below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1, 2 and 3.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be dated and signed on the reverse side.)



                                        NORTHEAST UTILITIES
                                        P.O. BOX 11236
                                        NEW YORK, N.Y. 10203-0236

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER
                             (ADOPTED MAY 9, 2000)

ROLE, ORGANIZATION AND INDEPENDENCE

The Audit Committee (the Committee) of the Board of Trustees assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, control and reporting practices of Northeast Utilities (the Company) and such other duties as directed by the Board. The Committee consists of three or more Trustees who are generally knowledgeable in financial matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The Committee shall maintain free and open communication (including private executive sessions) with the independent auditors and internal auditors. The Committee is empowered to investigate any matter brought to its attention, and to retain appropriate resources for such purpose.

The independent auditor is accountable to the Board of Trustees and the Committee. The Board of Trustees, with input from the Committee, has authority and responsibility to select, evaluate and replace the independent auditor. The Board will propose the outside auditor to shareholders for approval.

RESPONSIBILITIES

The Committee's responsibilities are to:

 --      Maintain an understanding and general overview of the Company's operational and financial risks and risk management strategies.

 --      Ensure that the independent auditor submits, on at least an annual basis, a formal written statement delineating all relationships between the auditor and the Company, including audit and non-audit services. The Committee shall discuss such disclosed relationships or services that may impact on the objectivity or independence of the independent auditor and make appropriate recommendations to the Board to assure the independence of the auditor.

 --      Review the adequacy of the Committee's charter annually, and submit charter revisions to the Board for consideration, as required.

 --      Review annual financial statements with the independent auditors and with management, including both the acceptability and quality of such financial statements and underlying accounting principles.

 --      Review with management and the independent auditors the Company's quarterly financial results. These reviews may be conducted by the Committee or its Chairman.

 --      Annually prepare a report to shareholders as required by the Securities and Exchange Commission for inclusion in the Company's annual proxy statement.

 --      Provide guidance and oversight for the internal audit department of the
Company, as appropriate, and review and discuss the reports issued by the internal auditors and implementation by management of recommendations made by the auditors. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

 --      Discuss with management any legal or regulatory matters that may have a material impact on the Company's financial statements.

 --      Report Committee activities to the Board.

To discharge its duties, the Committee shall hold meetings as it deems necessary, but shall meet a minimum of four times annually, and it shall have open and free access to all information or require any officer or employee of the Company, or its subsidiaries, to furnish it with information, documents or reports that it deems necessary or desirable to carry into effect the intent and purpose of this charter.

In exercising its obligations under this charter, it is intended that the Committee will comply with all applicable audit committee requirements of the Securities and Exchange Commission and the New York Stock Exchange.

                                   APPENDIX B

              NORTHEAST UTILITIES EMPLOYEE SHARE PURCHASE PLAN II

                              ARTICLE I - PURPOSE

The purpose of the Northeast Utilities Employee Share Purchase Plan II (the "Plan") is to provide a means whereby the Company (as hereinafter defined) may provide eligible employees an opportunity to purchase shares of Company Stock (as hereinafter defined). The Board of Trustees of Northeast Utilities believes that employee participation in share ownership will be to the mutual benefit of both the employees and the Company. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and is not intended and shall not be construed as constituting an "employee benefit plan," within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                            ARTICLE II - DEFINITIONS

Affiliate. "Affiliate" means each direct and indirect affiliated company that through one or more intermediaries, controls, is controlled by, or is under common control with NU.

Board.  "Board" means the board of trustees of NU.

Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

Committee. "Committee" means the Board's Compensation Committee, or the person or persons to which such committee delegates any of its functions under the Plan.

Company. "Company" means NU and any Affiliate which is authorized by the Committee to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan, including the authority of the Board and the Committee, and amendments thereto shall apply to the Eligible Employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

Company Stock.  "Company Stock" means common shares in NU, par value $5.00.

Effective Date. "Effective Date" shall mean the first Election Date beginning after (a) the later of the approval of the Plan (i) by the shareholders of NU and (ii) the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, and (b) the authorization of elections by the Board.

Election Date.  "Election Date" means each date as the Committee shall specify.

Eligible Employee. "Eligible Employee" means each employee of the Company (i) who is classified by the Company as an employee (and not as an independent contractor no matter how characterized by a court or administrative agency),
(ii) whose customary employment is for more than 20 hours per week and for more than five months per year, (iii) who is not deemed for purposes of section 423(b)(3) of the Code to own shares possessing five percent or more of the total combined voting power or value of all classes of shares of NU or any subsidiary, and (iv) who has completed at least one Year of Service with the Company after being classified as an employee (without regard to any retroactive recharacterization); provided, however, that an "Eligible Employee" whose terms and conditions of employment are subject to negotiation with a collective bargaining agent shall be deemed not to have elected to file a Purchase Agreement until the agreement between the Company and such collective bargaining agent with respect to the employee provides for participation in the Plan.

Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

Market Value. "Market Value" means the closing price of the Company Stock for the relevant date (or the latest date for which such price was reported if such date is not a business day), or if not available, (x) if the principal trading market for the Company Stock is the New York Stock Exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (y) if the principal trading market for the Company Stock is a national securities exchange other than the New York Stock Exchange or is the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (z) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

NU. "NU" means Northeast Utilities, a Massachusetts business trust, and its successors and assigns.

Participant. "Participant" means an Eligible Employee who elects to participate in the Plan.

Plan. "Plan" means the Northeast Utilities Employee Share Purchase Plan II, as amended from time to time.

Plan Year. "Plan Year" means each calendar year during which the Plan is in effect.

Purchase Agreement. "Purchase Agreement" means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Company Stock on the terms and conditions offered by the Company. The Purchase Agreement is intended to evidence the Company's offer of an option to the Eligible Employee to purchase Company Stock on the terms and conditions set forth therein and herein.

Purchase Date.  "Purchase Date" means the last day of each Purchase Period.

Purchase Period. "Purchase Period" means the period that begins on each Election Date on and following the Effective Date and ending on the last trading day before the next Election Date or other period specified by the Committee during which the Participant's Company Stock purchase is funded through payroll deduction accumulations.

Purchase Price. "Purchase Price" means the purchase price for shares of Company Stock purchased under the Plan, determined as set forth in Section 4.3.

Year of Service. "Year of Service" means a "Year of Service" credited to a Participant under the Northeast Utilities Service Company Retirement Plan prior to the Election Date.

                    ARTICLE III - ADMISSION TO PARTICIPATION

3.1 Initial Participation. An Eligible Employee may elect to participate in the Plan and may become a Participant effective as of any Election Date, by executing and filing with the Committee a Purchase Agreement at such time in advance of such Election Date as the Committee shall prescribe. The Purchase Agreement shall remain in effect until modified or canceled in accordance with the terms of this Plan.

3.2 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Company Stock shall be made for the Participant.

3.3 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files a new Purchase Agreement with the Committee at such time in advance of the Election Date as the Committee shall prescribe.

                 ARTICLE IV - COMPANY STOCK PURCHASE AND RESALE

4.1 Reservation of Shares. There shall be a number of shares of Company Stock equal to one-half of one percent (0.5%) of the total number of shares of Company Stock outstanding in each Plan Year reserved for issuance or transfer under the Plan during or for that Plan Year, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. If and to the extent that less than the full number of shares of Company Stock reserved for issuance or transfer under the Plan, as set forth above, are actually so issued or transferred, then the remaining shares shall again be available for issuance or transfer under the Plan. Except as provided in Section 5.2, the aggregate number of shares of Company Stock that may be purchased under the Plan shall not exceed five percent (5%) of the total number of shares of Company Stock outstanding as of December 31, 2000.

4.2 Limitation on Shares Available. The maximum number of shares of Company Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Company Stock that can be purchased by applying the full balance of the Participant's withheld funds to the purchase of shares of Company Stock at the Purchase Price, or (b) the Participant's proportionate part of the maximum number of shares of Company Stock available under the Plan, as stated in Section 4.1. Moreover, (a) the maximum number of shares of Company Stock that may be purchased by a Participant during the first Purchase Period in a Plan Year is an amount determined by dividing the $25,000 limit under Section 4.4(c) by the per share Market Value of Company Stock as determined on the first day of such Purchase Period; and (b) the maximum number of shares of Company Stock that may be purchased by a Participant during the second Purchase Period in a Plan Year is an amount determined by dividing (i) the difference determined by subtracting the total Purchase Price paid for all shares of Company Stock purchased during the first Purchase Period in that Plan Year from the $25,000 limit under Section 4.4(c), by (ii) the per share Market Value of Company Stock as determined on the first day of the second Purchase Period. Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Company Stock that such person would be entitled to purchase hereunder) possessing five percent or more of the total combined voting power or value of all classes of shares of the Company, the maximum number of shares of Company Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares that such person is deemed to own (excluding any number of shares of Company Stock that such person would be entitled to purchase hereunder), is one less than such five percent. Any amounts withheld from a Participant's compensation that cannot be applied to the purchase of Company Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

4.3 Purchase Price of Shares. The Purchase Price per share of the Company Stock sold to Participants pursuant to any offering under the Plan shall be the lower of (i) 85% of the Market Value of such share on the first trading day of the Purchase Period or (ii) 85% of the Market Value of such share on the Purchase Date. Notwithstanding the foregoing, the Committee, acting on behalf of the Company, may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value, on either of such dates or the lower of such dates, so long as the percentage shall not be lower than 85% of such Market Value.

4.4       Exercise of Purchase Privilege.

(a) Each Participant shall be granted an option to purchase shares of Company Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.3. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 4.2 above and of paragraph (c) of this Section 4.4, on each Purchase Date, the Participant shall automatically be deemed to have exercised his or her option to purchase shares of Company Stock, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

(b) There shall be purchased for the Participant on each Purchase Date, at the Purchase

Price for the Purchase Period, the largest number of whole shares of Company Stock as can be purchased with the amounts withheld from the Participant's compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

(c) A Participant may not purchase shares of Company Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more offerings under this Plan are outstanding at any time, and a Participant may not purchase a share of Company Stock under any offering after the expiration of the Purchase Period for the offering.

4.5 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Company Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of compensation during a Purchase Period of an amount not less than $20 per paycheck and not more than 25% of such Participant's compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. A change shall be made by the Participant's filing with the Committee a notice in such form and at such time in advance of the date on which the change is to be effective as the Committee shall prescribe.

4.6 Payment for Company Stock. The Purchase Price for all shares of Company Stock purchased by a Participant under the Plan shall be paid out of the Participant's authorized payroll deductions. All funds received or held by the Company under the Plan will be kept in a segregated account not commingled with any other funds of the Company and may not be used for any corporate purpose except in connection with the Plan itself.

4.7       Share Ownership; Issuance of Certificates.

(a) The shares of Company Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on the Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares of Company Stock. All the shares of Company Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

(b) The Committee, in its sole discretion, may determine that shares of Company Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Company Stock purchased by the Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering certificates for the number of shares of Company Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate brokerage account for each Participant, or (iii) issuing and delivering certificates for the number of shares of Company Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant's share interests in the Company Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she so designates on the Participant's Purchase Agreement, in the Participant's name jointly with the Participant's spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account held in the Participant's name as tenant in common with the Participant's spouse, with or without right of survivorship. No fractional shares may be purchased under the Plan and the balance of any amounts withheld from a Participant's compensation which are not applied to the purchase of Company Stock shall be held in the account established in Section 4.6 and applied to the purchase of additional shares for the Participant during the next Purchase Period or, at the Participant's election, returned to the Participant.

(c) The Committee, in its sole discretion, may impose such restrictions or limitations as it shall determine on the resale of Company Stock, the issuance of individual share certificates or the withdrawal from any shareholder accounts established for a Participant.

(d) Any dividends payable with respect to shares of Company Stock credited to a shareholder account of a Participant established pursuant to Section 4.7(b) hereof will be reinvested in shares of Company Stock and credited to the Participant's account.

4.8       Withdrawal of Shares or Resale of Company Stock.

(a) A Participant may request a withdrawal of shares of Company Stock purchased for the Participant under the Plan or order the sale of such shares at any time by making a request in such form and at such time as the Committee shall prescribe. Notwithstanding the foregoing and section 4.7(c), no such shares may be withdrawn, sold, or otherwise distributed for at least six months following their purchase for the Participant.

(b) If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, the Participant shall receive a distribution of his or her shares of Company Stock held in any shareholder account established pursuant to Section 4.7(b).

(c) If a Participant is to receive a withdrawal or distribution of shares of Company Stock, or if shares are to be sold, the withdrawal, distribution or sale shall be made in whole shares of Company Stock, with fractional shares paid in cash.

                        ARTICLE V - SPECIAL ADJUSTMENTS

5.1 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Company Stock would purchase a number of shares in excess of the number of shares of Company Stock then available for purchase under the Plan, the number of shares of Company Stock that would otherwise be purchased by each Participant for that Plan Year shall be proportionately reduced on the Purchase Date in order to eliminate such excess. The balance of any amounts withheld from a Participant's compensation which had not by such time been applied to the purchase of Company Stock shall be returned to the Participant.

5.2 Anti-Dilution Provisions. The aggregate number of shares of Company Stock reserved for purchase under the Plan, as provided in Section 4.1, and the calculation of the Purchase Price per share shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a share dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board.

5.3 Effect of Certain Transactions. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from a Participant's compensation which had not by such time been applied to the purchase of Company Stock shall be returned to the Participant.

                           ARTICLE VI - MISCELLANEOUS

6.1 Non-Alienation. The right to purchase shares of Company Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant's lifetime, except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. If a Participant dies, there shall be delivered to the executor, administrator or other personal representative of the deceased Participant such shares of Company Stock and such residual amounts as may remain to the Participant's credit from amounts withheld from the Participant's compensation as of the Purchase Date occurring at the close of the period in which the Participant's death occurs, including shares of Company Stock purchased as of that date or prior thereto with moneys withheld from the Participant's compensation.

6.2 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan including expenses of issuance and sale of shares but excluding brokerage commissions on the sale of shares of Company Stock pursuant to Section 4.8.

6.3 The Committee. The Committee shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan and to make all required determinations including factual determinations. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee's interpretations and decisions with respect to the Plan shall be final and conclusive.

6.4 Amendment of the Plan. The Board may, at any time and from time to time, amend the Plan in any respect, except that no amendment may increase the number of shares reserved for purposes of the Plan, or allow any person who is not an Eligible Employee to become a Participant, without the approval of the shareholders of NU.

6.5 Expiration and Termination of the Plan. The Plan shall continue in effect for 10 years from the Effective Date, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board. The Board shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant's compensation which has not, by such time, been applied to the purchase of shares of Company Stock shall be refunded to the Participant.

6.6 Repurchase of Company Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Company Stock that the Participant acquires under the Plan.

6.7 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to Northeast Utilities Service Company, 107 Selden Street, Berlin, CT 06037, Attention: Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

6.8 Government Regulation. The Company's obligation to sell and to deliver the Company Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Company Stock.

6.9 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

6.10 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the state of Connecticut to the extent such laws are not in conflict with, or superseded by, federal law.

6.11 Disclaimer of Liability. The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Board or by any officer, agent or representative elected or appointed by the Board, and no such contract, obligation or undertaking shall be enforceable against the Board or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Board as such, and every person or entity, having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

                                   APPENDIX C
                           ANNUAL REPORT INFORMATION

                     Table of Contents                        Page
Management's Discussion and Analysis                            C-2
     Financial Condition                                        C-2
     Results of Operations                                     C-11
Company Report                                                 C-14
Report of Independent Public Accountants                       C-14
Consolidated Statements of Income                              C-15
Consolidated Balance Sheets                                    C-16
Consolidated Statements of Shareholders' Equity                C-18
Consolidated Statements of Cash Flows                          C-19
Consolidated Statements of Capitalization                      C-20
Notes to Consolidated Statements of Capitalization             C-21
Consolidated Statements of Income Taxes                        C-22
Notes to Consolidated Financial Statements                     C-23
Consolidated Statements of Quarterly Financial Data
  (Unaudited)                                                  C-44
Consolidated Generation Statistics (Unaudited)                 C-44
Selected Consolidated Financial Data (Unaudited)               C-45
Executive Officers of Northeast Utilities                      C-45

Forward-Looking Statements -- These materials may include statements ("forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) as to expectations, beliefs, plans, objectives, assumptions or future events or performance, often indicated, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, or outlook. Forward-looking statements are not statements of historical fact, but may involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed. Some important factors that could cause actual results or outcomes to differ materially from those expressed include prevailing governmental policies and regulatory actions of federal and state regulatory agencies with respect to allowed rates of return, industry and rate structure, operation of nuclear power facilities, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The business and profitability of Northeast Utilities and its subsidiaries are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail and wholesale customers, pricing and transportation of commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions, competition for new energy development opportunities, and legal and administrative proceedings (whether civil or criminal) and settlements. Such factors are difficult to predict, contain uncertainties which may materially affect actual results, and are generally beyond the control of Northeast Utilities or its subsidiaries. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor or combination of factors could cause actual results to differ materially from those contained in any forward-looking statement. Each forward-looking statement speaks only as of the date made, and NU has no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. All forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

OVERVIEW
Northeast Utilities (NU or the company) reported year end 2000 earnings before extraordinary items of $205.3 million, or $1.45 per share on a fully diluted basis, compared with earnings of $34.2 million, or $0.26 per share, in 1999 and a loss of $146.8 million, or $1.12 per share in 1998. Because of extraordinary charges totaling $233.9 million after-tax, NU reported a net loss of $28.6 million, or $0.20 per share, on a fully diluted basis, for the year. These extraordinary charges are associated with the impacts of industry restructuring and the discontinuation of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The most significant write-off occurred at Public Service Company of New Hampshire (PSNH) during the fourth quarter as a result of the "Agreement to Settle PSNH Restructuring" (Settlement Agreement) with the State of New Hampshire.

Increases in competitive energy subsidiaries' sales pushed total NU revenues to a record $5.9 billion in 2000, up 31 percent from $4.47 billion in 1999. Revenues were $3.77 billion in 1998. The growth in competitive energy subsidiaries' revenues more than offset a 5 percent retail rate decrease on January 1, 2000, for customers of The Connecticut Light and Power Company (CL&P) and a 5 percent rate reduction on October 1, 2000, for PSNH retail customers. Regulated retail electric sales increased by 0.8 percent in 2000, as compared to 1999, primarily due to economic growth in NU's service territories. However, retail electric sales would have increased 1.9 percent had it not been for mild summer temperatures.

Many areas of the Northeast Utilities system (NU system) contributed to the better operating performance in 2000. The most significant improvement occurred at CL&P, NU's largest operating subsidiary. CL&P's earnings totaled $148.1 million in 2000, compared with a loss of $13.6 million in 1999 and $195.7 million in 1998. The 2000 results represented CL&P's first annual profit since 1995. CL&P benefited from the return to service of the Millstone 2 unit in May 1999 and the strong performance of the Millstone 2 and 3 units in 2000. Millstone 2 operated at a capacity factor of 82 percent in 2000, while Millstone 3 operated at a capacity factor of virtually 100 percent in 2000. However, management projects that CL&P's earnings will decline in 2001 as a result of the expected sale of CL&P's share of the Millstone units, other rate adjustments and the pending resolution of the over-earnings docket. Although CL&P's earnings are expected to decline, its return on equity is not expected to be compromised.

NU's competitive energy subsidiaries achieved a significant improvement in operating results in 2000 over 1999. The competitive energy subsidiaries contributed $13.6 million before extraordinary charges in 2000 toward NU's consolidated earnings, compared with a net loss of $37 million in 1999. During 2000, the Holyoke Water Power Company (HWP) recorded an extraordinary charge of $19.7 million after-tax, or $0.14 per share, as a result of the discontinuation of SFAS No. 71 for certain hydroelectric generation assets.

Absent the extraordinary charge, PSNH earned $67.6 million in 2000, compared with $84.2 million in 1999 and $91.7 million in 1998. North Atlantic Energy Corporation (NAEC) earned $32.5 million in 2000, compared with $29.6 million in 1999 and $29.5 million in 1998. Operating earnings at PSNH and NAEC are expected to decline significantly after the first quarter of 2001, as a result of the retail rate reductions and capital redeployment that will accompany the introduction of industry restructuring in New Hampshire.

Similar to CL&P, Western Massachusetts Electric Company (WMECO) also experienced a significant improvement in operating results in 2000, primarily as a result of the return to service of Millstone 2 and the absence of restructuring charges. In 2000, WMECO earned $35.3 million, compared with $2.9 million in 1999 and a loss of $9.6 million in 1998.

NU projects earnings will be between $1.40 per share and $1.60 per share during 2001, not including significant nonrecurring gains and losses.

CONSOLIDATED EDISON, INC. MERGER
In 2000, NU and Consolidated Edison, Inc. (Con Edison) received most of the approvals needed to complete the merger announced in October 1999. Shareholders from both companies approved the merger in April 2000, and all state regulatory approvals were granted by the end of the year. Additionally, the Federal Energy Regulatory Commission (FERC) approved the merger in May 2000, the Nuclear Regulatory Commission approved the transaction in August 2000, and the United States Department of Justice approved the merger in February 2001. Necessary approval from the Securities and Exchange Commission (SEC) was expected to be received in mid-March 2001.

On February 28, 2001, NU's Board of Trustees requested that Con Edison provide reasonable assurance, in writing, that it intended to comply with the terms of the definitive merger agreement between the two companies. This included assurances that Con Edison would consummate the pending merger at the price set forth in the agreement promptly following the receipt of SEC approval. The original request for assurance was to be received by March 2, 2001, however that date was later extended to March 5, 2001. On March 5, 2001, Con Edison advised NU that it was not willing to close the merger on the agreed terms. NU notified Con Edison that it was treating its refusal to proceed on the terms set forth in the merger agreement as a repudiation and breach of the merger agreement, and that NU would file suit to obtain the benefits of the transaction as negotiated for NU shareholders. On March 6, 2001, Con Edison filed suit in the U.S. District Court for the Southern District of New York (Southern District), seeking declaratory judgment that NU failed to satisfy conditions precedent under the merger agreement. On March 12, 2001, NU filed suit against Con Edison in the Southern District seeking damages in excess of $1 billion arising from Con Edison's breach of the merger agreement. NU cannot predict the outcome of this matter nor its effect on NU.

Under the terms of the proposed transaction, had it proceeded to closing, NU shareholders would have received a base price of $25 per share, in a combination of cash and Con Edison common stock, plus $0.0034 per share per day, or approximately $0.10 per share per month, for each day that the merger did not close after August 5, 2000. Additionally, NU shareholders would have received another $1 per share as a result of a recommendation by the Connecticut Department of Public Utility Control's (DPUC) Utility Operations Management Analysis Unit that the DPUC accept the results of the Millstone auction that were announced on August 7, 2000. The DPUC approved the sale in January 2001. The $25 per share base price, the $0.0034 per share per day compensation and the additional $1 per share resulting from the Millstone auction would have been subject to the collar mechanism described in the merger proxy statement dated February 29, 2000, to the extent NU shareholders received Con Edison stock. Assuming that Con Edison's stock price had averaged between $36 and $46 per share during the applicable pricing period, as defined, NU shareholders would have received approximately $26.84 per share, were the merger to have closed on April 10, 2001.

YANKEE ENERGY SYSTEM, INC. MERGER
On March 1, 2000, NU completed its acquisition of Yankee Energy System, Inc. (Yankee), the parent company of Connecticut's largest natural gas distribution company. Under the terms of the merger, NU issued approximately 11.1 million NU common shares and paid $261.4 million of cash to Yankee's shareholders. As expected, the transaction was dilutive for NU earnings per share in 2000, in part because the merger was closed at the end of the winter heating season and near the end of Yankee's strongest earnings period. Yankee lost $0.7 million during the 10 months of 2000 it has been part of the NU system. Substantially better financial results are anticipated in 2001 during which Yankee's operations will include the months of January and February. Yankee anticipates filing a rate case in the second quarter of 2001.

On August 9, 2000, Yankee Gas Services Company (Yankee Gas) was ordered by the DPUC to file a rate application. This review of Yankee Gas' rates is required under Connecticut law because four years have passed since its last rate review. In accordance with the most recent schedule approved by the DPUC, Yankee Gas filed a cost of service study on February 14, 2001, which reflected a historical test year ending September 30, 2000. Yankee Gas has asked the DPUC to approve a schedule that would call for Yankee Gas to file a letter of intent in May 2001, and its full filing in July 2001.

LIQUIDITY
NU's net cash flows provided by operating activities declined slightly to $578.4 million in 2000 compared with $614.2 million in 1999 and $663.3 million in 1998. Industry restructuring in Connecticut which required retail rate cuts reduced cash flows from operating activities. Industry restructuring resulted in a reduction of depreciation and amortization expense of $382.8 million for the year, as compared to 1999. Changes in working capital, primarily a decrease in accrued taxes and an increase in prepayments and other, also decreased cash flows from operating activities. The increase in prepayments and other is primarily due to increases in prepaid property taxes. In addition, an increase in prepaid pension, which is a component of other sources and uses, contributed to the decrease in cash flows from operating activities. Those factors were partially offset by a $162.5 million increase in income after interest charges for the year ended December 31, 2000, compared with the same period in 1999. Cash flows from operations, however, was more than adequate to meet the payment of the NU system's common and preferred dividends ($71.6 million) and investments in electric and other utility plant, nuclear fuel and nuclear decommissioning trusts ($453.6 million). The level of common dividends totaled $57.4 million in 2000, as compared to $13.2 million paid in 1999 and no cash dividends in 1998. This increase was a result of NU paying a $0.10 per share quarterly common dividend for all of 2000, as compared to only the fourth quarter of 1999. The level of preferred dividends decreased to $14.2 million in 2000, compared with $22.8 million in 1999 and $26.4 million in 1998, reflecting NU's ongoing effort to reduce preferred stock outstanding. The NU system companies currently forecast construction expenditures ranging from $395 million to $420 million for the year 2001.

The transfer of 1,289 megawatts (MW) of hydroelectric generation assets to Northeast Generation Company (NGC), an affiliated company, from CL&P and WMECO in March 2000, produced a significant source of cash for CL&P and WMECO. NGC financed the transfer with a short-term credit agreement collateralized by the generation assets transferred and an equity infusion from NU. CL&P and WMECO used this cash to retire long-term debt, preferred stock and to return equity capital to the parent company. Consolidated financing activities for 2000 included $812.3 million for the retirement of long-term debt and preferred stock, compared with $864 million for 1999.

Aside from the NGC borrowings, the largest new financing for the NU system in 2000 was the borrowing of $263 million to finance the cash portion of the Yankee acquisition. NU refinanced that borrowing on February 28, 2001, when it issued $263 million of two-year variable-rate notes. Based on the initial rate of those notes, NU expects to save more than $1 million annually as a result of the refinancing.

The NU system also renewed a series of other borrowing facilities over the course of 2000. In November 2000, NU parent increased its revolving credit agreement to $400 million from $350 million, primarily to meet Select Energy Inc.'s (Select Energy) increased working capital needs to support a rapidly growing level of business. NU parent provides credit assurance in the form of guarantees, letters of credit, performance guarantees, and other assurances for the financial performance obligations of certain of its competitive energy subsidiaries, particularly Select Energy. Also in November 2000, CL&P and WMECO reduced their revolving credit agreement to $350 million from $500 million to reflect lower borrowing needs post-restructuring, NAEC renewed its $200 million term credit agreement for 364 days, and Yankee Gas renewed a $60 million revolving credit agreement. All of those facilities were renewed with more favorable terms as a result of the NU system's improving credit profile. In April 2000, Moody's Investors Service (Moody's) upgraded its credit ratings for NU, PSNH and NAEC, and in October 2000, Fitch IBCA (Fitch) upgraded its credit ratings for PSNH and NAEC. In January 2001, Moody's and Standard and Poor's upgraded their credit ratings for NU, CL&P, PSNH, WMECO, and NAEC, primarily as a result of the New Hampshire Supreme Court's decision to uphold that state's restructuring plan, the anticipated sale of the Millstone units and NU's general financial recovery. In February 2001, Fitch upgraded its credit ratings for NU, CL&P and WMECO. These upgrades return NU's unsecured debt to investment grade ratings for the first time in five years and will save the NU system in excess of $4.7 million annually in financing costs.

For further information regarding the NU system's borrowing facilities, see Note 2, "Short-

Term Debt," to the consolidated financial statements.

PSNH terminated its $75 million revolving credit agreement in April 1999 and continues to fund its operations and capital program with cash on hand and operating cash flows. In August and September 2000, PSNH repaid $109.2 million of variable-rate taxable pollution control bonds from cash on hand. PSNH also paid a $50 million common dividend to NU on October 2, 2000, PSNH's first common dividend to NU since February 1997. Despite those cash outflows, PSNH maintained $115.1 million of cash on hand as of December 31, 2000.

On January 2, 2001, NU modified its forward share purchase arrangements for approximately 10 million NU common shares. To initially effect these arrangements, the financial institutions (counterparties) purchased approximately 10 million NU common shares on the open market in December 1999 and January 2000, in a total aggregate amount of $215 million at an average price of $21.26. The counterparties maintain ownership of the shares until the transactions are settled. NU will continue to accrue charges on the total aggregate amount at LIBOR plus an agreed upon percentage per annum until the transactions are settled. These transactions can be settled in cash or NU common shares at the company's discretion. NU expects to repurchase the shares from the counterparties in the first half of 2001 with proceeds from restructuring. However, if prior to the settlement date, NU's share price falls below $18.06 per share, NU may be required to provide the counterparties with additional collateral. This amount has been classified as temporary equity from stock forward on NU's consolidated balance sheets at December 31, 2000 and 1999.

For further information regarding the forward share purchase arrangements, see
Note 1C, "Summary of Significant Accounting Policies -- New Accounting Standards," to the consolidated financial statements.

In 2001, NU expects to reduce the capitalization of its regulated electric operating companies significantly as a result of continued asset sales and securitization of stranded costs. CL&P, PSNH and WMECO expect to receive gross proceeds of $843.2 million, $26 million and $196.2 million, respectively, as a result of the sale of their ownership interests in the Millstone units to Dominion Resources, Inc. (Dominion). This sale is expected to close as early as the end of March 2001. The cash proceeds are expected to be used to repay subsidiary debt and capital lease obligations and to return equity capital to the parent company.

By the end of 2002, PSNH expects to complete the auction of approximately 1,200 MW of fossil and hydroelectric generation assets, as well as CL&P's and NAEC's share of the Seabrook Station nuclear unit (Seabrook). PSNH's restructuring settlement was predicated upon receiving approximately $400 million of net proceeds from those sales. Cash proceeds will be used to retire debt and to return equity capital to the parent company.

In November 2000, the DPUC approved CL&P's request to securitize an amount not to exceed $1.55 billion of approved, eligible stranded costs, primarily related to above-market purchased-power contracts and generation-related regulatory assets. CL&P plans to use approximately $400 million of those proceeds to reduce debt with the remaining proceeds to be used to buydown and buyout above-market purchased-power contracts and to return equity capital to the parent company. However, the Office of Consumer Counsel (OCC) has appealed the securitization order to the Connecticut Superior Court. On March 1, 2001, CL&P and the OCC entered into an agreement to settle this issue. Under the agreement, pending DPUC approval, the OCC agreed to withdraw its appeal of the securitization order and not take any action that would affect the timing and amount of securitization financing to be undertaken. The DPUC approved the agreement on March 12, 2001. The OCC withdrew is appeal on March 16, 2001. Securitization for CL&P is expected to take place by the end of the first quarter 2001.

In September 2000, the New Hampshire Public Utilities Commission (NHPUC) approved a comprehensive restructuring settlement that allows PSNH to securitize up to $670 million of stranded costs. In January 2001, the New Hampshire Supreme Court upheld this restructuring order on appeal. However, one of the appellants indicated publicly it would request a review of the New Hampshire Supreme Court decision by the United States Supreme Court. Such a request must be filed by May 1, 2001. Management believes that such an appeal would have a low probability of success, but cannot determine what effect it might have on the timing of the issuance of securitization bonds and the implementation of customer choice in New Hampshire. PSNH currently expects to work with the State of New Hampshire to issue securitization bonds early in the second quarter of 2001. Cash proceeds would be combined with cash on hand and used primarily to buydown the power contract between PSNH and NAEC, retire debt at the two companies of approximately $300 million and to return equity capital to the parent company from PSNH and NAEC of another $375 million.

During February 2001, the Massachusetts Department of Telecommunications and Energy (DTE) approved the securitization of $155 million of stranded costs by WMECO. A significant portion of those proceeds will be used to buyout a purchased-power contract with the remainder used to retire WMECO's debt and to return equity capital to the parent company. Securitization for WMECO is expected to take place early in the second quarter of 2001.

Should NU's regulated companies successfully complete the aforementioned asset sales and securitization transactions, between 1999 and 2002, these regulated companies would receive in excess of $5 billion of cash, including approximately $1.4 billion previously received related to the sale and transfer of CL&P's and WMECO's fossil and hydroelectric generation assets during 1999 and 2000. In total, management currently expects these operating subsidiaries to use these proceeds in four primary ways. More than $2 billion would be used to repay debt and preferred stock; more than $1 billion to buyout and buydown high-cost purchased-power contracts; approximately $600 million to pay taxes on gains from the sales of generation assets, and; approximately $1.2 billion would be returned to NU from these operating companies. Of that $1.2 billion, CL&P and WMECO repurchased $390 million of their common stock from NU in March 2000, the proceeds of which were immediately invested in NGC. NU will also use another $215 million of these proceeds to settle the aforementioned forward share purchase arrangement.

RESTRUCTURING
As a result of industry restructuring, CL&P and WMECO stopped supplying power directly to customers in 2000. Instead, CL&P and WMECO became energy delivery companies, delivering electricity to customers that is produced by other companies and sometimes bought by customers through intermediaries. In 2000, customers in both states had the option of choosing alternative power suppliers or relying on CL&P and WMECO to acquire the power for them through standard offer service.

In 1999, under the oversight of the DPUC, CL&P secured four-year fixed-price contracts with three suppliers to provide power to customers who choose standard offer service. CL&P is fully recovering from retail customers the cost of buying power from these three standard offer suppliers and expects to continue recovery through the expiration of the contracts on December 31, 2003. As of January 1, 2000, Select Energy, an affiliated company, became responsible for 50 percent of CL&P's standard offer load for the entire standard offer period, or approximately 2,000 MW annually at peak. Two other unaffiliated suppliers became responsible for the balance of CL&P's standard offer load also for the entire standard offer period.

CL&P and WMECO continue to generate power through either direct ownership of generating plants, such as Millstone 2 and 3 and Seabrook, or through purchased-power contracts. CL&P and WMECO sold the capacity associated with Millstone 2 and 3 and Seabrook to Select Energy and five unaffiliated companies. These contracts will expire on December 31, 2001. The revenues generated from these contracts are expected to recover CL&P's and WMECO's share of the nuclear operating costs through the divestiture of the Millstone units.

In 2000, WMECO supplied power to standard offer customers at a rate of slightly more than $0.045 per kilowatt-hour. As a result of new one-year standard offer supply contracts signed in December 2000, that rate will increase significantly in 2001 to approximately $0.073 per kilowatt-hour. In January 2001, the DTE approved an average overall rate increase of approximately 17.4 percent for WMECO standard offer customers, allowing WMECO to fully recover these increased power procurement costs. A higher rate was also approved for customers who take default service from WMECO. Under the new standard offer contracts, three unaffiliated companies provide up to 630 MW of power to WMECO's standard offer customers and one unaffiliated company serves WMECO's default load of up to 70 MW through December 31, 2001.

WMECO renegotiates its standard offer supply contracts on an annual basis.

Because of delays in implementing restructuring in New Hampshire, PSNH remained a vertically integrated utility in 2000 with a fuel and purchased-power adjustment charge. For the first nine months following restructuring, PSNH will meet the load requirements of those customers who do not choose an alternative supplier (Transition Service or standard offer service) through its own generation assets and purchased-power obligations. Because PSNH's generation assets are heavily weighted toward coal and nuclear generation, PSNH is somewhat insulated from rising oil and natural gas prices. Following that initial nine-month period, PSNH expects to sell its generation assets and acquire power for up to two years from third-party suppliers for customers who remain on transition service. Under the restructuring statute and the conforming Settlement Agreement, PSNH will utilize its own generation capability to provide Transition Service and Default Service for the Initial Transition Service Period (ITSP, the first nine months after competition day). At the conclusion of the ITSP, PSNH will be required to contract for Transition Service for the remaining 24-month Transition Service period with third party suppliers through a competitive bidding process administered by the NHPUC. As part of its negotiation with state legislature, PSNH has agreed to expense the first $7 million of costs for the first 12-month period following the ITSP, if the cost of acquiring Transition Service exceeds the rate charged to customers. PSNH will be permitted to defer and recover, as unsecuritized stranded costs, all Transition Service costs in excess of the initial $7 million.

Provisions for Transition Service are but one element of Settlement Agreement which during 2000 was approved by the New Hampshire House and Senate, signed into law by the Governor of New Hampshire and approved by the NHPUC. Other provisions allow for issuing rate reduction bonds to securitize stranded costs; implementing a rate decrease of approximately 15.5 percent, 5 percent of which was implemented on a temporary basis on October 1, 2000; an after-tax write-off of stranded costs in excess of $200 million, which was recorded in the fourth quarter; selling NAEC's share of Seabrook no later than December 31, 2003, and; fixing PSNH's delivery rates at $0.028 per kilowatt-hour for the first 33 months after the Settlement Agreement takes effect. PSNH and NAEC will also terminate the Seabrook Power Contracts upon the sale of Seabrook. Restructuring is expected to take effect the first day of the month after PSNH issues rate reduction bonds, which is anticipated to be May 1, 2001.

For further information regarding commitments and contingencies related to restructuring, see Note 6A, "Commitments and Contingencies -- Restructuring," to the consolidated financial statements.

REGIONAL TRANSMISSION ORGANIZATION
Pursuant to FERC Order 888 (issued in April 1996), the NU system companies operate their transmission system under an open access, nondiscriminatory transmission tariff.

In December 1999, the FERC issued an order calling on all transmission owners to voluntarily join Regional Transmission Organizations (RTOs) in order to boost competition in electric markets. In general, each of these organizations would be an independent operator over all transmission facilities, and would perform, among other functions, tariff administration, construction planning and reliability management for the particular regional transmission system. NU's active voting interest in such an organization would be limited to 5 percent under the proposal.

The NU system companies and other parties have appealed this order. Of primary concern to NU is the ratemaking authority granted to RTOs and its impact on the ability of transmission owners to earn appropriate returns on their transmission investment under the organizational structure and the minimum functions proposed in the order. The NU system companies were required to participate in a collaborative process established by the FERC beginning in March of 2000. On January 16, 2001, NU along with the Independent System Operator and five other New England transmission owning utilities filed a proposal to establish a New England RTO.

COMPETITIVE ENERGY SUBSIDIARIES
NU's competitive energy subsidiaries engage in a variety of energy-related activities, primarily in the competitive energy retail and wholesale commodity, marketing and services fields. In addition, these subsidiaries own and manage 1,521 MW of capacity, as well as provide services to the electric generation market and large com-mercial and industrial customers in the Northeast.

NU's competitive energy subsidiaries contributed $13.6 million before extraordinary items in 2000 towards NU's consolidated earnings, compared with a net loss of $37 million in 1999. In July 1999, NGC was announced as one of the winning bidders of certain CL&P and WMECO hydroelectric generation assets. Management expected this transaction to close by January 1, 2000. The transaction actually closed on March 14, 2000. This transaction has allowed the competitive energy subsidiaries to better balance their energy purchase and supply commitments, improving profitability. Since January 1, 2000, these assets have been managed by the competitive energy subsidiaries and earnings of $6.9 million have been included in the contributed earnings reported above of $13.6 million. As a result of the delayed closing, however, the $6.9 million was recorded by CL&P and WMECO for the period from January 1, 2000 to March 14, 2000. Unconsolidated revenues for the competitive energy subsidiaries were $1.9 billion in 2000, compared with $648.9 million in 1999. CL&P's standard offer purchases from Select Energy, represented $651.9 million of total competitive energy subsidiaries' revenues in 2000, which is eliminated in consolidation.

NUCLEAR PLANT PERFORMANCE AND
DIVESTITURE
Millstone: The Millstone units completed one of their best years ever in 2000. Millstone 2 operated at a capacity factor of 82 percent in 2000 and completed a refueling outage in early June more than four days ahead of schedule. The 40-day, 21-hour outage set a world record for a refueling that included a full generator rewind. Millstone 3 operated at virtually a 100 percent capacity factor in 2000 and ran for 585 consecutive days before beginning a scheduled refueling outage on February 3, 2001. Millstone 3 is expected to return to service by the end of the first quarter of 2001. Along with the higher output, NU benefited from lower costs. NU's share of the nonfuel operation and maintenance (O&M) expenses associated with Millstone 2 and 3 totaled $193.6 million in 2000, compared with $269.4 million in 1999.

On August 7, 2000, CL&P, WMECO and certain other joint owners reached an agreement to sell substantially all of the Millstone units, located in Waterford, Connecticut, to Dominion, for approximately $1.3 billion, including approximately $105 million for nuclear fuel. Dominion has also agreed to assume responsibility for decommissioning the three units and NU will transfer to Dominion all funds in the Millstone decommissioning trust. Additionally, NU is obligated to top-off the decommissioning trust if its value does not equal an agreed upon amount at closing. That amount is pursuant to the purchase and sale agreement (PSA) with Dominion, subject to adjustment for delays in the closing of the sale and Millstone 1 not meeting the "cold and dark" condition specified in the PSA.

If the transaction is consummated as proposed, CL&P and WMECO would receive gross proceeds of approximately $843.2 million and $196.2 million on a pretax basis for their respective ownership interests. The proceeds from the sale of these interests will be used to reduce the companies' stranded costs under restructuring and the cash proceeds will be used to repay subsidiary debt and capital lease obligations and to return equity capital to the parent company. PSNH will receive $26 million on a pretax basis, which will be reflected as a gain in accordance with the Settlement Agreement.

In preparation for the divestiture of the Millstone units, it was discovered that two full-length irradiated fuel rods are missing. The company believes that the two rods remain stored in the Millstone 1 spent fuel pool or were shipped in a shielded cask to a facility licensed to accept radioactive material. The company's investigation into the location of the two rods is ongoing. NU is responsible for any potential liabilities, which are not determinable at this time, related to these missing fuel rods.

In connection with the prior settlement of Millstone 3 joint owner claims, if the aforementioned transaction is consummated as proposed, the NU system will record a pretax gain in excess of $150 million.

NU currently expects to close on the sale of Millstone as early as the end of March 2001. In anticipation of the sale of Millstone, in December 2000, NU announced a voluntary separation program designed to reduce generation-related support staff in 2001. NU will reflect this program's cost in the first quarter of 2001.

Seabrook: Seabrook operated at a capacity factor of 78 percent in 2000. The unit began a sched-uled refueling outage on October 21, 2000. The outage was extended by approximately two months as a result of the need to repair extensive problems with a back-up diesel generator. Seabrook returned to service on January 29, 2001.

On December 15, 2000, NU filed its divestiture plan for Seabrook with the NHPUC and the DPUC. NU hopes to complete the sale in 2002.

In October 2000, NU reached an agreement with an unaffiliated joint owner, who owns approximately 15 percent of Seabrook, to auction its share of the plant with NU's share. As part of the agreement, if the unaffiliated joint owner's share of the proceeds from the sale of Seabrook is less than $87.2 million, NU will provide up to $17.4 million to compensate for any shortfall. NU also will share in the benefits if the proceeds from the sale of that share of Seabrook exceeds $87.2 million. Additionally, under the agreement, NU will top-off certain decommissioning obligations above a defined level.

Yankee Companies: In 1999, the Vermont Yankee Nuclear Power Corporation (VYNPC) agreed to sell its nuclear generating unit for $22 million to an unaffiliated company. Among other commitments, the acquiring company agreed to assume the obligation to decommission the unit after it is taken out of service, and the owners of VYNPC (including CL&P, WMECO and PSNH) agreed to fund their shares of the decommissioning costs up to a negotiated amount. Subsequent to the time that the agreement was executed, the original proposed acquiring company increased its purchase price and three other unaffiliated companies have indicated their interest in buying VYNPC's generating unit on terms that have not been disclosed. On February 14, 2001, the Vermont Public Service Board dismissed the acquiring company's petition for approval and VYNPC agreed to work with the Vermont regulators to develop an auction process for the sale of the unit. At present, CL&P, WMECO and PSNH expect that the unit will be sold, but the identity of the owner and the terms of sale, including price, future decommissioning obligations and future power purchase obligations, are not known.

NUCLEAR DECOMMISSIONING
In connection with the aforementioned sale of the Millstone units, Dominion has agreed to assume responsibility for decommissioning the Millstone units.

For further information regarding nuclear decommissioning, see Note 7, "Nuclear Decommissioning and Plant Closure Costs," to the consolidated financial statements.

SPENT NUCLEAR FUEL DISPOSAL COSTS
The United States Department of Energy (DOE) originally was scheduled to begin accepting delivery of spent nuclear fuel in 1998. However, delays in confirming the suitability of a permanent storage site continually have postponed plans for the DOE's long-term storage and disposal site. Extended delays or a default by the DOE could lead to consideration of costly alternatives. NU has the primary responsibility for the interim storage of its spent nuclear fuel prior to divestiture of its nuclear units.

For further information regarding spent nuclear fuel disposal costs, see Note 6D, "Commitments and Contingencies -- Spent Nuclear Fuel Disposal Costs," to the consolidated financial statements.

COMPETITIVE ENERGY SUBSIDIARIES' MARKET AND OTHER RISKS
NU's competitive energy subsidiaries, as major providers of electricity and natural gas, have certain market risks inherent in their business activities. The competitive energy subsidiaries enter into contracts of varying length of time to buy and sell energy commodities, primarily electricity, natural gas and oil. Market risk represents the risk of loss that may impact the companies' financial statements due to adverse changes in commodity market prices. Through December 31, 2000, the competitive energy subsidiaries increased their volume of electricity and gas marketing activities, increasing these risks.

The competitive energy subsidiaries manage its portfolio of contracts and assets to maximize value and minimize associated risks. The length of contracts to buy and sell energy vary in duration from daily/hourly to several years. At any point in time, the portfolio may be long (purchases exceeds sales) or short (sales exceeds purchases). Portfolio and risk management disciplines are used to manage exposures to market risks. Policies and procedures have been established to manage these risks. At market spot prices in effect at December 31, 2000, the portfolio had a negative mark to market.

There is significant volatility in the energy commodities market and for certain of the energy products and contracts there has been limited liquidity. Management does not believe the ultimate settlement through physical delivery of its energy portfolio will result in realization of this negative mark to market. The servicing of CL&P's standard offer load is a significant risk for Select Energy, as this contract is for a 4-year period, ending December 31, 2003, at fixed prices. Approximately 26 percent of the 2000 competitive energy revenues came from this contract. This risk is partially mitigated by Select Energy entering into purchase contracts with other energy providers to supply a portion of the standard offer requirement, including its contracts with NGC, the purchase of 850 MW of output from the Millstone and Seabrook units through 2001 and other resources in the energy marketplace. Although there can be no assurance that it will be able to do so, management believes that Select Energy will be able to source its remaining load requirement at reasonable prices. If Select Energy is unable to source its remaining load requirement at prices below the standard offer contract price as a result of energy price increases, Select Energy's earnings would be adversely impacted. For further information see Note 8, "Market Risk and Risk Management Instruments," to the consolidated financial statements.

OTHER MATTERS
Derivative Instruments and Market Risk: Select Energy engages in the trading of commodity derivatives which are accounted for using the mark-to-market method under Emerging Issues Task Force Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities." All other nontrading transactions are recognized where settled. For further information regarding these topics, see
Note 8, "Market Risk and Risk Management Instruments," to the consolidated financial statements.

Environmental Matters: NU is subject to environmental laws and regulations structured to mitigate or remove the effect of past operations and to improve or maintain the quality of the environment. For further information regarding environmental matters, see Note 6C, "Commitments and Contingencies -- Environmental Matters," to the consolidated financial statements.

Other Commitments and Contingencies: For further information regarding other commitments and contingencies, see Note 6, "Commitments and Contingencies," to the consolidated financial statements.

RESULTS OF OPERATIONS

     The components of significant income statement variances for the past two years are provided in the table below.

                                       Income Statement Variances
                                          (Millions of Dollars)
                                       --------------------------
                                      2000 over/         1999 over/
                                     (under) 1999       (under) 1998
                                     ------------       ------------
                                  Amount   Percent   Amount   Percent
Operating Revenues                $1,405       31%     $704       19%

Operating Expenses:
Fuel, purchased and net
 interchange power                 1,423       75       428       29
Other operation                       (6)      (1)       53        7
Maintenance                          (85)     (25)      (58)     (15)
Depreciation                         (62)     (21)      (31)      (9)
Amortization of regulatory
 assets, net                        (321)     (54)      393       (a)
Federal and state income taxes        49       27        99       (a)
Taxes other than income taxes        (22)      (9)        9        4
Gain on sale of utility plant        309      100      (309)      --
                                   ------     ---      ----      ---

Total operating expenses           1,285       31       584       16
                                   ------     ---      ----      ---

Operating income                     120       35       120       53
                                   ------     ---      ----      ---

Other Income:
Equity in earnings of regional
 nuclear generating and
 transmission companies               10       (a)       (7)     (59)
Nuclear related costs                 53       75        72       50
Other, net                            29       95       (19)      (a)
Other income taxes                   (14)     (17)        6        8
                                   ------     ---      ----      ---
Net other income                      78       (a)       52       69
Interest charges, net                 36       14        (5)      (2)
Preferred dividends of
 subsidiaries                         (9)     (38)       (4)     (14)
                                   ------     ---      ----      ---
Income before extraordinary loss     171       (a)      181       (a)
                                   ------     ---      ----      ---
Extraordinary loss                  (234)      (a)       --       --
                                   ------     ---      ----      ---
Net (loss)/income                  $ (63)      (a)     $181       (a)
                                   ======     ===      ====      ===

(a) Percent greater than 100.

OPERATING REVENUES
Total revenues increased by $1,405 million or 31 percent in 2000, primarily due to higher revenues from the competitive energy subsidiaries ($1,246 million of which $669 million represents sales to other NU affiliates which are eliminated in consolidation), the acquisition of Yankee ($262 million) and higher regulated wholesale revenues ($727 million of which $281 million represents sales to other NU affiliates which are eliminated in consolidation), partially offset by lower regulated retail revenues ($26 million). The competitive energy companies' increase is primarily due to higher revenues from Select Energy as a result of new contracts for energy sales and services. The regulated wholesale revenue increase is primarily due to higher PSNH energy sales and higher CL&P and WMECO revenue from the sale of the output from Millstone 2 and 3. The regulated retail decrease is primarily due to retail rate reductions for CL&P and PSNH ($108 and $8 million, respectively), partially offset by the impact of Millstone 2 being returned to CL&P's rate base ($33 million), higher retail sales ($18 million), higher fuel revenues for PSNH ($15 million) and higher retail revenue attributed to lower price discounts in 2000 and changing customer mix ($24 million). Regulated retail kilowatt-hour sales increased by 0.8 percent in 2000.

Total revenues increased by $704 million or 19 percent in 1999, primarily due to higher revenues from the competitive energy subsidiaries ($552 million), higher regulated wholesale revenue ($107 million) and higher regulated retail revenue ($45 million). The competitive energy companies' increase is primarily due to higher revenues from Select Energy as a result of new contracts for energy sales. The regulated wholesale revenue increase is primarily due to higher energy sales and related capacity and transmission revenues. The regulated retail increase is primarily due to higher retail sales ($99 million) and the impact of Millstone 2 and 3 being returned to CL&P's rate base ($13 million). These retail increases were partially offset by retail rate reductions for CL&P and WMECO ($55 and $12 million, respectively). Regulated retail kilowatt-hour sales increased by 3.8 percent.

FUEL, PURCHASED AND NET INTERCHANGE POWER
Fuel, purchased and net interchange power expense increased in 2000, primarily due to higher purchased energy and capacity costs as a result of higher sales for Select Energy ($1,053 million of which $660 million represents purchases from NU other affiliates which are eliminated in consolidation), Yankee expenses ($135 million) and higher purchased power for regulated subsidiaries ($235 million).

Fuel, purchased and net interchange power expense increased in 1999, primarily due to higher purchased energy and capacity costs as a result of higher sales for Select Energy ($521 million), regulated wholesale ($86 million) and regulated retail ($36 million), partially offset by lower replacement power costs due to the return to service of Millstone 2 and 3 ($215 million).

OTHER OPERATION AND MAINTENANCE
Other O&M expenses decreased $91 million in 2000, primarily due to lower spending at the nuclear units due to better performance ($75 million), lower expenses due to the sale of certain CL&P and WMECO fossil generation assets ($74 million), lower corporate support ($38 million), the decommissioning status of Millstone 1 ($17 million), lower environmental-related costs ($12 million), and higher 1999 expenses associated with the Con Edison merger ($12 million), partially offset by the addition of Yankee ($60 million), higher O&M expenses for the competitive energy businesses ($54 million), primarily due to the business expansion, and higher distribution expenses ($29 million), including increased conservation program expenses.

Other O&M expenses decreased in 1999, primarily due to lower costs at the Millstone units ($125 million), partially offset by the recognition of environmental insurance proceeds in 1998 and additional environmental reserves in 1999 ($30 million), higher transmission and power exchange expenses ($35 million), higher spending at Seabrook ($10 million) as a result of the refueling outage, higher expenditures for HEC Inc. and the competitive energy businesses ($32 million), and expenses associated with the Con Edison merger ($12 million) in 1999.

DEPRECIATION
Depreciation decreased in 2000, primarily due to the effect of discontinuing SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," for the portion of the generation business for CL&P and WMECO and the resulting reclassification of depreciable nuclear plant balances to regulatory assets ($84 million) and the sale of certain CL&P and WMECO fossil and hydroelectric generation assets, partially offset by the addition of Yankee ($23 million).

Depreciation decreased in 1999, primarily due to the retirement of Millstone 1.

AMORTIZATION OF REGULATORY ASSETS, NET
Amortization of regulatory assets, net decreased in 2000, primarily due to the amortization in 1999 as a result of the gain on the sale of fossil and hydroelectric generation assets for CL&P and WMECO ($309 million) and changes in amortization levels as a result of industry restructuring ($95 million). These decreases were partially offset by higher amortization associated with the reclassified nuclear plant balances ($84 million).

Amortization of regulatory assets, net increased in 1999, primarily due to the increased amortization associated with the gain on the sale of CL&P's and WMECO's fossil and hydroelectric generation assets ($309 million), the amortization of CL&P's and WMECO's Millstone 1 remaining investment ($56 million) and the amortization of stranded nuclear plant balances reclassified as regulatory assets ($23 million).

FEDERAL AND STATE INCOME TAXES
The consolidated statement of income taxes provides a reconciliation of actual and expected tax expense. The tax effect of temporary differences is accounted for in accordance with the rate-making treatment of the applicable regulatory commission. In past years, this rate-making treatment has required the company to provide the customers with a portion of the tax benefits associated with accelerated tax depreciation in the year it is generated (flow-through depreciation). As these flow-through differences turn around, higher tax expense is recorded.

Federal and state income tax expense increased approximately $63 million in 2000. Significant variances responsible for this increase include higher pretax earnings ($90 million) and lower adjustments to the tax valuation allowance ($21 million). Reduction in flow-through depreciation and amortization ($51 million) partially offset the overall change.

Federal and state income tax expense increased approximately $93 million in 1999, primarily due to the significant increase in book pretax earnings. Significant variances of other items include a $10 million increase in flow-through depreciation turnaround and $4.6 million of nontax deductible merger-related expenditures, offset by the elimination of a $23 million deferred tax asset valuation reserve.

TAXES OTHER THAN INCOME TAXES
Taxes other than income taxes decreased in 2000, primarily due to lower Connecticut gross earnings taxes ($12 million) and lower payroll taxes ($7 million).

Other income taxes increased in 1999, primarily due to higher local property taxes ($3 million) and higher gross earnings taxes ($2 million).

GAIN ON SALE OF UTILITY PLANT
CL&P and WMECO recorded gains on the sale of their fossil and hydroelectric generation assets in 1999. A corresponding amount of amortization expense was recorded.

EQUITY IN EARNINGS OF REGIONAL NUCLEAR GENERATING AND TRANSMISSION COMPANIES Equity in earnings of regional nuclear generating and transmission companies increased in 2000, primarily due to higher earnings from the Connecticut Yankee Atomic Power Company (CYAPC) as a result of a rate settlement.

Equity in earnings of regional nuclear generating and transmission companies decreased in 1999, primarily due to lower earnings from CYAPC.

NUCLEAR RELATED COSTS
Nuclear related costs in 2000 are comprised of a CL&P/WMECO settlement of Millstone 3 joint owner litigation, net of insurance proceeds ($11 million), and CL&P/WMECO regulatory settlements ($6 million). In comparison, 1999 is comprised of one-time charges related to the CL&P write-off of Connecticut Municipal Electric Energy Cooperative (CMEEC) nuclear costs ($20 million), the CL&P write-off of capital projects as a result of the Connecticut standard offer decision ($11 million), the CL&P/WMECO settlement of Millstone 3 joint owner litigation, net of insurance proceeds ($27 million), and WMECO return disallowances on Millstone 1 plant ($13 million). Recoverable costs in 1998 are comprised of the write-off of the Millstone 1 entitlement formerly held by CMEEC ($28 million) and the write-off of unrecoverable Millstone 1 costs as a result of the February 1999 CL&P rate decision ($115 million).

OTHER, NET
Other, net increased in 2000, primarily due to a one-time gain related to Mode 1 Communications, Inc.'s investment in NEON Communications, Inc. ($17 million) and the loss in 1999 on the CL&P assignment of market-based contracts to Select Energy ($15 million).

Other income/(loss), net decreased in 1999, primarily due to the PSNH settlement with the New Hampshire Electric Cooperative ($6 million) and the loss on the CL&P assignment of market-based contracts to Select Energy ($15 million).

INTEREST CHARGES, NET
Interest charges, net increased in 2000, primarily due to higher short-term borrowings associated with the NGC asset transfer and the Yankee merger, partially offset by lower long-term debt as a result of reacquisitions and retirements.

Interest charges, net decreased in 1999, primarily due to lower long-term debt as a result of reacquisitions and retirements.

PREFERRED DIVIDENDS
Preferred dividends decreased in 1999 and 2000, primarily due to lower preferred stock outstanding.

EXTRAORDINARY LOSS
The extraordinary loss is primarily due to an after-tax write-off by PSNH of approximately $225 million of stranded costs under an industry restructuring settlement with the state of New Hampshire, combined with other positive effects on PSNH from the discontinuance of SFAS No. 71 ($11 million) and a loss associated with the pending sale of certain HWP assets ($20 million).

COMPANY REPORT

The accompanying consolidated financial statements of Northeast Utilities and subsidiaries and other sections of this annual report were prepared by the company. These financial statements, which were audited by Arthur Andersen LLP, were prepared in accordance with accounting principles generally accepted in the United States using estimates and judgments, where required, and giving consideration to materiality.

The company has endeavored to establish a control environment that encourages the maintenance of high standards of conduct in all of its business activities. The company maintains a system of internal controls over financial reporting, which is designed to provide reasonable assurance to the company's management and Board of Trustees regarding the preparation of reliable, published financial statements. The system is supported by an organization of trained management personnel, policies and procedures, and a comprehensive program of internal audits. Through established programs, the company regularly communicates to its management employees their internal control responsibilities and policies prohibiting conflicts of interest.

The Audit Committee of the Board of Trustees is composed entirely of independent trustees. The Audit Committee meets periodically with management, the internal auditors and the independent auditors to review the activities of each and to discuss audit matters, financial reporting and the adequacy of internal controls.

Because of inherent limitations in any system of internal controls, errors or irregularities may occur and not be detected. The company believes, however, that its system of internal accounting controls and control environment provide reasonable assurance that its assets are safeguarded from loss or unauthorized use and that its financial records, which are the basis for the preparation of all financial statements, are reliable.

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS

To the Board of Trustees and
Shareholders of Northeast Utilities:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Northeast Utilities (a Massachusetts trust) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, cash flows, and income taxes for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Utilities and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 23, 2001 (except with
respect to the matters discussed
in Note 15, as to which the
date is March 13, 2001)

CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------
                                                                         For the Years Ended December 31,
---------------------------------------------------------------------------------------------------------
(Thousands of Dollars, except share information)                 2000            1999            1998
---------------------------------------------------------------------------------------------------------
Operating Revenues                                           $  5,876,620    $  4,471,251    $  3,767,714
                                                             ------------    ------------    ------------
Operating Expenses:
Operation --
  Fuel, purchased and net interchange power                     3,321,226       1,898,314       1,470,200
  Other                                                           850,192         855,917         803,419
Maintenance                                                       255,884         340,419         399,165
Depreciation                                                      239,798         302,305         332,807
Amortization of regulatory assets, net                            276,139         596,437         203,132
Federal and state income taxes                                    230,031         180,883          82,332
Taxes other than income taxes                                     238,587         261,353         251,932
Gain on sale of utility plant                                           -        (308,914)              -
                                                             ------------    ------------    ------------
    Total operating expenses                                    5,411,857       4,126,714       3,542,987
                                                             ------------    ------------    ------------
Operating Income                                                  464,763         344,537         224,727
                                                             ------------    ------------    ------------
Other Income/(Loss):
Equity in earnings of regional nuclear generating and
  transmission companies                                           14,586           5,034          12,420
Nuclear related costs                                             (17,907)        (71,066)       (143,239)
Other, net                                                         (1,689)        (30,855)        (12,225)
Minority interest in loss of subsidiary                            (9,300)         (9,300)         (9,300)
Income taxes                                                       68,306          82,272          76,393
                                                             ------------    ------------    ------------
  Other income/(loss), net                                         53,996         (23,915)        (75,951)
                                                             ------------    ------------    ------------
  Income before interest charges                                  518,759         320,622         148,776
                                                             ------------    ------------    ------------
Interest Charges:
Interest on long-term debt                                        200,697         258,093         273,824
Other interest, net                                                98,605           5,558          (4,735)
                                                             ------------    ------------    ------------
  Interest charges, net                                           299,302         263,651         269,089
                                                             ------------    ------------    ------------
  Income/(loss) after interest charges                            219,457          56,971        (120,313)
Preferred Dividends of Subsidiaries                                14,162          22,755          26,440
                                                             ------------    ------------    ------------
Income/(Loss) before extraordinary loss                           205,295          34,216        (146,753)
Extraordinary loss, net of tax benefit of $169,562               (233,881)              -               -
                                                             ------------    ------------    ------------
Net (Loss)/Income                                            $    (28,586)   $     34,216    $   (146,753)
                                                             ============    ============    ============
Basic and Fully Diluted (Loss)/Earnings Per Common Share:
  Income/(loss) before extraordinary loss                    $       1.45    $       0.26    $      (1.12)
  Extraordinary loss, net of tax benefit                            (1.65)              -               -
                                                             ------------    ------------    ------------
Basic (Loss)/Earnings Per Common Share                       $      (0.20)   $       0.26    $      (1.12)
                                                             ============    ============    ============
Basic Common Shares Outstanding (average)                     141,549,860     131,415,126     130,549,760
                                                             ============    ============    ============
Fully Diluted Common Shares Outstanding (average)             141,967,216     132,031,573     130,549,760
                                                             ============    ============    ============

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

---------------------------------------------------------------------------------------------------------
                                                                         For the Years Ended December 31,
---------------------------------------------------------------------------------------------------------
(Thousands of Dollars)                                           2000            1999            1998
---------------------------------------------------------------------------------------------------------
Net (Loss)/Income                                            $    (28,586)   $     34,216    $   (146,753)
                                                             ------------    ------------    ------------
Other comprehensive income, net of tax:
  Foreign currency translation adjustments                              -               1               -
  Unrealized gains on securities                                      245             118           2,019
  Minimum pension liability adjustments                                 -               -            (613)
                                                             ------------    ------------    ------------
  Other comprehensive income, net of tax                              245             119           1,406
                                                             ------------    ------------    ------------
Comprehensive (Loss)/Income                                  $    (28,341)   $     34,335    $   (145,347)
                                                             ============    ============    ============

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------
                                                                        At December 31,
                                                              -------------------------
---------------------------------------------------------------------------------------
(Thousands of Dollars)                                           2000           1999
---------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------
Utility Plant, at cost:
  Electric                                                    $ 9,370,176    $9,185,272
  Gas and other                                                   861,727       226,002
                                                              -----------    ----------
                                                               10,231,903     9,411,274
     Less: Accumulated provision for depreciation               7,041,279     6,088,310
                                                              -----------    ----------
                                                                3,190,624     3,322,964
  Unamortized PSNH acquisition costs                                    -       324,437
  Construction work in progress                                   228,330       177,504
  Nuclear fuel, net                                               128,261       122,529
                                                              -----------    ----------
     Total net utility plant                                    3,547,215     3,947,434
                                                              -----------    ----------
Other Property and Investments:
  Nuclear decommissioning trusts, at market                       740,058       711,910
  Investments in regional nuclear generating companies, at
     equity                                                        62,477        81,503
  Other, at cost                                                  137,291        94,768
                                                              -----------    ----------
                                                                  939,826       888,181
                                                              -----------    ----------
Current Assets:
  Cash and cash equivalents                                       200,017       255,154
  Investments in securitizable assets                              98,146       107,620
  Receivables, less accumulated provision for uncollectible
     accounts of $12,500 in 2000 and $4,895 in 1999               472,863       310,190
  Unbilled revenues                                               121,090        75,728
  Fuel, materials and supplies, at average cost                   163,711       172,973
  Recoverable energy costs, net -- current portion                      -        73,721
  Prepayments and other                                            94,528        75,225
                                                              -----------    ----------
                                                                1,150,355     1,070,611
                                                              -----------    ----------
Deferred Charges:
  Regulatory assets                                             3,910,801     3,642,439
  Unamortized debt expense                                         33,475        39,192
  Goodwill and other purchased intangible assets                  324,389        23,542
  Prepaid pensions                                                139,546           669
  Other                                                           171,542        75,984
                                                              -----------    ----------
                                                                4,579,753     3,781,826
                                                              -----------    ----------
Total Assets                                                  $10,217,149    $9,688,052
                                                              ===========    ==========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------
                                                                        At December 31,
---------------------------------------------------------------------------------------
                   (Thousands of Dollars)                        2000              1999
---------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
---------------------------------------------------------------------------------------
Capitalization:
  Common shares, $5 par value -- authorized 225,000,000
     shares; 148,781,861 shares issued and 143,820,405
     shares outstanding in 2000 and 137,393,829 shares
     issued and 131,870,284 shares outstanding in 1999        $   693,345    $  636,405
  Capital surplus, paid in                                        927,059       776,290
  Temporary equity from stock forward                             215,000       215,000
  Deferred contribution plan -- employee stock ownership
     plan                                                        (114,463)     (127,725)
  Retained earnings                                               495,873       581,817
  Accumulated other comprehensive income                            1,769         1,524
                                                              -----------    ----------
     Total common shareholders' equity                          2,218,583     2,083,311
Preferred stock not subject to mandatory redemption               136,200       136,200
Preferred stock subject to mandatory redemption                    15,000       121,289
Long-term debt                                                  2,029,593     2,372,341
                                                              -----------    ----------
     Total capitalization                                       4,399,376     4,713,141
                                                              -----------    ----------
Minority Interest in Consolidated Subsidiary                      100,000       100,000
                                                              -----------    ----------
Obligations Under Capital Leases                                   47,234        62,824
                                                              -----------    ----------
Current Liabilities:
  Notes payable to banks                                        1,309,977       278,000
  Long-term debt and preferred stock -- current portion           340,041       503,315
  Obligations under capital leases -- current portion             112,645       118,469
  Accounts payable                                                538,983       347,321
  Accrued taxes                                                    54,088       158,684
  Accrued interest                                                 41,131        37,904
  Other                                                           144,931       126,768
                                                              -----------    ----------
                                                                2,541,796     1,570,461
                                                              -----------    ----------
Deferred Credits and Other Long-term Liabilities:
  Accumulated deferred income taxes                             1,585,494     1,688,114
  Accumulated deferred investment tax credits                     153,155       140,407
  Decommissioning obligation -- Millstone 1                       692,560       702,351
  Deferred contractual obligations                                244,608       358,387
  Other                                                           452,926       352,367
                                                              -----------    ----------
                                                                3,128,743     3,241,626
                                                              -----------    ----------
Commitments and Contingencies (Note 6)
Total Capitalization and Liabilities                          $10,217,149    $9,688,052
                                                              ===========    ==========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------------------------------------------
                                                                                          Accumulated
                                               Capital       Deferred                        Other
                                   Common     Surplus,     Contribution     Retained     Comprehensive
(Thousands of Dollars)           Shares (a)  Paid In (a)    Plan-ESOP     Earnings (b)      Income          Total
--------------------------------------------------------------------------------------------------------------------
Balance as of January 1, 1998      $684,211  $  932,494     $(154,141)       $ 707,522      $   (1)      $2,170,085
                                  ---------  ----------    ------------     ----------      ------       ----------
  Net loss for 1998                                                           (146,753)                    (146,753)
  Issuance of 189,094 common
    shares, $5 par value                945       1,714                                                       2,659
  Allocation of benefits --
    ESOP                                         (4,769)       13,522                                         8,753
  Unearned stock compensation                      (537)                                                       (537)
  Capital stock expenses, net                     3,560                                                       3,560
  Gain on equity investment                       8,140                                                       8,140
  Gain on repurchase of
    preferred stock                                  59                                                          59
  Other comprehensive income                                                                 1,406            1,406
                                  ---------  ----------    ------------     ----------      ------       ----------
Balance as of December 31, 1998     685,156     940,661      (140,619)         560,769       1,405        2,047,372
                                  ---------  ----------    ------------     ----------      ------       ----------
  Net income for 1999                                                           34,216                       34,216
  Cash dividends on common
    shares -- $0.10 per share                                                  (13,168)                     (13,168)
  Issuance of 362,565 common
    shares, $5 par value              1,813       3,505                                                       5,318
  Allocation of benefits --
    ESOP                                         (3,053)       12,894                                         9,841
  Unearned stock compensation                    (1,194)                                                     (1,194)
  Capital stock expenses, net                       807                                                         807
  Other comprehensive income                                                                   119              119
                                  ---------  ----------    ------------     ----------      ------       ----------
Balance as of December 31, 1999     686,969     940,726      (127,725)         581,817       1,524        2,083,311
                                  ---------  ----------    ------------     ----------      ------       ----------
  Net loss for 2000                                                            (28,586)                     (28,586)
  Cash dividends on common
    shares -- $0.40 per share                                                  (57,358)                     (57,358)
  Issuance of 11,388,032 common
    shares, $5 par value             56,940     164,443                                                     221,383
  Common share repurchase
    transaction fee                             (13,786)                                                    (13,786)
  Allocation of benefits --
    ESOP                                         (1,617)       13,262                                        11,645
  Redemption of preferred stock                    (749)                                                       (749)
  Capital stock expenses, net                     2,478                                                       2,478
  Other comprehensive income                                                                   245              245
                                  ---------  ----------    ------------     ----------      ------       ----------
Balance as of December 31, 2000    $743,909  $1,091,495     $(114,463)       $ 495,873      $1,769       $2,218,583
                                  ---------  ----------    ------------     ----------      ------       ----------

(a) In conjunction with NU's forward share purchase arrangement, 10,112,879 shares or $50.6 million and $164.4 million, respectively, have been reclassified from Common Shares and Capital Surplus, Paid In, at December 31, 2000 and 1999, to Temporary Equity from Stock Forward.

(b) Certain consolidated subsidiaries have dividend restrictions imposed by their long-term debt agreements. These restrictions also limit the amount of retained earnings available for NU common dividends. At December 31, 2000, retained earnings available for payment of dividends totaled $180.1 million. Pursuant to certain credit agreements, NU may not declare or make distributions in an amount not to exceed $60 million for any twelve month period.

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------
                                                                 For the Years Ended December 31,
-------------------------------------------------------------------------------------------------
(Thousands of Dollars)                                          2000         1999         1998
-------------------------------------------------------------------------------------------------
Operating Activities:
  Income/(loss) after interest charges                        $ 219,457    $  56,971    $(120,313)
  Adjustments to reconcile to net cash provided by operating activities:
    Depreciation                                                239,798      302,305      332,807
    Deferred income taxes and investment tax credits, net       (16,117)    (183,356)      23,502
    Amortization of regulatory assets, net                      276,139      596,437      203,132
    Net (deferral)/amortization of recoverable energy costs     (30,603)      44,526       38,356
    Nuclear related costs                                        17,907       71,066      143,239
    Gain on sale of utility plant                                     -     (308,914)           -
    Net other sources/(uses) of cash                            (88,549)     (79,232)      53,346
  Changes in working capital:
    Receivables and unbilled revenues, net                     (104,868)    (106,566)     (27,553)
    Fuel, materials and supplies                                 12,450       29,688       10,060
    Accounts payable                                            171,148        8,709      (64,258)
    Accrued taxes                                              (128,107)     107,929        4,739
    Investments in securitizable assets                           9,474       74,498       48,787
    Other working capital (excludes cash)                           254          157       17,424
                                                              ---------    ---------    ---------
Net cash flows provided by operating activities                 578,383      614,218      663,268
                                                              ---------    ---------    ---------
Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                      (352,736)    (287,081)    (217,009)
    Nuclear fuel                                                (61,286)     (42,471)     (17,026)
                                                              ---------    ---------    ---------
  Net cash flows used for investments in plant                 (414,022)    (329,552)    (234,035)
  Investments in nuclear decommissioning trusts                 (39,550)     (74,231)     (75,551)
  Investment in competitive energy assets                             -      (23,542)           -
  Net proceeds from the sale of utility plant                         -      565,436            -
  Other investment activities, net                              (28,478)      13,084       14,342
  Payment for the purchase of Yankee, net of cash acquired     (260,347)           -            -
                                                              ---------    ---------    ---------
Net cash flows (used in)/provided by investing activities      (742,397)     151,195     (295,244)
                                                              ---------    ---------    ---------
Financing Activities:
  Issuance of common shares                                       4,269        5,318        2,659
  Issuance of long-term debt                                     26,477          200          275
  Net increase/(decrease) in short-term debt                    961,977      248,000      (20,000)
  Reacquisitions and retirements of long-term debt             (685,555)    (817,759)    (269,555)
  Reacquisitions and retirements of preferred stock            (126,771)     (46,250)     (62,211)
  Cash dividends on preferred stock                             (14,162)     (22,755)     (26,440)
  Cash dividends on common shares                               (57,358)     (13,168)           -
                                                              ---------    ---------    ---------
Net cash flows provided by/(used in) financing activities       108,877     (646,414)    (375,272)
                                                              ---------    ---------    ---------
Net (decrease)/increase in cash and cash equivalents            (55,137)     118,999       (7,248)
Cash and cash equivalents -- beginning of period                255,154      136,155      143,403
                                                              ---------    ---------    ---------
Cash and cash equivalents -- end of period                    $ 200,017    $ 255,154    $ 136,155
                                                              =========    =========    =========
Supplemental schedule of noncash investing and financing
  activities:
In conjuction with the Yankee acquisition on March 1, 2000,
common stock was issued and debt was assumed as follows:
  Fair value of assets acquired, net of liabilites assumed    $ 712,484
  Cash paid                                                    (261,370)
  NU common stock issued                                       (217,114)
                                                              ---------
                                                              $ 234,000
                                                              =========
Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                        $ 269,735    $ 266,823    $ 238,990
                                                              =========    =========    =========
  Income taxes                                                $ 253,383    $  86,183    $  19,454
                                                              =========    =========    =========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases             $   8,067    $   5,865    $  12,583
                                                              =========    =========    =========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

--------------------------------------------------------------------------------------
                                                                                         At December 31,
-------------------------------------------------------------------------------------------------------------
                   (Thousands of Dollars)                                               2000          1999
-------------------------------------------------------------------------------------------------------------
Common Shareholders' Equity (a)                                                      $2,218,583    $2,083,311
Cumulative Preferred Stock of Subsidiaries:
        $25 par value -- authorized 36,600,000 shares at
        December 31, 2000 and 1999; 1,630,722 shares
        outstanding in 2000 and 2,720,000 shares outstanding
        in 1999
        $50 par value -- authorized 9,000,000 shares at
        December 31, 2000 and 1999; 2,324,000 shares
        outstanding in 2000 and 4,314,774 shares outstanding
        in 1999
        $100 par value -- authorized 1,000,000 shares at
        December 31, 2000 and 1999; 200,000 shares
        outstanding in 2000 and 1999

-------------------------------------------------------------------------------------------------------------
                                               Current Redemption   Current Shares
Dividend Rates                                         Prices (b)      Outstanding
-------------------------------------------------------------------------------------------------------------
Not Subject to Mandatory Redemption:
$50 par value -- $1.90 to $3.28                  $50.50 to $54.00        2,234,000      116,200       116,200
$100 par value -- $7.72                          $103.51                   200,000       20,000        20,000
                                                                                     ----------    ----------
Total Preferred Stock Not Subject to Mandatory Redemption                               136,200       136,200
                                                                                     ----------    ----------
Subject to Mandatory Redemption: (c)
$25 par value -- $1.90 to $2.65                  $25.00 to $25.26        1,630,722       40,768        68,000
$50 par value -- $2.65 to $3.615                         -                   -                -        99,539
                                                                                     ----------    ----------
Total Preferred Stock Subject to Mandatory Redemption                                    40,768       167,539
Less: Preferred Stock to be Redeemed Within One Year                                     25,768        46,250
                                                                                     ----------    ----------
Preferred Stock Subject to Mandatory Redemption, Net                                     15,000       121,289
                                                                                     ----------    ----------

Long-Term Debt: (d)
First Mortgage Bonds --
Maturity                  Interest Rates
-------------------------------------------------------------------------------------------------------------
    2000                  5.75% to 6.875%                                                     -       159,000
    2001                  7.375% to 7.875%                                              220,000       220,000
    2002                  7.75% to 9.05%                                                375,000       489,150
    2005                  6.75%                                                          20,000             -
    2009-2012             6.20% to 7.19%                                                 80,000             -
    2019-2024             7.375% to 10.07%                                              313,050       325,000
                                                                                     ----------    ----------
    Total First Mortgage Bonds                                                        1,008,050     1,193,150
                                                                                     ----------    ----------
Other Long-Term Debt --
Pollution Control Notes and Other Notes -- (e)
    2000                  Adjustable Rate and 7.67%                                           -       206,011
    2003-2006             6.24% to 8.58%                                                139,600       158,000
    2013-2018             Adjustable Rate and 5.90%                                      33,400        33,400
    2020                  Adjustable Rate                                                15,300        15,300
    2021-2022             Adjustable Rate and 5.85% to 7.65%                            443,285       552,485
    2028                  5.85% to 5.95%                                                369,300       369,300
    2031                  Adjustable Rate                                                62,000        62,000
                                                                                     ----------    ----------
    Total Pollution Control Notes and Other Notes                                     1,062,885     1,396,496
Fees and interest due for spent nuclear fuel disposal costs                             240,303       226,463
Other                                                                                    38,978        15,346
                                                                                     ----------    ----------
Total Other Long-Term Debt                                                            1,342,166     1,638,305
Unamortized premium and discount, net                                                    (6,350)       (2,049)
                                                                                     ----------    ----------
Total Long-Term Debt                                                                  2,343,866     2,829,406
Less: Amounts due within one year                                                       314,273       457,065
                                                                                     ----------    ----------
Long-Term Debt, Net                                                                   2,029,593     2,372,341
                                                                                     ----------    ----------
Total Capitalization                                                                 $4,399,376    $4,713,141
                                                                                     ==========    ==========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED STATEMENTS OF CAPITALIZATION

(a) On January 2, 2001, NU modified its forward share purchase arrangements for approximately 10 million NU common shares. To initially effect these arrangements, the financial institutions (counterparties) purchased approximately 10 million NU common shares on the open market in December 1999 and January 2000, in a total aggregate amount of $215 million, at an average price of $21.26. The counterparties maintain ownership of the shares until the transactions are settled. NU will continue to accrue charges on the total aggregate amount at LIBOR plus an agreed upon percentage per annum, until the transactions are settled. These transactions can be settled in cash or NU common shares at the company's discretion. NU expects to repurchase the shares from the counterparties in the first half of 2001 with the proceeds from restructuring. This amount has been classified as temporary equity from stock forward on NU's consolidated balance sheets at December 31, 2000 and 1999.

(b) Each of these series is subject to certain refunding limitations for the first five years after issuance. For preferred stock subject to mandatory redemption, redemption prices reduce in future years.

(c) The minimum sinking fund requirements of the series subject each year to mandatory redemption aggregate $25.8 million in 2001 and $1.5 million in 2002, 2003, 2004, and 2005. In case of default on sinking fund payments, no payments may be made on any junior stock by way of dividends or otherwise (other than in shares of junior stock) so long as the default continues. If a subsidiary is in arrears in the payment of dividends on any outstanding shares of preferred stock, the subsidiary is prohibited from redeeming or purchasing less than all of the outstanding preferred stock.

(d) Long-term debt maturities and cash sinking fund requirements, excluding fees and interest due for spent nuclear fuel disposal costs, on debt outstanding at December 31, 2000, for the years 2001 through 2005 are $314.3 million, $331.5 million, $26.6 million, $26.4 million, and $48.5 million, respectively.

Essentially all utility plant of CL&P, PSNH, WMECO, and NAEC, is subject to the liens of each company's respective first mortgage bond indenture. NAEC's first mortgage bonds are also secured by payments made to NAEC by PSNH under the terms of two life-of-unit, full cost recovery contracts.

CL&P and WMECO have secured $369.3 million of pollution control notes with second mortgage liens on Millstone 1, junior to the liens of their respective first mortgage bond indentures.

CL&P has $62 million of tax-exempt Pollution Control Revenue Bonds (PCRBs) with bond insurance secured by the first mortgage bonds and a liquidity facility.

Concurrent with the issuance of PSNH's Series A and B first mortgage bonds, PSNH entered into financing arrangements with the Business Finance Authority (BFA) of the state of New Hampshire. Pursuant to these arrangements, the BFA issued five series of PCRBs and loaned the proceeds to PSNH. At December 31, 2000 and 1999, $407.3 million and $516.5 million, respectively, of the PCRBs were outstanding. PSNH's obligation to repay each series of PCRBs is secured by the first mortgage bonds. Each such series of first mortgage bonds contains similar terms and provisions as the applicable series of PCRBs. For financial reporting purposes, these bonds would not be considered outstanding unless PSNH failed to meet its obligations under the PCRBs.

(e) The average effective interest rates on the variable-rate pollution control notes ranged from 3.2 percent to 6.8 percent for 2000 and 2.2 percent to 6.1 percent for 1999.

CONSOLIDATED STATEMENTS OF INCOME TAXES

-----------------------------------------------------------------------------------------------
                                                               For the Years Ended December 31,
-----------------------------------------------------------------------------------------------
(Thousands of Dollars)                                          2000        1999         1998
-----------------------------------------------------------------------------------------------
The components of the federal and state income tax
  provisions charged to operations are:
Current income taxes:
     Federal                                                  $154,790    $ 248,012    $(13,660)
     State                                                      23,052       33,955      (3,903)
                                                              --------    ---------    --------
Total current                                                  177,842      281,967     (17,563)
                                                              --------    ---------    --------
Deferred income taxes, net:
     Federal                                                     7,297     (134,773)     51,913
     State                                                      (5,529)     (28,789)    (12,948)
                                                              --------    ---------    --------
Total deferred                                                   1,768     (163,562)     38,965
Investment tax credits, net                                    (17,885)     (19,794)    (15,463)
                                                              --------    ---------    --------
Total income tax expense                                      $161,725    $  98,611    $  5,939
                                                              ========    =========    ========
The components of total income tax expense are classified as follows:
     Income taxes charged to operating expenses               $230,031    $ 180,883    $ 82,332
     Other income taxes                                        (68,306)     (82,272)    (76,393)
                                                              --------    ---------    --------
Total income tax expense                                      $161,725    $  98,611    $  5,939
                                                              ========    =========    ========
Deferred income taxes are comprised of the tax effects of
  temporary differences as follows:
     Deferred tax asset associated with net operating losses  $  1,563    $  14,801    $ 69,212
     Depreciation, leased nuclear fuel, settlement credits
       and disposal costs                                        9,514       (4,580)     16,217
     Regulatory deferral                                       (34,486)     (27,297)    (38,287)
     Regulatory disallowance                                         -      (30,719)    (18,080)
     Sale of fossil and hydroelectric generation assets              -     (125,807)          -
     Pension                                                    25,751        8,936      10,950
     Other                                                        (574)       1,104      (1,047)
                                                              --------    ---------    --------
Deferred income taxes, net                                    $  1,768    $(163,562)   $ 38,965
                                                              ========    =========    ========
A reconciliation between income tax expense and the expected tax expense at 35 percent of pretax income:
Expected federal income tax                                   $133,413    $  54,454    $(40,031)
Tax effect of differences:
     Depreciation                                                7,775       24,583      25,793
     Amortization of regulatory assets                          11,942       45,825      30,740
     Amortization of PSNH acquisition costs                      9,946        9,946      17,301
     Investment tax credit amortization                        (17,885)     (19,794)    (15,463)
     State income taxes, net of federal benefit                 11,390        3,358     (10,953)
     Nondeductible penalties                                        38           17       3,589
     Adjustment for prior years' taxes                               -       (2,796)     (7,338)
     Employee stock ownership plan                                (999)       1,166      (1,670)
     Dividends received deduction                               (8,618)      (1,314)     (3,218)
     Adjustment to tax asset valuation allowance                (2,136)     (23,129)      7,000
     Merger-related expenditures                                 5,829        4,597           -
     Deferred intercompany gain                                  5,038          786         630
     Other, net                                                  5,992          912        (441)
                                                              --------    ---------    --------
Total income tax expense                                      $161,725    $  98,611    $  5,939
                                                              ========    =========    ========

The accompanying notes are in integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  ABOUT NORTHEAST UTILITIES

Northeast Utilities (NU or the company) is the parent company of the Northeast Utilities system (NU system). Through its regulated utilities and competitive energy subsidiaries, the NU system serves in excess of 30 percent of New England's electric needs and is one of the 25 largest electric utility systems in the country as measured by revenues. The NU system's regulated utilities furnish franchised retail electric service in Connecticut, New Hampshire and western Massachusetts through three wholly owned subsidiaries: The Connecticut Light and Power Company (CL&P), Public Service Company of New Hampshire (PSNH) and Western Massachusetts Electric Company (WMECO). Another wholly owned subsidiary, North Atlantic Energy Corporation (NAEC), sells all of its entitlement to the capacity and output of the Seabrook Station nuclear unit (Seabrook) to PSNH under the terms of two life-of-unit, full cost recovery contracts (Seabrook Power Contracts). A fifth wholly owned subsidiary, Holyoke Water Power Company (HWP), also is engaged in the production and distribution of electric power.

On March 1, 2000, NU completed its acquisition of Yankee Energy System, Inc. (Yankee), the parent company of Yankee Gas Services Company (Yankee Gas), Connecticut's largest natural gas distribution system.

NU is registered with the Securities and Exchange Commission (SEC) as a holding company under the Public Utility Holding Company Act of 1935 (1935 Act), and the NU system is subject to the provisions of the 1935 Act. Arrangements among the NU system companies, outside agencies and other utilities covering interconnections, interchange of electric power and sales of utility property are subject to regulation by the Federal Energy Regulatory Commission (FERC) and/or the SEC. The operating subsidiaries are subject to further regulation for rates, accounting and other matters by the FERC and/or applicable state regulatory commissions.

NU Enterprises, Inc. is a wholly owned subsidiary of NU and acts as the holding company for certain of NU's competitive energy subsidiaries. Northeast Generation Company (NGC) was formed to acquire and manage generation facilities. Northeast Generation Services Company and its subsidiaries (NGS) was formed to maintain and service any fossil or hydroelectric facility that is acquired or contracted with for these services. HEC Inc. and its subsidiaries (HEC), Mode 1 Communications, Inc. (Mode 1), Select Energy, Inc. (Select Energy), and Select Energy Portland Pipeline, Inc. engage in a variety of energy-related and telecommunications activities, as applicable, primarily in the competitive energy retail and wholesale commodity, marketing and services fields.

Several wholly owned subsidiaries of NU provide support services for the NU system companies and, in some cases, for other New England utilities. Northeast Utilities Service Company provides centralized accounting, administrative, information resources, engineering, financial, legal, operational, planning, purchasing, and other services to the NU system companies. Northeast Nuclear Energy Company acts as agent for the NU system companies and other New England utilities in operating the Millstone nuclear units. North Atlantic Energy Service Corporation has operational responsibility for Seabrook. Three other subsidiaries construct, acquire or lease some of the property and facilities used by the NU system companies.

B.  PRESENTATION

The consolidated financial statements of the NU system include the accounts of all subsidiaries. Intercompany transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain reclassifications of prior years' data have been made to conform with the current year's presentation.

C.  NEW ACCOUNTING STANDARDS

Derivative Instruments: Effective January 1, 2001, NU adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS No. 133 requires that derivative instruments be recorded as an asset or liability measured at its fair value and that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met.

In order to implement SFAS No. 133 by January 1, 2001, NU established a cross-functional project team to identify all derivative instruments, measure the fair value of those derivative instruments, designate and document various hedge relationships, and evaluate the effectiveness of those hedge relationships. NU has completed the process of identifying all derivative instruments and has established appropriate fair value measurements of those derivative instruments in place at January 1, 2001. In addition, for those derivative instruments which are hedging an identified risk, NU has designated and documented all hedging relationships anew.

NU believes that the majority of its nontrading energy and capacity contracts, purchased-power agreements, power sale agreements, and gas and electric retail contracts, qualify for the "normal purchases and sales" exception of the new standard, and therefore are not required to be recognized at fair value. However, NU believes that its electric, oil and gas swap contracts, interest rate swap agreements, and gas and oil futures are derivatives and will be recorded on its consolidated balance sheets at fair value on January 1, 2001. NU believes that certain of these contracts meet specific hedge accounting criteria; accordingly, changes in the fair value of these contracts will be recorded in other comprehensive income on the consolidated balance sheets. For those contracts that do not meet the hedging requirements, the changes in fair value of those contracts will be recognized currently in earnings. As explained within Note 8 commodity derivatives that are utilized for trading purposes, are accounted for using the mark-to-market method, under Emerging Issues Task Force
(EITF) Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities."

Management will record the effects of SFAS No. 133 in the first quarter of 2001 through a cumulative effect of a change in accounting principle and estimates that the effect will be to reduce pretax earnings by approximately $37.4 million and increase shareholders' equity by $21.7 million. These estimates do not include certain long-term energy and capacity contracts which management believes represent "normal purchases and sales." The accounting for these types of contracts is currently being evaluated by the Financial Accounting Standards Board (FASB). Further guidance from the FASB may change management's conclusions regarding these contracts and require them to be accounted for as derivatives.

Transfers of Financial Assets: In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125." SFAS No. 140 revises the criteria for accounting for securitizations, other financial asset transfers and collateral and introduces new disclosures, but otherwise carries forward most of the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," without amendment. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the disclosure requirements under SFAS No. 140 did not have a material impact on NU's consolidated financial statements.

Revenue Recognition: In December 1999, the SEC issued Staff Accounting Bulletin
(SAB) No. 101, "Revenue Recognition." The adoption of SAB No. 101, as amended, did not have a material impact on NU's consolidated financial statements.

Forward Share Purchase Arrangement: EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," requires that all contracts be initially measured at fair value and subsequently accounted for based on the current classification and the assumed or required settlement method. As NU's forward share purchase arrangements can be settled in cash or NU common shares at the company's discretion, this amount was classified as tempo-rary equity from stock forward on the consolidated balance sheets at December 31, 2000 and 1999.

On January 2, 2001, these arrangements were modified. As a result of applying the revised guidance under EITF Issue No. 00-19, the aforementioned forward share purchase transactions no longer meet the temporary equity criteria and will be classified as an asset or liability in the first quarter of 2001. The difference between the fair value and contract value will be included in earnings. NU expects to repurchase the shares from the counterparties in the first half of 2001 with the proceeds from restructuring.

D.  INVESTMENTS AND JOINTLY OWNED ELECTRIC UTILITY PLANT

Regional Nuclear Generating Companies: CL&P, PSNH and WMECO own common stock in four regional nuclear companies (Yankee Companies). The NU system's ownership interests in the Yankee Companies at December 31, 2000 and 1999, which are accounted for on the equity method due to the NU system companies' ability to exercise significant influence over their operating and financial policies are 49 percent of the Connecticut Yankee Atomic Power Company (CYAPC), 38.5 percent of the Yankee Atomic Electric Company (YAEC), 20 percent of the Maine Yankee Atomic Power Company (MYAPC), and 16 percent of the Vermont Yankee Nuclear Power Corporation (VYNPC). The NU system's total equity investment in the Yankee Companies at December 31, 2000 and 1999, is $62.5 million and $81.5 million, respectively. Each Yankee Company owns a single nuclear generating unit. However, VYNPC is the only unit still in operation at December 31, 2000.

Millstone: CL&P and WMECO together own 100 percent of both Millstone 1, a 660 megawatt (MW) nuclear unit, which is currently in decommissioning status, and Millstone 2, an 870 MW nuclear generating unit. CL&P, PSNH and WMECO together have a 68.02 percent joint ownership interest in Millstone 3, a 1,154 MW nuclear generating unit. On August 7, 2000, CL&P, WMECO and certain other joint owners reached an agreement to sell substantially all of the Millstone units to Dominion Resources, Inc. (Dominion) for approximately $1.3 billion, including approximately $105 million for nuclear fuel. NU currently expects to close on the sale of Millstone as early as the end of March 2001.

Seabrook: CL&P and NAEC together have a 40.04 percent joint ownership interest in Seabrook, a 1,148 MW nuclear generating unit. NAEC sells all of its share of the power generated by Seabrook to PSNH under the Seabrook Power Contracts. CL&P and NAEC expect to auction their joint ownership interests in Seabrook in 2001 with a closing on the sale expected in 2002.

Plant-in-service and the accumulated provision for depreciation for the NU system's share of Millstone 2 and 3 and Seabrook are as follows:

-----------------------------------------------
                                At December 31,
                           --------------------
-----------------------------------------------
(Millions of Dollars)        2000        1999
-----------------------------------------------
Plant-in-service
Millstone 2                $  962.0    $  952.1
Millstone 3                 2,427.2     2,414.9
Seabrook                      909.3       901.9
Accumulated provision for
  depreciation
Millstone 2                $  953.6    $  910.0
Millstone 3                 2,214.3     2,220.5
Seabrook                      821.3       318.8
-----------------------------------------------

Hydro-Quebec: NU has a 22.66 percent equity ownership interest, totaling $15 million and $16.5 million at December 31, 2000 and 1999, respectively, in two companies that transmit electricity imported from the Hydro-Quebec system in Canada.

E.  DEPRECIATION

The provision for depreciation is calculated using the straight-line method based on the estimated remaining useful lives of depreciable utility plant-in-service, adjusted for salvage value and removal costs, as approved by the appropriate regulatory agency where applicable. Except for major facilities, depreciation rates are applied to the average plant-in-service during the period. Major facilities are depreciated from the time they are placed in service. When plant is retired from service, the original cost of the plant, including costs of removal less salvage, is charged to the accumulated provision for depreciation. The costs of closure and removal of nonnuclear facilities are accrued over the life of the plant as a component of depreciation. The depreciation rates for the several classes of electric plant-in-service are equivalent to a composite rate of 3.1 percent in 2000 and 3.3 percent in 1999 and 1998.

As a result of discontinuing the application of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," for CL&P's and WMECO's generation businesses in 1999, including CL&P's ownership interest in Seabrook, NU recorded a charge to accumulated depreciation for the nuclear plant in excess of the estimated fair market value at the time in the amount of $2 billion and a corresponding regulatory asset was created. Also, in 2000, HWP discontinued SFAS No. 71 and recorded a charge to accumulated depreciation for the plant in excess of fair value for certain hydroelectric generation assets, which was recorded as an extraordinary loss.

F.  REVENUES

Regulated utility revenues are based on authorized rates applied to each customer's use of electricity. In general, rates can be changed only through a formal proceeding before the appropriate regulatory commission. Regulatory commissions also have authority over the terms and conditions of nontraditional rate-making arrangements. At the end of each accounting period, CL&P, PSNH, WMECO, Select Energy, and Yankee Gas accrue a revenue estimate for the amount of energy delivered but unbilled.

Revenues for NU's competitive energy subsidiaries, primarily Select Energy, are recognized when the energy is delivered.

G.  PSNH ACQUISITION COSTS

PSNH acquisition costs represent the aggregate value placed by the 1989 rate agreement with the state of New Hampshire (Rate Agreement) on PSNH's assets in excess of the net book value of PSNH's non-Seabrook assets, plus the $700 million value assigned to Seabrook by the Rate Agreement as part of the bankruptcy resolution on June 5, 1992. The Rate Agreement provided for the recovery through rates, with a return, of the PSNH acquisition costs. In connection with the "Agreement to Settle PSNH Restructuring" (Settlement Agreement) approximately $219.4 million was written off and the balance of $76.6 million has been reclassified as a regulatory asset.

H.  REGULATORY ACCOUNTING AND ASSETS

The accounting policies of the NU system operating companies and the accompanying consolidated financial statements conform to accounting principles generally accepted in the United States applicable to rate-regulated enterprises and historically reflect the effects of the rate-making process in accordance with SFAS No. 71. As a result of final restructuring orders issued in 1999, CL&P and WMECO discontinued the application of SFAS No. 71 for the generation portion of their businesses. During the fourth quarter of 2000, the Settlement Agreement became probable of implementation, therefore, PSNH discontinued the application of SFAS No. 71 for the generation portion of its business.

CL&P's, WMECO's and PSNH's transmission and distribution business will continue to be cost-based and management believes the application of SFAS No. 71 continues to be appropriate. Management continues to believe it is probable that the NU system operating companies will recover their investments in long-lived assets, including regulatory assets through charges to their transmission and distribution customers generally over periods of 7 to 26 years, subject to certain adjustments. The majority for CL&P and WMECO will be recovered through a transition charge over a 12-year period. PSNH will recover securitized assets over a 12-year period. Nuclear decommissioning and IPP costs will be recovered over the period PSNH is responsible for those costs. The third type of PSNH stranded costs are nonsecuritized regulatory assets (type three regulatory assets). Any type three regulatory assets not collected by the recovery end date will be written off. Based on current projections, PSNH expects to fully recovery all of its type three regulatory assets by the recovery end date stipulated in the Settlement Agreement. In addition, all material regulatory assets are earning a return. The components of the NU system companies' regulatory assets are as follows:

-----------------------------------------------
                                At December 31,
                           --------------------
-----------------------------------------------
(Millions of Dollars)        2000        1999
-----------------------------------------------
Recoverable nuclear costs  $2,565.8    $2,210.8
Income taxes, net             504.7       636.6
Unrecovered contractual
  obligations                 255.8       349.2
Recoverable energy costs,
  net                         332.5       228.2
Other                         252.0       217.6
-----------------------------------------------
Totals                     $3,910.8    $3,642.4
-----------------------------------------------

As a result of discontinuing the application of SFAS No. 71 in 1999 for CL&P's and WMECO's generation businesses, CL&P and WMECO reclassified nuclear plant in excess of its estimated fair market value from plant to regulatory assets. As of December 31, 2000 and 1999, both the CL&P unamortized balance ($1.35 billion and $1.38 billion, respectively) and the WMECO unamortized balance ($286.9 million and $316.1 million, respectively) are classified as recoverable nuclear costs. Also included in that regulatory asset component for 2000 and 1999 are $449.2 million and $514.7 million, respectively, which includes Millstone 1 recoverable nuclear costs relating to the recoverable portion of the undepreciated plant and related assets ($90.8 million and $145.7 million, respectively) and the decommissioning and closure obligation ($358.4 million and $369 million, respectively).

As a result of discontinuing the application of SFAS No. 71 in 2000 for PSNH's generation business, PSNH recorded an after-tax charge of $214.2 million in the fourth quarter of 2000. In addition, a regulatory asset was created for the Seabrook over market generation in the amount of $484.7 million, which is classified as recoverable nuclear costs. It is anticipated this regulatory asset will be securitized.

I.  INCOME TAXES

The tax effect of temporary differences (differences between the periods in which transactions affect income in the financial statements and the periods in which they affect the determination of taxable income) is accounted for in accordance with the rate-making treatment of the applicable regulatory commissions.

The tax effect of temporary differences, including timing differences accrued under previously approved accounting standards, that give rise to the accumulated deferred tax obligation is as follows:

-----------------------------------------------
                                At December 31,
                           --------------------
-----------------------------------------------
(Millions of Dollars)        2000        1999
-----------------------------------------------
Accelerated depreciation
  and other plant-related
  differences              $1,364.9    $1,388.0
Regulatory assets --
  income tax gross-up         189.1       241.2
Other                          31.5        58.9
-----------------------------------------------
Totals                     $1,585.5    $1,688.1
-----------------------------------------------

J.  UNRECOVERED CONTRACTUAL
OBLIGATIONS

Under the terms of contracts with the Yankee Companies, the shareholder-sponsored companies are responsible for their proportionate share of the remaining costs of the units, including decommissioning. As management expects that the NU system companies will be allowed to recover these costs from their customers, the NU system companies have recorded regulatory assets, with corresponding obligations, on their respective balance sheets.

K.  RECOVERABLE ENERGY COSTS

Energy Policy Act of 1992: Under the Energy Policy Act of 1992 (Energy Act), CL&P, PSNH, WMECO, and NAEC are assessed for their proportionate shares of the costs of decontaminating and decommissioning uranium enrichment plants owned by the United States Department of Energy (DOE) (D&D Assessment). The Energy Act requires that regulators treat D&D Assessments as a reasonable and necessary current cost of fuel, to be fully recovered in rates like any other fuel cost. CL&P, PSNH, WMECO, and NAEC are currently recovering these costs through rates. As of December 31, 2000 and 1999, the NU system's total D&D Assessment deferrals were $34.5 million and $38.4 million, respectively.

CL&P: Through December 31, 1999, CL&P had an energy adjustment clause under which fuel prices above or below base-rate levels were charged to or credited to customers. Coincident with the start of restructuring, the energy adjustment clause was terminated. Energy costs deferred and not yet collected under the energy adjustment clause amounted to $61.1 million and $62.6 million at December 31, 2000 and 1999, respectively. This balance is recorded as a generation-related stranded cost and will be recovered through a transition charge mechanism pending final Connecticut Department of Public Utility Control
(DPUC) approval.

PSNH: The Rate Agreement includes a fuel and purchased-power adjustment clause (FPPAC) permitting PSNH to pass through to retail customers, for a 10-year period that began in May 1991, the retail portion of differences between the fuel and purchased-power costs assumed in the Rate Agreement and PSNH's actual costs, which include the costs related to the Seabrook Power Contracts and the Clean Air Act

Amendment. The cost components of the FPPAC are subject to a prudence review by the New Hampshire Public Utilities Commission (NHPUC). At December 31, 2000 and 1999, PSNH had $230.1 million and $120.5 million, respectively, of recoverable energy costs deferred under the FPPAC. Under the Settlement Agreement, the FPPAC will be recovered as a type three regulatory asset through a transition charge.

L.  CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand and short-term cash investments which are highly liquid in nature and have original maturities of three months or less.

2.  SHORT-TERM DEBT

Limits: The amount of short-term borrowings that may be incurred by NU and the NU system operating companies is subject to periodic approval by either the SEC under the 1935 Act or by the respective state regulators. Currently, SEC authorization allows NU, CL&P, WMECO, and Yankee Gas to incur total short-term borrowings up to a maximum of $400 million, $375 million, $250 million, and $100 million, respectively. In addition, the charters of CL&P and WMECO contain preferred stock provisions restricting the amount of unsecured debt those companies may incur. As of December 31, 2000, CL&P's and WMECO's charters permit CL&P and WMECO to incur $245 million and $94 million, respectively, of additional unsecured debt. PSNH and NAEC are authorized by the NHPUC to incur short-term borrowings up to a maximum of $71.3 million and $260 million, respectively.

Credit Agreements:

NGC: In March 2000, CL&P and WMECO transferred 1,289 MW of hydroelectric generation assets in Connecticut and Massachusetts to NGC, an affiliated company, for approximately $865.5 million. To finance the transfer, on March 9, 2000, NGC entered into a new short-term credit agreement with a total commitment amount of $865.5 million, collateralized by the generation assets transferred. Under the short-term credit agreement, $435.5 million of the commitment matured on March 14, 2000, and was repaid. This credit agreement, with an original maturity date of December 29, 2000, was extended for a minimum of six months. NGC expects to replace the short-term credit agreement with up to $440 million of permanent financing in the first half of 2001. At December 31, 2000, there were $402.4 million in borrowings under the credit agreement.

Yankee Merger: To finance the cash portion of the Yankee merger, on March 1, 2000, NU entered into an unsecured term loan agreement for $266 million. The term loan agreement will expire on February 28, 2001. NU expects to replace this financing with permanent, long-term financing prior to its maturity date. At December 31, 2000, there were $263 million in borrowings under the term loan agreement.

CL&P and WMECO: On November 17, 2000, CL&P and WMECO entered into a 364-day revolving credit facility for $350 million, replacing the previous $500 million facility which was to expire on November 17, 2000. CL&P and WMECO may draw up to $200 million and $150 million, respectively, under the facility which, until the nuclear divestiture, is secured by second mortgages on Millstone 2 and 3. Once CL&P and WMECO receive the proceeds from securitization, the $350 million revolving credit facility will be reduced to $250 million, with a $150 million limit for CL&P and a $100 million limit for WMECO. Unless extended, the credit facility will expire on November 16, 2001. At December 31, 2000 and 1999, there were $225 million and $213 million, respectively, in borrowings under these facilities.

NAEC: On November 9, 2000, NAEC entered into an unsecured 364-day term credit agreement for $200 million, replacing a $225 million term loan which was to expire on November 9, 2000. The proceeds from the term credit agreement were used to repay the $200 million outstanding under the previous term loan. Additionally, the interest rate swaps and collar related to the previous term loan expired and were not replaced. The term credit agreement also contains two mandatory prepayment provisions; the first is a 50 percent mandatory principal repayment of amounts outstanding to $100 million within two days of the buydown of the Seabrook Power Contracts and the second is 100 percent prepayment within two days of the sale of Seabrook. Any amounts prepaid can not be reborrowed. Unless extended, the term credit agreement will expire on November 8, 2001. At December 31, 2000 and 1999, there were $200 million in borrowings under the credit agreement and previous term loan.

NU Parent: To continue to support the working capital needs of NU and its competitive energy subsidiaries, NU replaced its $350 million 364-day unsecured revolving credit facility which was to expire on November 17, 2000, with a 364-day unsecured revolving credit facility on November 17, 2000. This facility provides a total commitment of $400 million which is available subject to two overlapping sub-limits. First, subject to the notional amount of any letters of credit outstanding, amounts up to $300 million are available for advances. Second, subject to the advances outstanding, letters of credit may be issued in notional amounts up to $200 million. Unless extended, this credit facility will expire on November 16, 2001. At December 31, 2000 and 1999, there were $173 million and $65 million, respectively, in borrowings under the new and previous facilities. With regard to credit support, NU had $40 million and $29 million, respectively, in letters of credit issued under the new and previous agreements at December 31, 2000 and 1999.

Yankee Gas: Yankee Gas has arranged a $60 million unsecured revolving credit facility. On November 17, 2000, the expiration date of this facility was extended to November 16, 2001. At December 31, 2000, there were $46.6 million in borrowings under this credit facility.

NU provides credit assurance in the form of guarantees, letters of credit and other assurances for the financial performance obligations of certain of its competitive energy subsidiaries. NU currently has authorization from the SEC to provide up to $500 million of such assurances. As of December 31, 2000 and 1999, NU had provided approximately $284 million and $190 million, respectively, of such credit assurances.

Under the aforementioned credit agreements, the respective borrowers may borrow at fixed or variable rates plus an applicable margin based upon certain debt ratings, as rated by the lower of Standard and Poor's or Moody's Investors Service. The weighted average interest rate on the NU system companies' notes payable to banks outstanding on December 31, 2000 and 1999, was 8.85 percent and
7.93 percent, respectively. Maturities of short-term debt obligations were for periods of three months or less.

These credit agreements provide that the parties to these agreements must comply with certain financial and nonfinancial covenants as are customarily included in such agreements, including, but not limited to, common equity ratios, interest coverage ratios, cash flow ratios, and dividend payment restrictions. The parties to the credit agreements currently are and expect to remain in compliance with these covenants.

3.  LEASES

CL&P and WMECO finance their nuclear fuel for Millstone 2 and their respective shares of the nuclear fuel for Millstone 3 under the Niantic Bay Fuel Trust
(NBFT) capital lease agreement. This capital lease agreement has an expiration date of June 1, 2040. At December 31, 2000 and 1999, the present value of the capital lease obligation to the NBFT was $139.2 million and $157 million, respectively. In connection with the planned nuclear divestiture the NBFT capital lease agreement will be terminated, the nuclear fuel will be transferred to Dominion and the related $180 million Series G Intermediate Term Note Agreement will be extinguished with the divestiture proceeds.

CL&P and WMECO make quarterly lease payments for the cost of nuclear fuel consumed in the reactors based on a units-of-production method at rates which reflect estimated kilowatt-hours of energy provided plus financing costs associated with the fuel in the reactors. Upon permanent discharge from the reactors, ownership of the nuclear fuel transfers to CL&P and WMECO.

The NU system companies also have entered into lease agreements, some of which are capital leases, for the use of data processing and office equipment, vehicles, nuclear control room simulators, and office space. The provisions of these lease agreements generally provide for renewal options.

Capital lease rental payments charged to operating expense were $50.1 million in 2000, $20.8 million in 1999 and $31 million in 1998. Interest included in capital lease rental payments was $11.6 million in 2000, $13.7 million in 1999 and $18.3 million in 1998. Operating lease rental payments charged to expense were $10.1 million in 2000, $7.5 million in 1999 and $15.7 million in 1998.

Future minimum rental payments, excluding annual nuclear fuel lease payments and executory costs, such as property taxes, state use taxes, insurance, and maintenance, under long-term noncancelable leases, as of December 31, 2000 are as follows:

-----------------------------------------------
(Millions of Dollars)
-----------------------------------------------
                             Capital  Operating
Year                         Leases    Leases
-----------------------------------------------
2001                         $  4.9      $ 25.0
2002                            3.2        20.0
2003                            3.2        15.0
2004                            3.0        11.5
2005                            2.8         9.4
After 2005                     27.7        23.2
-----------------------------------------------
Future minimum lease
  payments                     44.8
Less amount representing
  interest                     24.1       104.1
-----------------------------------------------
Present value of future
  minimum lease payments
  for other than nuclear
  fuel                         20.7
Present value of future
  nuclear fuel lease
  payments                    139.2
-----------------------------------------------
Present value of future
  minimum lease payments     $159.9
-----------------------------------------------

4.  EMPLOYEE BENEFITS

A.  PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The NU system companies, participate in a uniform noncontributory defined benefit retirement plan covering substantially all regular NU system employees. Benefits are based on years of service and the employees' highest eligible compensation during 60 consecutive months of employment. The total pension credit, part of which was credited to utility plant, was $97.9 million in 2000, $33.7 million in 1999 and $44.1 million in 1998.

Currently, the NU system companies' policy is to annually fund an amount at least equal to that which will satisfy the requirements of the Employee Retirement Income Security Act and Internal Revenue Code.

The NU system companies also provide certain health care benefits, primarily medical and dental, and life insurance benefits through a benefit plan to retired employees. These benefits are available for employees retiring from the NU system who have met specified service requirements. For current employees and certain retirees, the total benefit is limited to two times the 1993 per retiree health care cost. These costs are charged to expense over the estimated work life of the employee. The NU system companies annually fund postretirement costs through external trusts with amounts that have been rate-recovered and which also are tax deductible. Pension and trust assets are invested primarily in domestic and international equity securities and bonds.

In December 2000, NU announced the details of a voluntary separation program designed to reduce NU's generation-related support staff in 2001. NU will reflect the program's costs in first quarter 2001 results.

The following table represents information on the plans' benefit obligation, fair value of plan assets, and the respective plans' funded status:

-------------------------------------------------------------------------------------------------
                                                                   At December 31,
-------------------------------------------------------------------------------------------------
                                                                                 Postretirement
                                                        Pension Benefits            Benefits
-------------------------------------------------------------------------------------------------
(Millions of Dollars)                                  2000         1999        2000       1999
-------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year              $(1,516.6)   $(1,479.2)   $(306.8)   $(305.2)
Yankee merger                                            (66.7)           -      (26.9)         -
Service cost                                             (41.2)       (43.7)      (7.6)      (7.6)
Interest cost                                           (118.5)      (106.3)     (25.5)     (21.8)
Employee contribution                                        -            -       (0.1)         -
Plan amendment                                               -        (79.6)         -          -
Actuarial (loss)/gain                                    (39.4)       133.8      (13.6)      (1.3)
Benefits paid                                            109.5         78.3       27.5       28.9
Settlements and other                                      2.0        (19.9)       0.7        0.2
-------------------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT END OF YEAR                    $(1,670.9)   $(1,516.6)   $(352.3)   $(306.8)
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                                                   At December 31,
-------------------------------------------------------------------------------------------------
                                                                                 Postretirement
                                                        Pension Benefits            Benefits
-------------------------------------------------------------------------------------------------
(Millions of Dollars)                                  2000         1999        2000       1999
-------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year       $ 2,330.2    $ 2,098.0    $ 170.7    $ 151.2
Yankee merger                                            107.5            -       16.1          -
Actual return on plan assets                              (8.8)       310.5        8.6       18.7
Employer contribution                                        -            -       29.6       29.7
Employee contribution                                        -            -        0.1          -
Benefits paid                                           (109.5)       (78.3)     (27.5)     (28.9)
-------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR             $ 2,319.4    $ 2,330.2    $ 197.6    $ 170.7
-------------------------------------------------------------------------------------------------

Funded status at December 31                         $   648.5    $   813.6    $(154.7)   $(136.1)
Unrecognized transition (asset)/obligation                (5.8)        (7.4)     180.9      196.6
Unrecognized prior service cost                           90.9         99.2          -          -
Unrecognized net gain                                   (594.1)      (904.7)     (35.5)     (60.4)
-------------------------------------------------------------------------------------------------
PREPAID/(ACCRUED) BENEFIT COST                       $   139.5    $     0.7    $  (9.3)   $   0.1
-------------------------------------------------------------------------------------------------

The following actuarial assumptions were used in calculating the plans' year end funded status:

----------------------------------------------------------------------------------------------
                                                                     At December 31,
----------------------------------------------------------------------------------------------
                                                               Pension          Postretirement
                                                               Benefits            Benefits
----------------------------------------------------------------------------------------------
                                                            2000      1999      2000      1999
----------------------------------------------------------------------------------------------
Discount rate                                               7.50%     7.75%     7.50%     7.75%
Compensation/progression rate                               4.50      4.75      4.50      4.75
Health care cost trend rate (a)                              N/A       N/A      5.26      5.57
----------------------------------------------------------------------------------------------

(a) The annual per capita cost of covered health care benefits was assumed to decrease to 4.91 percent by 2001.

     The components of net periodic benefit (credit)/cost are:

-------------------------------------------------------------------------------------------------
                                                     For the Years Ended December 31,
-------------------------------------------------------------------------------------------------
                                               Pension Benefits          Postretirement Benefits
-------------------------------------------------------------------------------------------------
(Millions of Dollars)                      2000      1999      1998      2000      1999     1998
-------------------------------------------------------------------------------------------------
Service cost                              $  41.2   $  43.7   $  37.4   $  7.6    $  7.6    $ 6.6
Interest cost                               118.5     106.3      96.8     25.5      21.8     20.9
Expected return on plan assets             (205.1)   (175.5)   (153.2)   (15.3)    (11.7)    (9.9)
Amortization of unrecognized net
  transition (asset)/obligation              (1.4)     (1.5)     (1.5)    15.1      15.1     15.1
Amortization of prior service cost            7.9       7.9       2.1        -         -        -
Amortization of actuarial gain              (52.4)    (33.5)    (25.7)       -         -        -
Other amortization, net                         -         -         -     (4.3)     (3.1)    (3.8)
Settlements and other                        (6.6)     18.9         -        -         -        -
-------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT (CREDIT)/COST        $ (97.9)  $ (33.7)  $ (44.1)  $ 28.6    $ 29.7    $28.9
-------------------------------------------------------------------------------------------------

For calculating pension and postretirement benefit costs, the following assumptions were used:

-------------------------------------------------------------------------------------------------
                                                    For the Years Ended December 31,
-------------------------------------------------------------------------------------------------
                                              Pension Benefits        Postretirement Benefits
-------------------------------------------------------------------------------------------------
                                           2000     1999     1998     2000     1999     1998
-------------------------------------------------------------------------------------------------
Discount rate                               7.75%    7.00%    7.25%    7.75%    7.00%    7.25   %
Expected long-term rate of return           9.50     9.50     9.50      N/A      N/A      N/A
Compensation/ progression rate              4.75     4.25     4.25     4.75     4.25     4.25
Long-term rate of return --
  Health assets, net of tax                  N/A      N/A      N/A     7.50     7.50     7.75
  Life assets                                N/A      N/A      N/A     9.50     9.50     9.50
-------------------------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The effect of changing the assumed health care cost trend rate by one percentage point in each year would have the following effects:

--------------------------------------------------------
                        One Percentage    One Percentage
(Millions of Dollars)   Point Increase    Point Decrease
--------------------------------------------------------
Effect on total
  service and interest
  cost components           $ 1.6             $ (1.6)
Effect on
  postretirement
  benefit obligation        $17.9             $(16.6)
--------------------------------------------------------

The trust holding the health plan assets is subject to federal income taxes.

B.  401(k) SAVINGS PLAN

NU maintains a 401(k) Savings Plan for substantially all NU system employees. This savings plan provides for employee contributions up to specified limits. NU matches employee contributions up to a maximum of 3 percent of eligible compensation with cash and NU stock. The matching contributions made by NU were $13.6 million in 2000, $13.8 million in 1999 and $13.2 million in 1998.

C.  ESOP

NU maintains an Employee Stock Ownership Plan (ESOP) for purposes of allocating shares to employees participating in the NU system's 401(k) Savings Plan. Under this arrangement, NU issued unsecured notes during 1991 and 1992 totaling $250 million, the proceeds of which were lent to the ESOP trust for the purchase of
10.8 million newly issued NU common shares (ESOP Shares). The ESOP trust is obligated to make principal and interest payments on the ESOP notes at the same rate that ESOP Shares are allocated to employees. NU makes annual contributions to the ESOP equal to the ESOP's debt service, less dividends received by the ESOP. All dividends received by the ESOP on unallocated shares are used to pay debt service and are not considered dividends for financial reporting purposes. During the fourth quarter of 1999 through December 31, 2000, NU paid a 10 cent per share quarterly dividend.

In 2000 and 1999, the ESOP trust issued 572,863 and 556,978 of NU common shares, respectively, to satisfy 401(k) Savings Plan obligations to employees. As of December 31, 2000 and 1999, the total allocated ESOP shares were 5,854,699 and 5,281,836, respectively, and total unallocated ESOP shares were 4,945,486 and 5,518,349, respectively. The fair market value of unallocated ESOP shares as of December 31, 2000 and 1999, was $119.9 million and $113.5 million, respectively.

D.  STOCK-BASED COMPENSATION

Employee Stock Purchase Plan (ESPP): Since July 1998, the NU system maintained an ESPP for all eligible employees. Under the ESPP, shares of NU common stock were purchased at 6-month intervals at 85 percent of the lower of the price on the first or last day of each 6-month period. Employees purchased shares having a value not exceeding 25 percent of their compensation at the beginning of the purchase period. During 2000 and 1999, employees purchased 199,520 and 253,853 shares, respectively, at discounted prices ranging from $17.48 to $18.49 in 2000, and $13.76 to $14.93 per share in 1999. At December 31, 2000 and 1999,
1,417,156 and 1,616,676 shares remained reserved for future issuance under the ESPP, respectively. Effective January 1, 2001, the ESPP was terminated.

Incentive Plans: The NU system has long-term incentive plans authorizing various types of share-based awards, including stock options, to be made to eligible employees and board members. The exercise price of stock options, as set at the time of grant, is generally equal to the fair market value per share at the date of grant. Under the Northeast Utilities Incentive Plan (Incentive Plan), the number of shares which may be utilized for awards granted during a given calendar year may not exceed one percent of the total number of shares of NU common stock outstanding as of the first day of that calendar year.

Stock option transactions for 1998, 1999 and 2000, including those options acquired in connection with the Yankee merger, are as follows:

------------------------------------------------------------------------------------------------
                                                             Exercise Price Per Share
                                                             ------------------------
                                                                                        Weighted
                                                   Options             Range            Average
------------------------------------------------------------------------------------------------
Outstanding December 31, 1997                       500,000           $9.6250           $ 9.6250
Granted                                             741,273    $14.8750 -   $16.8125    $16.1780
Forfeited                                            (7,595)         $16.3125           $16.3125
------------------------------------------------------------------------------------------------
Outstanding December 31, 1998                     1,233,678    $ 9.6250 -   $16.8125    $13.5213
Granted                                             644,123    $14.9375 -   $21.1250    $15.2514
Exercised                                           (19,368)   $16.3125 -   $16.8125    $16.3986
Forfeited                                           (32,177)   $14.9375 -   $16.3125    $15.8714
------------------------------------------------------------------------------------------------
Outstanding December 31, 1999                     1,826,256    $ 9.6250 -   $21.1250    $14.0585
Granted                                             669,470    $18.4375 -   $22.2500    $18.7029
Yankee merger                                        10,167    $ 9.3640 -   $12.6888    $10.7653
Exercised                                           (43,750)   $14.9375 -   $19.5000    $16.0658
Forfeited                                           (28,281)   $14.9375 -   $19.5000    $16.6515
------------------------------------------------------------------------------------------------
OUTSTANDING DECEMBER 31, 2000                     2,433,862    $ 9.3640 -   $22.2500    $15.2569
------------------------------------------------------------------------------------------------
Exercisable December 31, 1998                       232,936    $14.8750 -   $16.8125    $16.2972
Exercisable December 31, 1999                       711,787    $ 9.6250 -   $21.1250    $14.0102
------------------------------------------------------------------------------------------------
EXERCISABLE DECEMBER 31, 2000                     1,298,339    $ 9.3640 -   $22.2500    $14.2021
------------------------------------------------------------------------------------------------

The vesting schedule for the options granted in 1998 is one-third upon grant, two-thirds after one year and the total award after two years. For the options that were granted in 1999 and for certain options that were granted in 2000, the vesting schedule for these options is ratably over three years from the date of grant. Other options granted in 2000 vest 50 percent at the date of grant and 50 percent one year from the date of grant.

Also under the Incentive Plan, the NU system awarded 91,120 of restricted shares in 1999. These shares have the same vesting schedule as the options granted under the Incentive Plan. The NU system has also made several small grants of restricted stock and other incentive-based stock compensation. During 2000, 1999 and 1998, $1.9 million, $2.2 million and $0.8 million, respectively, was expensed for stock-based compensation.

Had compensation cost been determined for the ESPP and the incentive plan stock options under the fair value method as opposed to the intrinsic value method followed by the NU system, net (loss)/income and net (loss)/income per share would have been as follows:

-------------------------------------------------
(Millions of Dollars,
except per share
amounts)                2000     1999      1998
-------------------------------------------------
Net (loss)/income      $(33.9)   $29.6    $(149.1)
Basic (loss)/income
  per common share     $(0.24)   $0.23    $ (1.14)
Diluted (loss)/
  income per common
  share                $(0.24)   $0.22    $ (1.14)
-------------------------------------------------

The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

-----------------------------------------------------
                         2000       1999       1998
-----------------------------------------------------
Risk-free interest
  rate                    6.56%      5.69%      5.82%
Expected life          10 years   10 years   10 years
Expected volatility      26.15%     36.21%     35.05%
Expected dividend
  yield                   1.82%      1.89%      5.46%

---------------------------------------------------------

The weighted average grant date fair values of options granted during 2000, 1999 and 1998 were $7.50, $6.79 and $3.98, respectively. As of December 31, 2000 and 1999, the weighted average remaining contractual lives for those options outstanding are 7.92 years and 8.47 years, respectively.

5.  SALE OF CUSTOMER RECEIVABLES

As of December 31, 2000 and 1999, CL&P had sold accounts receivable of $170 million to a third-party purchaser with limited recourse through the CL&P Receivables Corporation (CRC), a wholly owned subsidiary of CL&P. In addition, at December 31, 2000 and 1999, $18.9 million and $22.5 million, respectively, of accounts receivable were designated as collateral under the agreement with the CRC.

Concentrations of credit risk to the purchaser under the company's agreement with respect to the receivables are limited due to CL&P's diverse customer base within its service territory.

6.  COMMITMENTS AND CONTINGENCIES

A.  RESTRUCTURING

Connecticut: The 1999 restructuring orders allowed for securitization of CL&P's nonnuclear regulatory assets and the costs to buyout or buydown the various purchased-power contracts. On November 8, 2000, the DPUC approved CL&P's request to securitize an amount not to exceed $1.55 billion of approved, eligible stranded costs, primarily related to above-market purchased-power contracts and generation related regulatory assets. However, the Office of Consumer Counsel
(OCC) appealed the securitization order to the Connecticut Superior Court and it remains unclear when securitization financing can be undertaken.

New Hampshire: In September 2000, the NHPUC approved a comprehensive restructuring order that would allow PSNH to securitize up to $670 million of stranded costs. In January 2001, the New Hampshire Supreme Court upheld this restructuring order on appeal. However, one of the appellants indicated publicly it would request a review of the New Hampshire Supreme Court decision by the United States Supreme Court. Such a request must be filed by May 1, 2001. Management believes that such an appeal would have a low probability of success, but cannot determine what effect it might have on the timing of the issuance of securitization bonds and the implementation of customer choice in New Hampshire. PSNH currently expects to work with the State of New Hampshire to issue securitization bonds early in the second quarter of 2001.

In October 2000, NU reached an agreement with an unaffiliated joint owner, who owns approximately 15 percent of Seabrook, to auction its share of the plant with NU's share. As part of the agreement, if the unaffiliated joint owner's share of Seabrook sells for less than $87.2 million, NU will provide up to $17.4 million to compensate for any shortfall. NU also will share in the benefits if that share of Seabrook exceeds $87.2 million. Additionally, under the agreement, NU will top-off certain decommissioning obligations above a defined level.

Massachusetts: A settlement has been reached with the Massachusetts Attorney General finalizing a $155 million securitization plan. WMECO expects to receive approval of its securitization plan in February 2001.

B.  NUCLEAR GENERATION ASSETS
DIVESTITURE

On August 7, 2000, CL&P, WMECO and certain other joint owners reached an agreement to sell substantially all of the Millstone units, located in Waterford, Connecticut, to Dominion, for approximately $1.3 billion, including approximately $105 million for nuclear fuel. Dominion has also agreed to assume responsibility for decommissioning the three units and NU will transfer to Dominion all funds in the Millstone decommissioning trust. Additionally, NU is obligated to top-off the decommissioning trust if its value does not equal a previously agreed upon level as defined. NU expects to close on the sale of Millstone as early as the end of March 2001.

If the transaction is consummated as proposed, CL&P and WMECO would receive gross proceeds of approximately $843.2 million and $196.2 million on a pretax basis for their respective ownership interests. The proceeds from the sale of these interests will be used to reduce the companies' stranded costs under restructuring and the cash proceeds will be used to repay subsidiary debt and capital lease obligations and to return equity capital to the parent company. The DPUC approved the recovery of Millstone-related stranded costs not offset by asset divestiture proceeds. Pursuant to the DPUC order, CL&P will seek recovery of Millstone post-1997 capital additions totaling $50 million. The OCC has appealed CL&P's ability to recover these costs. PSNH will receive $26 million on a pretax basis, which will be reflected as a gain in accordance with the Settlement Agreement.

In connection with the prior settlement of Millstone 3 joint owner claims, if the aforementioned transaction is consummated as proposed, the NU system will record a pretax gain in excess of $150 million. These settlements included clauses which allowed NU to retain sale proceeds for the joint owners interests in the units in excess of certain agreed upon amounts.

By the end of 2002, PSNH expects to complete the sale of its fossil and hydroelectric generation assets, as well as NAEC's ownership share of Seabrook. CL&P intends to sell its interest in Seabrook, when NAEC sells theirs.

C.  ENVIRONMENTAL MATTERS

The NU system is subject to environmental laws and regulations intended to mitigate or remove the effect of past operations and improve or maintain the quality of our environment. As such, the NU system has an active environmental auditing and training program and believes it is substantially in compliance with the current laws and regulations.

However, the normal course of operations may involve activities and substances that expose the NU system to potential liabilities of which management cannot determine the outcome. Additionally, management cannot determine the outcome for liabilities that may be imposed for past acts, even though such past acts may have been lawful at the time they occurred. Management does not believe, however, that this will have a material impact on the NU system's financial statements.

Based upon currently available information for the estimated remediation costs as of December 31, 2000 and 1999, including Yankee in 2000, the liability recorded by the NU system for its estimated environmental remediation costs amounted to $58.2 million and $24.8 million, respectively.

D.  SPENT NUCLEAR FUEL DISPOSAL COSTS

Under the Nuclear Waste Policy Act of 1982, CL&P, PSNH, WMECO, and NAEC must pay the DOE for the disposal of spent nuclear fuel and high-level radioactive waste. The DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. For nuclear fuel used to generate electricity prior to April 7, 1983 (Prior Period
Fuel), an accrual has been recorded for the full liability and payment must be made prior to the first delivery of spent fuel to the DOE. Until such payment is made, the outstanding balance will continue to accrue interest at the 3-month treasury bill yield rate. As of December 31, 2000 and 1999, fees due to the DOE for the disposal of Prior Period Fuel were $240.3 million and $226.5 million, respectively, including interest costs of $158.2 million and $144.3 million, respectively.

Fees for nuclear fuel burned on or after April 7, 1983, are billed currently to customers and paid to the DOE on a quarterly basis. NU is responsible for fees to be paid for fuel burned until the divestiture of the Millstone and Seabrook nuclear units.

E.  NUCLEAR INSURANCE CONTINGENCIES

Insurance policies covering the NU system's nuclear facilities have been purchased for the primary cost of repair, replacement or decontamination of utility property, certain extra costs incurred in obtaining replacement power during prolonged accidental outages and the excess cost of repair, replacement or decontamination or premature decommissioning of utility property.

The NU system is subject to retroactive assessments if losses under those policies exceed the accumulated funds available to the insurer. The maximum potential assessments with respect to losses arising during the current policy year for the primary property insurance program, the replacement power policies and the excess property damage policies are $8.2 million, $4.1 million and $10.2 million, respectively. In addition, insurance has been purchased in the aggregate amount of $200 million on an industry basis for coverage of worker claims.

Under certain circumstances, in the event of a nuclear incident at one of the nuclear facilities covered by the federal government's third-party liability indemnification program, the NU system could be assessed liabilities in proportion to its ownership interest in each of its nuclear units up to $83.9 million. The NU system's payment of this assessment would be limited to, in proportion to its ownership interest in each of its nuclear units, $10 million in any one year per nuclear unit. In addition, if the sum of all claims and costs from any one nuclear incident exceeds the maximum amount of financial protection, the NU system would be subject to an additional 5 percent, or $4.2 million, liability, in proportion to its ownership interests in each of its nuclear units. Based upon its ownership interests in the Millstone units and in Seabrook, the NU system's maximum liability, including any additional assessments, would be $271 million per incident, of which payments would be limited to $30.8 million per year. In addition, through purchased-power contracts with VYNPC, the NU system would be responsible for up to an additional assessment of $14.1 million per incident, of which payments would be limited to $1.6 million per year.

NU expects to terminate its nuclear insurance upon the divestiture of its nuclear units.

F.  LONG-TERM CONTRACTUAL
ARRANGEMENTS

Yankee Companies: Under the terms of their agreements, the NU system companies paid their ownership (or entitlement) shares of costs, which included depreciation, operation and maintenance (O&M) expenses, taxes, the estimated cost of decommissioning, and a return on invested capital. These costs were recorded as purchased-power expenses. The total cost of purchases under contracts with VYNPC amounted to $24.9 million in 2000, $29.2 million in 1999 and $27.3 million in 1998. VYNPC is in the process of selling its nuclear unit. Upon completion of the sale, these long-term contracts will be terminated.

Nonutility Generators (NUGs): CL&P, PSNH and WMECO have entered into various arrangements for the purchase of capacity and energy from NUGs. The total cost of purchases under these arrangements amounted to $482.1 million in 2000, $461.8 million in 1999 and $459.7 million in 1998. The companies are in the process of renegotiating the terms of these contracts through either a contract buydown or buyout. The companies expect any payments to the NUGs as result of these renegotiations to be recovered from the companies' customers.

Hydro-Quebec: Along with other New England utilities, CL&P, PSNH, WMECO, and HWP have entered into agreements to support transmission and terminal facilities to import electricity from the Hydro-Quebec system in Canada. CL&P, PSNH, WMECO, and HWP are obligated to pay, over a 30-year period ending in 2020, their proportionate shares of the annual O&M expenses and capital costs of those facilities.

Estimated Annual Costs: The estimated annual costs of the NU system's significant long-term contractual arrangements, absent the effects of any contract terminations, buydowns or buyouts are as follows:

-----------------------------------------------------------------
(Millions of Dollars)   2001     2002     2003     2004     2005
-----------------------------------------------------------------
VYNPC                  $ 28.5   $ 28.9   $ 29.1   $ 32.0   $ 30.1
NUGs                    480.2    489.2    500.6    487.3    496.8
Hydro-Quebec             27.9     27.0     26.0     25.0     24.1
-----------------------------------------------------------------

Select Energy: Select Energy maintains long-term agreements to purchase energy in the normal course of business as part of its portfolio of resources to meet its actual or expected sales commitments. The aggregate amount of these purchase contracts was $1.94 billion at December 31, 2000.

These contracts extend through 2004 as follows:

-----------------------------------------------
(Millions of Dollars)
-----------------------------------------------
Year
-----------------------------------------------
2001                     $1,418.3
2002                        266.2
2003                        228.5
2004                         28.0
-----------------------------------------------
Total                    $1,941.0
-----------------------------------------------

7.  NUCLEAR DECOMMISSIONING AND PLANT CLOSURE COSTS

Millstone and Seabrook: The NU system operating nuclear power plants, Millstone 2 and 3 and Seabrook, have service lives that are expected to end during the years 2015 through 2026, and upon retirement, must be decommissioned. Millstone 1's expected service life was to end in 2010, however, in July 1998, restart activities were discontinued and decommissioning of the unit began. In connection with the sale of the Millstone units, Dominion has agreed to assume responsibility for decommissioning. Until the divestiture, CL&P, PSNH and WMECO recover sufficient amounts through their allowed rates related to decommissioning costs.

The estimated cost of decommissioning Millstone 2, in year end 2000 dollars, is $430.6 million. The NU system's ownership share of the estimated cost of decommissioning Millstone 3 and Seabrook, in year end 2000 dollars, is $440.8 million and $234.6 million, respectively. Nuclear decommissioning costs are accrued over the expected service lives of the units and are included in depreciation expense and the accumulated provision for depreciation. Nuclear decommissioning expenses for these units amounted to $35.5 million in 2000, $30.6 million in 1999 and $27.9 million in 1998. Nuclear decommissioning expenses for Millstone 1 were $23.1 million in 2000, $25.7 million in 1999 and $19.8 million in 1998. Through December 31, 2000 and 1999, total decommissioning expenses of $304.4 million and $260.6 million, respectively, have been collected from customers and are reflected in the accumulated provision for depreciation.

External decommissioning trusts have been established for the costs of decommissioning the Millstone units. Payments for the NU system's ownership share of the cost of decommissioning Seabrook are paid to an independent decommissioning financing fund managed by the state of New Hampshire. Funding of the estimated decommissioning costs assumes after-tax earnings on the Millstone and Seabrook decommissioning funds of 5.5 percent and 6.5 percent, respectively.

As of December 31, 2000 and 1999, $278.5 million and $239.7 million, respectively, have been transferred to external decommissioning trusts. Earnings on the decommissioning trusts increase the decommissioning trust balances and the accumulated provisions for depreciation. Unrealized gains and losses associated with the decommissioning trusts also impact the balance of the trusts and the accumulated provisions for depreciation. The fair values of the amounts in the external decommissioning trusts were $450.8 million and $410.2 million at December 31, 2000 and 1999, respectively. Upon divestiture, balances in the decommissioning trusts will be transferred to the buyer. NU is obligated to top-off the Millstone decommissioning trust if its value does not equal an agreed upon amount at closing, pursuant to the conditions set forth in the purchase and sale agreement.

Yankee Companies: VYNPC owns and operates a nuclear generating unit with a service life that is expected to end in 2012. The NU system's ownership share of estimated costs, in year end 2000 dollars, of decommissioning this unit is $72.3 million. In 1999, VYNPC agreed to sell its nuclear generating unit for $22 million to an unaffiliated company. Among other commitments, the acquiring company agreed to assume the obligation to decommission the unit after it is taken out of service, and the owners of VYNPC (including CL&P, WMECO and PSNH) agreed to fund their shares of the decommissioning costs up to a negotiated amount. Subsequent to the time that agreement was executed, the original proposed acquiring company has increased the price it agreed to pay and three other unaffiliated companies have indicated their interest in buying VYNPC's generating unit on terms that have not been disclosed. At present, CL&P, WMECO and PSNH expect that the unit will be sold, but the identity of the owner and the terms of sale, including price, future decommissioning obligations and future power purchase obligations, are not known.

As of December 31, 2000 and 1999, NU's remaining estimated obligation, including decommissioning for the units owned by CYAPC, YAEC and MYAPC, which have been shut down was $244.6 million and $358.4 million, respectively.

8.  MARKET RISK AND RISK MANAGEMENT INSTRUMENTS

Competitive Energy Subsidiaries: Select Energy provides both firm requirement energy services to its customers and performs energy trading and marketing activities. Select Energy manages its exposure to risk from existing contractual commitments and provides risk management services to its customers through forward contracts, futures, over-the-counter swap agreements, and options (commodity derivatives).

Select Energy has utilized the sensitivity analysis methodology to disclose the quantitative information for the commodity price risks. Sensitivity analysis provides a presentation of the potential loss of future earnings, fair values or cash flows from market risk-sensitive instruments over a selected time period due to one or more hypothetical changes in commodity prices, or other similar price changes.

Commodity Price Risk -- Trading Activities: As a market participant in the Northeast area of the United States, Select Energy conducts commodity-trading activities in electricity and its related products, oil and natural gas and therefore experiences net open positions. Select Energy manages these open positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial exposure. Commodity derivatives utilized for trading purposes are accounted for using the mark-to-market method, under EITF Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities." Under this methodology, these instruments are adjusted to market value, and the unrealized gains and losses are recognized in income in the current period in the consolidated statements of income as operating expenses - other and in the consolidated balance sheets as prepayments and other. The mark-to-market position at December 31, 2000, was a positive $13.8 million.

Under sensitivity analysis, the fair value of the portfolio is a function of the underlying commodity, contract prices and market prices represented by each derivative commodity contract. For swaps, forward contracts and options, market value reflects management's best estimates considering over-the-counter quotations, time value and volatility factors of the underlying commitments. Exchange-traded futures and options are subject to market, based on closing exchange prices.

As of December 31, 2000, Select Energy has calculated the market price resulting from a 10 percent unfavorable change in forward market prices. That 10 percent change would result in approximately a $1 million decline in the fair value of the Select Energy trading portfolio. In the normal course of business, Select Energy also faces risks that are either nonfinancial or nonquantifiable. Such risks principally include credit risk, which is not reflected in the sensitivity analysis above.

Commodity Price Risk - Nontrading Activities: Select Energy utilizes derivative financial and commodity instruments (derivatives), including futures and forward contracts, to reduce market risk associated with fluctuations in the price of electricity and natural gas sold under firm commitments with certain customers. Select Energy also utilizes derivatives, including price swap agreements, call and put option contracts, and futures and forward contracts, to manage the market risk associated with a portion of its anticipated supply requirements.

Gains or losses on derivatives associated with firm commitments are recognized as adjustments to cost of sales or revenues when the associated transactions affect earnings. Gains and losses on derivatives associated with forecasted transactions are recognized when such forecasted transactions affect earnings. If a derivative instrument is terminated early because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings.

When conducting sensitivity analysis of the change in the fair value of Select Energy's electricity, oil and natural gas portfolio, which would result from a hypothetical change in the future market price of electricity, oil and natural gas, the fair value of the contracts are determined from models which take into account estimated future market prices of electricity, oil and natural gas, the volatility of the market prices in each period, as well as the time value factors of the underlying commitments. In most instances, market prices and volatility are determined from quoted prices on the futures exchange.

Select Energy has determined a hypothetical change in the fair value for its nontrading electricity, natural gas and oil contracts, assuming a 10 percent unfavorable change in forward market prices. As of December 31, 2000, an unfavorable 10 percent change in forward market price would have resulted in a decrease in fair value of approximately $52 million.

The impact of a change in electricity, natural gas and oil prices on Select Energy's nontrading contracts on December 31, 2000, is not necessarily representative of the results that will be realized when these contracts go to eventual physical delivery.

Select Energy also maintains natural gas service agreements with certain customers to supply gas at fixed prices for terms extending through 2003. Select Energy has hedged its gas supply risk under these agreements through NYMEX contracts. Under these contracts, the purchase price of a specified quantity of gas is effectively fixed over the term of the gas service agreements, which extend through 2002. As of December 31, 2000, the NYMEX contracts had a notional value of $18.8 million and a positive mark-to-market position of $14.9 million.

Regulated Entities:

Interest Rate Risk -- Nontrading Activities: The company manages its interest rate risk exposure by maintaining a mix of fixed and variable rate debt. In addition, Yankee has entered into an interest rate sensitive derivative. Yankee uses swap instruments with financial institutions to exchange fixed-rate interest obligations to a blend between fixed and variable-rate obligations without exchanging the underlying notional amounts. These instruments convert fixed interest rate obligations to variable rates. The notional amounts parallel the underlying debt levels and are used to measure interest to be paid or received and do not represent the exposure to credit loss. As of December 31, 2000, Yankee had outstanding agreements with a total notional value of $48 million and a negative mark-to-market position of $0.8 million.

For the fair value, see Note 10 for the disclosure of NU's debt.

Commodity Price Risk -- Nontrading Activities: Yankee Gas maintains a master swap agreement with a certain customer to supply gas at fixed prices for a 10-year term extending through 2005. Under this master swap agreement, the purchase price of a specified quantity of gas is effectively fixed over the term of the gas service agreement, which extends through 2005. As of December 31, 2000, the commodity swap agreement had a notional value of $17.1 million and a positive mark-to-market position of $5.4 million.

9.  MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

CL&P Capital LP (CL&P LP), a subsidiary of CL&P, previously had issued $100 million of cumulative 9.3 percent Monthly Income Preferred Securities (MIPS), Series A. CL&P has the sole ownership in CL&P LP, as a general partner, and is the guarantor of the MIPS securities. Subsequent to the MIPS issuance, CL&P LP loaned the proceeds of the MIPS issuance, along with CL&P's $3.1 million capital contribution, back to CL&P in the form of an unsecured debenture. CL&P consolidates CL&P LP for financial reporting purposes. Upon consolidation, the unsecured debenture is eliminated, and the MIPS securities are accounted for as a minority interest.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each of the following financial instruments:

Cash and cash equivalents: The carrying amounts approximate fair value due to the short-term nature of cash and cash equivalents.

Supplemental Executive Retirement Plan (SERP) Investments: Investments held for the benefit of the SERP are recorded at fair market value. The investments having a cost basis of $6.5 million and $5.8 million held for benefit of the SERP were recorded at their fair market values at December 31, 2000 and 1999, of $10.1 million and $9.2 million, respectively.

Nuclear decommissioning trusts: The investments held in the NU system companies' nuclear decommissioning trusts were marked-to-market by $117.6 million as of December 31, 2000, and $129 million as of December 31, 1999, with corresponding offsets to the accumulated provision for depreciation. The amounts adjusted in 2000 and in 1999 represent cumulative net unrealized gains. Cumulative gross unrealized holding losses were immaterial for both 2000 and 1999.

Preferred stock and long-term debt: The fair value of the NU system's fixed-rate securities is based upon the quoted market price for those issues or similar issues. Adjustable rate securities are assumed to have a fair value equal to their carrying value. The carrying amounts of the NU system's financial instruments and the estimated fair values are as follows:

----------------------------------------------------------
                                      At December 31, 2000
----------------------------------------------------------
                                    Carrying        Fair
(Millions of Dollars)                Amount        Value
----------------------------------------------------------
Preferred stock not subject to
  mandatory redemption              $ 136.2       $  159.9
Preferred stock subject to
  mandatory redemption                 40.8           42.0
Long-term debt -
  First mortgage bonds              1,008.1        1,012.5
  Other long-term debt              1,342.2        1,290.6
MIPS                                  100.0          100.5
----------------------------------------------------------

----------------------------------------------------------
                                      At December 31, 1999
----------------------------------------------------------
                                    Carrying        Fair
(Millions of Dollars)                Amount        Value
----------------------------------------------------------
Preferred stock not subject to
  mandatory redemption              $ 136.2       $  164.0
Preferred stock subject to
  mandatory redemption                167.5          166.8
Long-term debt -
  First mortgage bonds              1,193.2        1,209.5
  Other long-term debt              1,638.3        1,593.1
MIPS                                  100.0           97.3
----------------------------------------------------------

11.  OTHER COMPREHENSIVE INCOME

The accumulated balance for each other comprehensive income item is as follows:

------------------------------------------------------------
                                      Current
(Thousands of          December 31,    Period   December 31,
Dollars)                       1999    Change           2000
------------------------------------------------------------
Foreign currency
  translation
  adjustments          $          -   $    -    $          -
Unrealized gains on
  securities                  2,137      245           2,382
Minimum pension
  liability
  adjustments                  (613)       -            (613)
------------------------------------------------------------
ACCUMULATED OTHER
  COMPREHENSIVE
  INCOME               $      1,524   $  245    $      1,769
------------------------------------------------------------

------------------------------------------------------------
                                      Current
(Thousands of          December 31,    Period   December 31,
Dollars)                       1998    Change           1999
------------------------------------------------------------
Foreign currency
  translation
  adjustments          $         (1)  $    1    $          -
Unrealized gains on
  securities                  2,019      118           2,137
Minimum pension
  liability
  adjustments                  (613)       -            (613)
------------------------------------------------------------
ACCUMULATED OTHER
  COMPREHENSIVE
  INCOME               $      1,405   $  119    $      1,524
------------------------------------------------------------

The changes in the components of other comprehensive income are reported net of the following income tax effects:

----------------------------------------------------
(Thousands of Dollars)         2000   1999      1998
----------------------------------------------------
Foreign currency translation
  adjustments                 $   -   $ -    $     -
Unrealized gains on
  securities                   (147)  (71)    (1,222)
Minimum pension liability
  adjustments                     -     -        398
----------------------------------------------------
OTHER COMPREHENSIVE INCOME    $(147)  $(71)  $  (824)
----------------------------------------------------

12.  EARNINGS PER SHARE

Earnings per share (EPS) is computed based upon the weighted average number of common shares outstanding during each year. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect if certain securities are converted into common stock.

The following table sets forth the components of basic and diluted EPS:

----------------------------------------------------------------------------------------------------
(Millions of Dollars, except share information)                 2000            1999            1998
----------------------------------------------------------------------------------------------------
Income/(loss) after interest charges                    $      219.5    $       57.0    $     (120.4)
Preferred dividends of subsidiaries                             14.2            22.8            26.4
Income/(loss) before extraordinary loss                        205.3            34.2          (146.8)
Extraordinary loss, net of tax benefit                         233.9               -               -
Net (loss)/income                                       $      (28.6)   $       34.2    $     (146.8)
Basic EPS common shares outstanding (average)            141,549,860     131,415,126     130,549,760
Dilutive effect of employee stock options                    417,356         616,447            -(a)
Diluted EPS common shares outstanding (average)          141,967,216     132,031,573     130,549,760
Basic earnings/(loss) per common share:
  Income/(loss) before extraordinary loss               $       1.45    $       0.26    $      (1.12)
  Extraordinary loss, net of tax benefit                $      (1.65)   $          -    $          -
  Net (loss)/income                                     $      (0.20)   $       0.26    $      (1.12)
Diluted earnings/(loss) per common share:
  Income/(loss) before extraordinary loss               $       1.45    $       0.26    $      (1.12)
  Extraordinary loss, net of tax benefit                $      (1.65)   $          -    $          -
  Net (loss)/income                                     $      (0.20)   $       0.26    $      (1.12)
----------------------------------------------------------------------------------------------------

(a) The addition of dilutive potential common shares would be anti-dilutive for 1998 and was not included.

13.  MODE 1

On November 23, 1999, NEON Communications, Inc. (NEON) entered into agreements with two unaffiliated companies. Under the terms of the agreements, NEON will provide network transport and carrier services in its service areas and that of the two unaffiliated companies and each company will provide connectivity from the backbone system to their respective local loops. Additionally, each company will manage their local distribution into their respective end-users' locations. NEON will also develop, operate and market the combined telecommunications infrastructure created under the two agreements. As the agreements are implemented, the two unaffiliated companies will ultimately obtain a total of approximately 4.6 million shares of NEON common stock, or approximately 12 percent and 10 percent ownership interests, respectively. Each unaffiliated company will also nominate one member to the NEON Board of Directors. Prior to the implementation of these agreements, Mode 1 had approximately a 29 percent ownership interest in the common shares of NEON.

In conjunction with the consummation of the agreements on September 14, 2000, a portion of the total common shares to be issued were issued to the two unaffiliated companies. The remainder of these shares will be issued as the two unaffiliated companies complete certain milestones, as defined in their respective agreements.

The issuance of these shares had the effect of decreasing Mode 1's ownership interest in NEON's outstanding common shares to approximately 25 percent. However, these shares were issued at an amount greater than Mode 1's investment, resulting in a $19.8 million pretax increase to Mode 1's equity. NU's accounting policy is to recognize the gain or loss from this type of change in ownership interest in net income.

14.  SEGMENT INFORMATION

The NU system is organized between regulated utilities (electric and gas for the 12 months and 10 months, respectively, ended December 31, 2000, and electric only for the year ended December 31, 1999) and competitive energy subsidiaries. The regulated utilities segment represents approximately 85 percent and 86 percent of the NU system's total revenues for the year ended December 31, 2000 and 1999, respectively, and is comprised of several business units.

Regulated utilities revenues primarily are derived from residential, commercial and industrial customers and are not dependent on any single customer. The competitive energy subsidiaries segment has two major customers, one unaffiliated company and CL&P. Their purchases represented approximately 15 percent and 34 percent, respectively, of total competitive energy subsidiaries' revenues for the year ended December 31, 2000. Purchases from the unaffiliated company represented approximately 43 percent of total competitive energy subsidiaries' revenues for the year ended December 31, 1999. There were no purchases from CL&P in 1999.

The competitive energy subsidiaries segment in the following table includes HEC, a provider of energy management, demand-side management and related consulting services for commercial, industrial and institutional electric companies and electric utility companies; HWP, a company engaged in the production and distribution of electric power; NGC, a corporation that acquires and manages generation facilities; NGS, a corporation that maintains and services any fossil or hydroelectric facility that is acquired or contracted with for fossil or hydroelectric generation services, and; Select Energy, a corporation engaged in the marketing, transportation, storage, and sale of energy commodities, at wholesale, in designated geographical areas and in the marketing of electricity to retail customers.

Other in the following table includes the results for Mode 1, an investor in a fiber-optic communications network. Mode 1 had earnings of $3.8 million and a net loss of $4.3 million for years ended December 31, 2000 and 1999, respectively. See Note 13 for further information related to Mode 1's earnings for the year ended December 31, 2000. Other also includes the results of the nonenergy related subsidiaries of Yankee. Interest expense included in Other primarily relates to the debt of NU parent. Inter-segment eliminations of revenues and expenses are also included in Other.

-----------------------------------------------------------------------------------------------------
                                                                 For the Year Ended December 31, 2000
-----------------------------------------------------------------------------------------------------
                                        Regulated Utilities    Competitive   Eliminations
                                        -------------------         Energy            and
(Millions of Dollars)                    Electric       Gas   Subsidiaries          Other       Total
-----------------------------------------------------------------------------------------------------
Operating revenues                      $ 4,738.5   $ 251.2    $  1,894.9     $ (1,008.0)   $ 5,876.6
Operating expenses                       (4,311.3)   (233.7)     (1,831.7)         964.9     (5,411.8)
-----------------------------------------------------------------------------------------------------
Operating income/(loss)                     427.2      17.5          63.2          (43.1)       464.8
Other income/(loss)                          48.2      (4.1)         (3.1)          13.0         54.0
Interest expense                           (191.9)    (12.2)        (53.4)         (41.8)      (299.3)
Preferred dividends                         (14.2)      -               -              -        (14.2)
-----------------------------------------------------------------------------------------------------
Income/(loss) before extraordinary
  loss                                      269.3       1.2           6.7          (71.9)       205.3
Extraordinary loss, net of tax benefit      214.2       -            19.7              -        233.9
-----------------------------------------------------------------------------------------------------
Net income/(loss)                       $    55.1   $   1.2    $    (13.0)    $    (71.9)   $   (28.6)
-----------------------------------------------------------------------------------------------------
Total assets                            $ 9,620.0   $ 912.6    $    684.1     $   (999.6)   $10,217.1
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                                              For the Year Ended December 31, 1999
--------------------------------------------------------------------------------------------------
                                               Regulated    Competitive   Eliminations
                                                Electric         Energy            and
(Millions of Dollars)                          Utilities   Subsidiaries          Other       Total
--------------------------------------------------------------------------------------------------
Operating revenues                             $ 3,846.1    $    648.8     $    (23.7)   $ 4,471.2
Operating expenses                              (3,454.3)       (688.2)          15.8     (4,126.7)
--------------------------------------------------------------------------------------------------
Operating income/(loss)                            391.8         (39.4)          (7.9)       344.5
Other (loss)/income                                (43.2)          5.6           13.7        (23.9)
Interest expense                                  (245.5)         (3.2)         (14.9)      (263.6)
Preferred dividends                                (22.8)            -              -        (22.8)
--------------------------------------------------------------------------------------------------
Net income/(loss)                              $    80.3    $    (37.0)    $     (9.1)   $    34.2
--------------------------------------------------------------------------------------------------
Total assets                                   $ 9,302.6    $    308.2     $     77.3    $ 9,688.1
--------------------------------------------------------------------------------------------------

15.  SUBSEQUENT EVENTS

A.   MERGER AGREEMENT WITH
CONSOLIDATED EDISON, INC.

In 2000, NU and Consolidated Edison, Inc. (Con Edison) received most of the approvals needed to complete the merger announced in October 1999. Shareholders from both companies approved the merger in April 2000, and all state regulatory approvals were granted by the end of the year. Additionally, the FERC approved the merger in May 2000, the Nuclear Regulatory Commission approved the transaction in August 2000, and the United States Department of Justice approved the merger in February 2001. Necessary approval from the SEC was expected to be received in mid-March 2001.

On February 28, 2001, NU's Board of Trustees requested that Con Edison provide reasonable assurance, in writing, that it intended to comply with the terms of the definitive merger agreement between the two companies. This included assurances that Con Edison would consummate the pending merger at the price set forth in the agreement promptly following the receipt of SEC approval. The original request for assurance was to be received by March 2, 2001, however that date was later extended to March 5, 2001. On March 5, 2001, Con Edison advised NU that it was not willing to close the merger on the agreed terms. NU notified Con Edison that it was treating its refusal to proceed on the terms set forth in the merger agreement as a repudiation and breach of the merger agreement, and that NU would file suit to obtain the benefits of the transaction as negotiated for NU shareholders. On March 6, 2001, Con Edison filed suit in the U.S. District Court for the Southern District of New York (Southern District), seeking declaratory judgment that NU failed to satisfy conditions precedent under the merger agreement. On March 12, 2001, NU filed suit against Con Edison in the Southern District seeking damages in excess of $1 billion arising from Con Edison's breach of the merger agreement.

Under the terms of the proposed transaction, had it proceeded to closing, NU shareholders would have received a base price of $25 per share, in a combination of cash and Con Edison common stock, plus $0.0034 per share per day, or approximately $0.10 per share per month, for each day that the merger did not close after August 5, 2000. Additionally, NU shareholders would have received another $1 per share as a result of a recommendation by the DPUC's Utility Operations Management Analysis Unit that the DPUC accept the results of the Millstone auction that were announced on August 7, 2000. The DPUC approved the sale in January 2001. The $25 per share base price, the $0.0034 per share per day compensation and the additional $1 per share resulting from the Millstone auction would have been subject to the collar mechanism described in the merger proxy statement dated February 29, 2000, to the extent NU shareholders received Con Edison stock. Assuming that Con Edison's stock price had averaged between $36 and $46 per share during the applicable pricing period, as defined, NU shareholders would have received approximately $26.84 per share, were the merger to have closed on April 10, 2001.

B.  FERC DECISION

On March 6, 2001, the FERC issued an order on rehearing related to the price for installed capacity (ICAP) in New England. The FERC reinstituted the previously approved $8.75 per kilowatt-month charge for installed capacity, but made the price effective April 1, 2001. In an earlier decision in December 2000, the FERC had made the charge effective as of August 1, 2000, but in its revised decision, the FERC substituted a $0.17 per kilowatt-month charge for the period of August 2000 through March 2001. Because NU was a major seller of installed generating capacity during the last five months of 2000, the FERC's revised decision with respect to the August through March time period reduced NU's fourth quarter revenues by $24.6 million and lowered earnings by $14.8 million, or $0.10 per share. Although it is important that FERC understood the going forward need for a capacity charge that approximates the cost of installing new generation in New England, management currently plans on requesting that FERC review the inconsistency of their decision with regard to the change in the effective date of the $8.75 charge.

CONSOLIDATED STATEMENTS OF QUARTERLY FINANCIAL DATA (UNAUDITED)

--------------------------------------------------------------------------------------------
                                                       Quarter Ended (a) (b)
--------------------------------------------------------------------------------------------
(Thousands of Dollars,
except per share information)            March 31     June 30     September 30   December 31
--------------------------------------------------------------------------------------------
2000
Operating Revenues                      $1,382,321   $1,414,973   $  1,581,947   $ 1,497,379
Operating Income                           135,409       99,092        115,761       114,501
Income Before Extraordinary Loss            74,587       12,206         65,543        52,959
Extraordinary Loss, Net of Tax Benefit           -            -              -      (233,881)
                                        ----------   ----------   ------------   -----------
Net Income/(Loss)                       $   74,587   $   12,206   $     65,543   $  (180,922)
                                        ==========   ==========   ============   ===========
Basic Earnings/(Loss) Per Common
  Share:
  Income Before Extraordinary Loss      $     0.55   $     0.09   $       0.46   $      0.37
  Extraordinary Loss, Net of Tax
     Benefit                                     -            -              -         (1.63)
                                        ----------   ----------   ------------   -----------
Net Income/(Loss)                       $     0.55   $     0.09   $       0.46   $     (1.26)
                                        ==========   ==========   ============   ===========
Diluted Earnings/(Loss) Per Common
  Share:
  Income Before Extraordinary Loss      $     0.55   $     0.08   $       0.45   $      0.37
  Extraordinary Loss, Net of Tax
     Benefit                                     -            -              -   $     (1.63)
                                        ----------   ----------   ------------   -----------
  Net Income/(Loss)                     $     0.55   $     0.08   $       0.45   $     (1.26)
                                        ==========   ==========   ============   ===========
1999
Operating Revenues                      $1,043,407   $1,038,569   $  1,240,539   $ 1,148,736
Operating Income                        $   89,638   $   56,492   $    110,544   $    87,863
Net Income/(Loss)                       $   18,444   $      228   $     31,218   $   (15,674)
Basic and Diluted Earnings/(Loss)
  Per Common Share                      $     0.14   $        -   $       0.24   $     (0.12)

 (a) Certain reclassifications of prior years' data have been made to conform with the current year's presentation.

(b) Summation of quarterly data may not equal annual data due to rounding.

CONSOLIDATED GENERATION STATISTICS (UNAUDITED)

-----------------------------------------------------------------------------------------------
                (kWh-millions)                    2000      1999      1998      1997      1996
-----------------------------------------------------------------------------------------------
Source of Electric Energy:
  Nuclear -- Steam (a)                           16,306    13,558     5,679     3,778     9,405
  Fossil -- Steam                                 5,584    10,959    12,505    13,155     9,188
  Hydro -- Conventional                             686     1,206     1,510     1,260     1,544
  Hydro -- Pumped Storage                           240       944       819       959     1,217
  Internal Combustion                                 7       262        80       184       206
  Energy Used for Pumping                          (343)   (1,318)   (1,130)   (1,327)   (1,668)
                                                 ------    ------    ------    ------    ------
Net Generation                                   22,480    25,611    19,463    18,009    19,892
Purchased and Net Interchange                    56,280    43,849    24,945    24,377    22,111
Company Use and Unaccounted For                  (3,100)   (2,612)   (2,566)   (2,802)   (2,473)
                                                 ------    ------    ------    ------    ------
Net Energy Sold                                  75,660    66,848    41,842    39,584    39,530
                                                 ======    ======    ======    ======    ======

(a) Includes the NU system's entitlements in regional nuclear generating companies, net of capacity sales and purchases.

SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

(Thousands of Dollars,
except percentages and                            2000           1999           1998           1997           1996
share information)                                ----           ----           ----           ----           ----
Balance Sheet Data:
  Net Utility Plant                           $  3,547,215   $  3,947,434   $  6,170,881   $  6,463,158   $  6,732,165
  Total Assets                                  10,217,149      9,688,052     10,387,381     10,414,412     10,741,748
  Total Capitalization (a)                       4,739,417      5,216,456      6,030,402      6,472,504      6,659,617
  Obligations Under Capital Leases (a)             159,879        181,293        209,279        207,731        206,165
Income Data:
  Operating Revenues                          $  5,876,620   $  4,471,251   $  3,767,714   $  3,834,806   $  3,792,148
  Income/(Loss) Before Extraordinary Loss          205,295         34,216       (146,753)      (129,962)        38,929
Extraordinary Loss, Net of Tax Benefit            (233,881)             -              -              -              -
                                              ------------   ------------   ------------   ------------   ------------
  Net (Loss)/Income                           $    (28,586)  $     34,216   $   (146,753)  $   (129,962)  $     38,929
                                              ============   ============   ============   ============   ============
Common Share Data:
  Basic and Diluted Earnings/(Loss)
    Per Common Share:
      Income/(Loss) Before Extraordinary
        Loss                                  $       1.45   $       0.26   $      (1.12)  $      (1.01)  $       0.30
      Extraordinary Loss, Net of Tax Benefit         (1.65)             -              -              -              -
                                              ------------   ------------   ------------   ------------   ------------
      Net (Loss)/Income                       $      (0.20)  $       0.26   $      (1.12)  $      (1.01)  $       0.30
                                              ============   ============   ============   ============   ============
  Basic Common Shares Outstanding (Average)    141,549,860    131,415,216    130,549,760    129,567,708    127,960,382
  Fully Diluted Common Shares Outstanding
    (Average)                                  141,967,216    132,031,573    130,549,760    129,567,708    128,073,261
  Dividends Per Share                         $       0.40   $       0.10   $          -   $       0.25   $       1.38
  Market Price -- Closing (high)              $      24.25   $      22.00   $      17.25   $      14.25   $      25.25
  Market Price -- Closing (low)               $      18.25   $      13.56   $      11.69   $       7.63   $       9.50
  Market Price -- Closing (end of year)       $      24.25   $       0.56   $      16.00   $      11.81   $      13.13
  Book Value Per Share (end of year)          $      15.43   $      15.80   $      15.63   $      16.67   $      18.02
  Rate of Return Earned on Average Common
    Equity (%)                                        (1.3)           1.6           (7.0)          (5.8)           1.6
  Market-to-Book Ratio (end of year)                   1.6            1.3            1.0            0.7            0.7
Capitalization:
  Common Shareholders' Equity                           47%            40%            34%            34%            35%
  Preferred Stock (a) (b)                                4              5              5              6              6
  Long-Term Debt (a)                                    49             55             61             60             59
                                              ------------   ------------   ------------   ------------   ------------
                                                       100%           100%           100%           100%           100%
                                              ============   ============   ============   ============   ============

 (a) Includes portions due within one year.
 (b) Excludes $100 million of MIPS.

--------------------------------------------------------------------------------
Executive Officers of Northeast Utilities

Michael G. Morris
Chairman, President and Chief Executive Officer

John H. Forsgren
Vice Chairman, Executive Vice President
  and Chief Financial Officer

Cheryl W. Grise
President -- Utility Group

Bruce D. Kenyon
President -- Generation Group

Gary D. Simon
Senior Vice President --
  Enterprise Development and Analysis
  Northeast Utilities Service Company

Gregory B. Butler
Vice President, Secretary and General Counsel

Lisa J. Thibdaue
Vice President --
  Rates, Regulatory Affairs and Compliance
  Northeast Utilities Service Company

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